UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Allion Healthcare, Inc.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*
(1)	Title of each class of securities to which transaction applies:

Allion Healthcare, Inc. common stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

20,787,548.46 shares of common stock 431,750 options to purchase shares of common stock 455,657 warrants to purchase shares of common stock 2,200,000 cash-settled phantom stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$6.60 per share

(4)	Proposed maximum aggregate value of the transaction:

$161,260,374.29

(5)	Total fee paid:

$8,998.32

*	As of October 28, 2009, there were 28,699,094 shares of common stock of Allion Healthcare, Inc. outstanding. The filing fee was determined by adding (a) the product of 20,787,548.46 shares of common stock proposed to be acquired in the merger multiplied by the merger consideration of $6.60 per share, plus (b) $1,171,812.50, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $6.60 per share, plus (c) $2,132,354.95, the amount expected to be paid to holders of outstanding warrants to purchase shares of common stock with an exercise price of less than the merger consideration of $6.60 per share, plus (d) $14,520,000.00, the amount expected to be paid to holders of phantom shares, plus (e) certain other related payments estimated to equal $6,238,387.00 The payment of the filing fee, calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2009 (Updated), equals $55.80 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

Preliminary Copies
ALLION HEALTHCARE, INC.
1660 Walt Whitman Road, Suite 105
Melville, New York 11747
           , 2009
Dear Stockholder:
     You are cordially invited to attend a special meeting of the stockholders of Allion Healthcare, Inc. to be held on       , 2009, at 10:00 a.m. Eastern time, at            .
     At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated October 18, 2009, by and among Brickell Bay Acquisition Corp., which we refer to as Parent, Brickell Bay Merger Corp., which we refer to as Merger Sub, and Allion. Pursuant to the merger agreement, Merger Sub will be merged with and into Allion, with Allion surviving as a direct, wholly owned subsidiary of Parent. Certain of our stockholders are expected to exchange shares of Allion common stock for equity interests of Parent in connection with the merger. Parent and Merger Sub are both controlled by investment funds affiliated with H.I.G. Capital, L.L.C., a private equity firm.
     Assuming the holders of a majority of our issued and outstanding shares of common stock adopt the merger agreement and the merger is completed, upon completion of the merger, you will be entitled to receive $6.60 in cash, without interest, for each share of Allion common stock that you own, unless you have sought and properly perfected your appraisal rights under Delaware law. After the merger, you will no longer have an equity interest in Allion and will not participate in any potential future earnings and growth of Allion.
     The proposed merger was negotiated by an independent Special Committee of our Board of Directors, consisting of Willard T. Derr and Gary P. Carpenter. Our Board of Directors, acting on the recommendation of the Special Committee, has adopted a resolution unanimously approving the merger agreement. Both the Special Committee and our Board of Directors have unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of Allion and our stockholders. Acting on the recommendation of the Special Committee, the Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In arriving at their recommendation, the Special Committee and Board of Directors carefully considered a number of factors described in the accompanying Proxy Statement.
     The merger agreement and the merger are described in the accompanying Proxy Statement. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement. We urge you to read carefully the accompanying Proxy Statement, including the appendices.
     Your vote is important, and it is important that your shares be represented at the special meeting, regardless of the number of shares you hold. We urge you to submit your proxy card as soon as possible. Even if you plan to attend the special meeting, please sign and promptly return your proxy card in the enclosed postage-paid envelope. Even if you return a proxy card, if you attend the special meeting, you may revoke your proxy and vote in person.
Sincerely,
Michael P. Moran
Chairman, President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ALLION HEALTHCARE, INC.
1660 Walt Whitman Road, Suite 105
Melville, New York 11747
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD       , 2009
     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Allion Healthcare, Inc. will be held at            , on       , 2009, at 10:00 a.m. Eastern time, for the following purposes:
1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 18, 2009, by and among Brickell Bay Acquisition Corp., Brickell Bay Merger Corp. and Allion Healthcare, Inc. Pursuant to the merger agreement, Allion will become an indirect, wholly owned subsidiary of Brickell Bay Acquisition Corp., and the holders of Allion common stock will be entitled to receive $6.60 in cash, without interest, per share of Allion common stock held by them at the effective time of the merger;

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Proposal 1 if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3.	To consider and vote upon any other matter that may properly come before the special meeting or any adjournment thereof.
     You are entitled to receive notice of and to attend and vote at the special meeting and any postponements or adjournments if you owned shares of Allion stock as of the close of business on       , 2009. To ensure your representation at the special meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-prepaid envelope in time to be received by us prior to the special meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the special meeting and vote in person.
     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS A MAJORITY OF THE OUTSTANDING SHARES OF ALLION COMMON STOCK ENTITLED TO VOTE ON THE MERGER ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
By order of the Board of Directors,
Stephen A. Maggio
Secretary
Melville, New York
      , 2009
     Please do not send your Allion common stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

ALLION HEALTHCARE, INC.
1660 WALT WHITMAN ROAD, SUITE 105
MELVILLE, NEW YORK 11747

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2009

          We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Allion Healthcare, Inc. for a special meeting of stockholders to be held on            , 2009 and for any adjournment or postponement thereof. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on            , 2009 at 10:00 a.m. Eastern Time at            .
          In this Proxy Statement, we refer to Allion Healthcare, Inc. as “Allion,” the “Company,” “we” or “us.” We refer to H.I.G. Capital, L.L.C. as “H.I.G.,” Brickell Bay Acquisition Corp. as “Parent,” Brickell Bay Merger Corp. as “Merger Sub,” and Parallex LLC as “Parallex.” References in this Proxy Statement to our “unaffiliated stockholders” are deemed to refer to holders of Allion stock other than the rollover stockholders and affiliates of Allion (including officers and directors).
          This Proxy Statement and a proxy card are first being mailed on or about            , 2009 to people who owned shares of Allion common stock as of the close of business on            , 2009.
SUMMARY TERM SHEET
     This summary term sheet presents selected information in this Proxy Statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information” on page 84. We have included page references to direct you to a more complete description of the topics presented in this summary.
Parties Involved in the Merger (see page 13)
•	Allion Healthcare, Inc., or Allion, is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients.

•	Brickell Bay Acquisition Corp., or Parent, was formed solely in anticipation of the merger by entities affiliated with H.I.G. Capital, L.L.C., or H.I.G., a global private equity investment firm that specializes in providing capital to small and medium-sized companies. The entities affiliated with H.I.G. and certain related persons, together with Parent and Merger Sub, are collectively referred to in this Proxy Statement as the “H.I.G. Buying Group.” Upon completion of the merger, Allion will be a direct wholly owned subsidiary of Parent.

•	Brickell Bay Merger Corp., or Merger Sub, was formed by Parent solely for the purpose of acquiring Allion. Upon completion of the merger, Merger Sub will cease to exist.

•	Parallex LLC, or Parallex, is a stockholder of Allion that, as of November 25, 2009, beneficially owned 7,903,499 shares, or approximately 27.5% of Allion’s outstanding common stock. Parallex and certain other stockholders, whom we collectively refer to as the rollover stockholders, have agreed to surrender a portion of their shares of Allion common stock to Parent immediately prior to the effective time of the merger in exchange for equity interests in Parent. The rollover stockholders, who beneficially own approximately 41.1% of our outstanding common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Allion common stock in favor of adoption of the merger agreement. Each of the rollover stockholders is a former stockholder of Biomed America, Inc., which Allion acquired in April 2008. None of the rollover stockholders, other than Parallex, is an affiliate of Allion. In this proxy statement, we refer to Parallex and Raymond A. Mirra, Jr., its sole voting equity holder, as the Parallex Group.
The Special Meeting (see page 55)
•	Date, Time and Place (see page 55). The special meeting of Allion stockholders will be held on , 2009, at 10:00 a.m. Eastern time, at .

•	Matters to be Considered (see page 55). At the special meeting, you will be asked to approve a proposal to adopt the merger agreement. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to adopt the merger agreement.

•	Record Date and Quorum (see page 55). You are entitled to vote at the special meeting if you owned shares of Allion stock at the close of business on , 2009, which Allion has set as the record date for the special meeting. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of Allion stock entitled to vote on the matters to be presented at the special meeting will constitute a quorum.

•	Required Votes (see page 55). Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger. The rollover stockholders, who beneficially own approximately 41.1% of our outstanding common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Allion common stock in favor of adoption of the merger agreement. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

•	Voting (see page 56).You may attend the special meeting and vote in person or you may complete, sign and date the enclosed proxy card and return it in the enclosed self-addressed postage pre-paid envelope. Returning your proxy card will not affect your right to attend the special meeting and vote in person or to revoke your proxy. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.
The Merger (see page 58)
•	If the merger is completed, Merger Sub will be merged with and into Allion, with Allion continuing as the surviving corporation.

•	This is a “going private” transaction. If the merger is completed, the following will occur:
o	your shares will be converted into the right to receive $6.60 in cash per share, without interest and less any applicable withholding tax;

o	all of the equity interests in Allion will be owned directly by Parent; immediately following the merger Parent will be owned by H.I.G. Healthcare, LLC and the rollover stockholders;

o	you will no longer have any interest in Allion’s future earnings or growth;

o	Allion will no longer be a public company and Allion’s common stock will no longer be traded on the NASDAQ Global Market; and

o	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission.

Effects of the Merger on Our Common Stock and Equity Awards (see page 58)
•	Common Stock. At the effective time of the merger, each share of Allion common stock (including restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by Allion, Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $6.60 in cash, without interest.

•	Stock Options. Prior to the effective time of the merger, we will cause each outstanding Allion stock option to vest in full. At the effective time of the merger, each outstanding Allion stock option not exercised prior to the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option, multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option.

•	Warrants. At the effective time of the merger, each outstanding Allion warrant (whether or not vested) will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such warrant, multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such warrant.

•	Phantom Stock Units. At the effective time of the merger, each holder of an outstanding Allion cash-settled phantom stock unit (whether or not vested) will be entitled to receive an amount in cash equal to (i) the number of phantom stock units held by that holder multiplied by $6.60, without interest, plus (ii) a tax gross-up payment to cover any excise tax liability such holder may incur as a result of any payments or benefits, whether paid pursuant to the phantom stock units or otherwise, that may be deemed “golden parachute” payments for tax purposes.
Purpose of the Merger (see page 27)
•	Allion. The primary purpose of the merger for Allion is to permit its unaffiliated stockholders to receive cash for their shares of Allion common stock and to realize a premium to the market price at which such shares traded immediately prior and in the weeks leading up to the announcement of the execution of the merger agreement.

•	The H.I.G. Buying Group. The primary purpose of the merger for the H.I.G. Buying Group is to allow the H.I.G. Buying Group to acquire control of Allion and bear the rewards and risks of ownership of Allion after shares of Allion’s common stock cease to be publicly traded.

•	The Parallex Group. The primary purposes of the merger for the Parallex Group are (i) to receive cash for the portion of its shares of Allion common stock that will not be surrendered to Parent immediately prior to the merger and to realize a premium to the market price at which such shares traded immediately prior to the announcement of the execution of the merger agreement, (ii) to receive the principal plus accrued interest on promissory notes previously issued to the Parallex Group by Allion, the maturity of which will accelerate at the effective time of the merger, and (iii) to retain an indirect equity interest in Allion and to continue bearing the rewards and risks of such ownership after shares of Allion common stock cease to be publicly traded.
Recommendation of the Special Committee and our Board of Directors (see page 22)
•	The Special Committee of our Board of Directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of Allion and its stockholders and unanimously recommended that our Board of Directors approve the merger agreement.

•	After considering the recommendation of the Special Committee, our Board of Directors unanimously approved the merger agreement and determined that it is advisable, fair to and in the best interest of Allion and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and our Board of Directors (see page 23)
•	The Special Committee and our Board of Directors determined that the merger is substantively and procedurally fair to Allion’s unaffiliated stockholders. In reaching this conclusion, the Special Committee and our Board of Directors considered, among other factors, the following:
o	the fact that the $6.60 per share merger consideration to be paid pursuant to the merger agreement constitutes a significant premium over the market price of Allion common stock before the public announcement of the merger agreement, including a premium of approximately 30.2% over the volume-weighted average price of Allion common stock for the five days prior to announcement of the merger;

o	the opinion of Raymond James & Associates, Inc. to our Board of Directors to the effect that, subject to the various factors, assumptions and limitations set forth in Raymond James’s written opinion, the full text of which is attached hereto as Appendix B and incorporated herein by reference, as of October 18, 2009, the $6.60 per share consideration to be received by our stockholders (excluding the rollover stockholders, Parent, Merger Sub and their respective affiliates) was fair to such holders, from a financial point of view;

o	the fact that the Special Committee was comprised of two independent directors and acted to represent solely the interests of the unaffiliated stockholders and to negotiate with H.I.G. on behalf of such stockholders;

o	the fact that the Special Committee, with the assistance of Allion’s legal and financial advisors, conducted extensive arms-length negotiations with H.I.G. over several months, which led to a 20% increase in the merger consideration to be received by our stockholders to $6.60 per share from a price of $5.50 per share proposed by H.I.G. in its initial letter of intent dated June 2, 2009;

o	the fact that the Special Committee and our Board of Directors, with the assistance of our financial advisors, had engaged in an extensive process to explore a possible sale of the Company since February 2009 and that the Special Committee and our Board of Directors believed that $6.60 per share was the highest offer that could be obtained for Allion; and

o	the Special Committee’s and our Board of Directors’ belief that the termination fee provisions in the merger agreement likely would not significantly discourage another potential acquirer from submitting an acquisition proposal.
Position of the H.I.G. Buying Group as to the Fairness of the Merger (see page 28)
•	The H.I.G. Buying Group believes that the merger is both procedurally and substantively fair to Allion’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of Allion, as well as the factors discussed in the section entitled “Special Factors—Position of the H.I.G. Buying Group as to the Fairness of the Merger” beginning on page 28.
Position of the Parallex Group as to the Fairness of the Merger (see page 29)
•	The Parallex Group believes that the merger is fair to Allion’s unaffiliated stockholders. Its belief is based upon its knowledge and analysis of Allion, as well as the factors discussed in the section entitled “Special Factors—Position of the Parallex Group as to the Fairness of the Merger” beginning on page 29.
Fairness Opinion of Raymond James & Associates, Inc. (see page 31)
•	In connection with the merger, our Board of Directors received the opinion of Raymond James as to the fairness, from a financial point of view as of the date of the opinion, to Allion’s stockholders (excluding the rollover stockholders, Parent, Merger Sub and their respective affiliates) of the merger consideration to be received by such holders. The full text of Raymond James’s written opinion is attached to this Proxy Statement as Appendix

B. You are encouraged to read that opinion carefully for a description of the assumptions made, matters considered and limitations and qualifications on the review undertaken.
Interests of Certain Persons in the Merger (see page 42)
•	Directors and Officers. Some of our directors and officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may include the “cash-out” of options, the vesting and settlement of phantom stock units, the removal of restrictions on restricted stock, and the right to continued indemnification and insurance coverage by Allion after the merger. In addition, it is expected that the executive officers of Allion immediately prior to the merger will continue to serve as the executive officers of the surviving corporation following completion of the merger, and such officers may be entitled to participate in equity incentive plans that Parent or the surviving corporation may sponsor. Moreover, certain of our directors and officers may be appointed by members of the H.I.G. Buying Group or Parallex to serve on the Board of Directors of Parent or the surviving corporation following completion of the merger.

•	Rollover Stockholders. The rollover stockholders have entered into exchange agreements with Parent pursuant to which the rollover stockholders have agreed to surrender to Parent, immediately prior to the effective time of the merger, a portion of their shares of Allion common stock in exchange for equity interests in Parent. As a result, the rollover stockholders will retain indirect equity ownership of Allion following the merger and will continue to participate in Allion’s future earnings or growth. At the effective time of the merger, the maturity of promissory notes issued by the Company to the rollover stockholders will also accelerate, and the rollover stockholders will receive the principal plus accrued interest on such notes. Finally, the rollover stockholders entered into voting agreements with Parent pursuant to which the rollover stockholders, who collectively beneficially own an aggregate of approximately 41.1% of the outstanding shares of Allion common stock, have agreed to vote their respective shares of Allion common stock in favor of the adoption of the merger agreement and have granted Parent a proxy to vote such shares in the event the rollover stockholders fail to do so. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.
Covenants (see page 62)
•	Allion, Parent and Merger Sub have agreed to take certain actions between the date of the merger agreement and the effective time of the merger, including using commercially reasonable efforts to consummate the merger.

•	We have also agreed to refrain from certain enumerated actions without Parent’s consent, including actions that are outside the ordinary course of our business.

•	Parent has agreed to use its reasonable best efforts to maintain in effect its debt and equity commitment letters and consummate the financing contemplated by the debt and equity commitment letters. In addition, Parent has agreed, for a period of twelve months following the merger, to maintain the base salary and non-equity based incentive bonus opportunity of the Allion employees who continue to be employed by the surviving corporation and to maintain 401(k) and health and welfare benefits plans that are no less favorable in the aggregate than our current benefits and policies.
     Acquisition Proposals (see page 63)
•	The merger agreement prohibits us from soliciting, initiating or encouraging other acquisition proposals or providing non-public information to third parties with respect to any acquisition proposal. We have agreed to immediately cease any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. If we receive an unsolicited acquisition proposal, we must promptly notify Parent of the proposal’s material terms.

•	We may, however, provide confidential information to a third party in response to an unsolicited takeover proposal and engage in discussions and negotiations with such third party if (i) our Board of Directors (or the Special Committee) determines in good faith that such action is necessary to comply with its fiduciary duties, (ii) our Board of Directors (or the Special Committee) determines the acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and (iii) prior to taking such action, the Company executes a confidentiality agreement with such third party with terms no less favorable than those contained in our confidentiality agreement with H.I.G. Capital Management, Inc.
Conditions to the Merger (see page 65)
•	Completion of the merger depends upon the parties meeting or waiving a number of conditions, including the following:
o	adoption of the merger agreement at the special meeting by holders of a majority of the issued and outstanding shares of Allion common stock entitled to vote on the adoption;

o	the absence of any law or governmental order prohibiting the consummation of the merger;

o	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

o	the material accuracy of the parties’ representations and warranties and the parties’ compliance with the covenants and agreements set forth in the merger agreement;

o	the absence of a material adverse effect on Allion, as that term is defined in the merger agreement;

o	the exercise of dissenters’ rights and preservation of the right to seek appraisal by holders of not more than 10% of Allion’s outstanding common stock; and

o	other customary closing conditions.
Termination (see page 65)
•	Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders. If the merger agreement is terminated, there will be no liability on the part of Allion, Merger Sub or Parent, except for the payment of the termination fees and expenses as described below and in the section entitled “The Merger and the Merger Agreement—Termination Fees; Expenses” beginning on page 67.
Termination Fees; Expenses (see page 67)
•	Termination Fees Payable by the Company. Allion is obligated to pay Parent a termination fee of $7.5 million if any of the following occur:
o	the merger agreement is terminated because (i)(a) the merger has not been consummated by February 18, 2010 (unless extended in accordance with the terms of the merger agreement) and Allion has received an acquisition proposal prior to termination, (b) Allion has breached its representations or covenants and, prior to the breach, it has received an acquisition proposal, or (c) an acquisition proposal is publicly announced and not withdrawn prior to the special meeting and our stockholders fail to adopt the merger agreement, and (ii) within nine months of such termination the Company has either consummated another acquisition proposal or has entered into an agreement with respect to another acquisition proposal;

o	Parent or Merger Sub terminates the merger agreement because our Board of Directors has (i) adversely changed its favorable recommendation of the merger agreement, (ii) recommended or approved an acquisition proposal, (iii) failed to publicly confirm its favorable recommendation of the merger agreement within 10 business days of Parent’s written request that it do so after Allion’s stockholders receive a bona fide acquisition proposal or (iv) not sent a statement to its stockholders recommending that they reject a tender or exchange offer by a third party within 10 business days after commencement of such tender or exchange offer;

o	Parent or Merger Sub terminate the merger agreement because we solicit, initiate or encourage a third party acquisition proposal in violation of the merger agreement; or

o	we terminate the merger agreement in order to accept a superior acquisition proposal.
•	Termination Fees Payable by Parent. Parent is obligated to pay us a reverse termination fee of $7.5 million if Parent and Merger Sub fail to close the merger because of a failure to receive financing after the conditions to Parent’s and Merger Sub’s obligation to complete the merger have been satisfied and Parent and Merger Sub are not otherwise in breach of the merger agreement. The amount of the reverse termination fee will be $10.0 million, however, if:
o	Parent and Merger Sub fail to close the merger in circumstances not involving Parent’s failure to receive financing, after the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied; or

o	Parent and Merger Sub terminate the merger agreement in their discretion 60 days or more after the date of the merger agreement.
•	Expense Reimbursement. We are obligated to reimburse Parent and Merger Sub for up to $3.25 million of their documented, out-of-pocket expenses in the event that the merger agreement is terminated because our stockholders fail to adopt the merger agreement, which reimbursement will be credited against any termination fee we must subsequently pay to Parent. We are obligated to reimburse Parent and Merger Sub for up to $4.5 million of their documented, out-of-pocket expenses in the event that the merger agreement is terminated because we willfully breach one or more of our representations, warranties or covenants in the merger agreement, which reimbursement will not be credited against any termination fee we must subsequently pay to Parent.
Appraisal Rights (see page 70)
•	Pursuant to Section 262 of the General Corporation Law of the State of Delaware, if you do not vote in favor of the adoption of the merger agreement and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 70 through 72 and in Appendix D, you will receive a cash payment for the “fair value” of your shares of Allion common stock, as determined by a Delaware Court of Chancery, instead of the $6.60 per share merger consideration to be received by our stockholders pursuant to the merger agreement. The “fair value” of Allion common stock may be more than, less than or equal to the $6.60 merger consideration you would have received for each of your shares pursuant to the merger agreement if you had not exercised your appraisal rights.

•	Generally, in order to exercise appraisal rights, among other things:
o	you must NOT vote in favor of adoption of the merger agreement; and

o	you must make written demand for appraisal in compliance with Delaware law PRIOR to the vote of our stockholders to adopt the merger agreement.
•	Merely abstaining or voting against the adoption of the merger agreement will not preserve your appraisal rights under Delaware law. Appendix D to this Proxy Statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 70 through 72 and in Appendix D. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (see page 50)
•	The receipt of $6.60 in cash by our stockholders for each outstanding share of Allion common stock will be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss, measured by the difference, if any, between the stockholder’s amount realized in the merger of $6.60 per share, and the tax basis of each share of Allion common stock owned by such stockholder.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger, and other matters to be considered by Allion’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents referred to in this Proxy Statement.
     Q: When and where is the special meeting?
     A: The special meeting is scheduled to take place on       , 2009 at 10:00 a.m. Eastern time, at            .
     Q: What is the purpose of the special meeting?
     A: At the special meeting, our stockholders will be asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2009, by and between Allion, Parent and Merger Sub.
     Our stockholders may also be asked to vote to adjourn the special meeting to solicit additional proxies in support of the proposal to adopt the merger agreement, if there are not sufficient votes at the special meeting to adopt the merger agreement.
          Q: Why am I receiving this Proxy Statement and proxy card?
          A: You are receiving this Proxy Statement and proxy card because you own shares of Allion common stock. This Proxy Statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.
          Q: What is a proxy?
          A: A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board of Directors has designated two of our officers, Michael P. Moran and Russell A. Fichera, as proxies for the special meeting.
          Q: How many shares must be present to hold the meeting?
          A: A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of Allion stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
     Q: What vote is required to adopt the merger agreement and approve the adjournment, if necessary?
     A: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Allion common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary to solicit additional proxies, requires the approval of a majority of the votes cast. The rollover stockholders, who beneficially own approximately 41.1% of the outstanding Allion common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Allion common stock in favor of adoption of the merger agreement at the special meeting. In addition, the directors and executive officers of Allion, who beneficially own approximately

0.2% of the outstanding Allion common stock, have informed us that they intend to vote all of their shares of Allion common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.
     Q: Who is entitled to attend the special meeting?
     A: You are entitled to attend the special meeting if you owned shares of Allion stock at the close of business on            , 2009, which Allion has set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold your shares in street name, you are invited to attend the special meeting, but you will also need to bring a copy of your bank or brokerage statement, evidencing your ownership as of the record date, to gain admittance.
     Q: Who is entitled to vote?
     A: You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of Allion stock at the close of business on            , 2009, the record date for the special meeting. For each share of Allion common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were             shares of Allion common stock issued and outstanding and entitled to vote at the special meeting.
     Q: What happens if I sell my shares before the special meeting?
     A: The record date for the special meeting,       , 2009, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares. The right to receive such merger consideration will pass to the person who owns your shares when the merger becomes effective.
     Q: How do I vote?
     A: If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with Allion’s transfer agent, Continental Stock Transfer & Trust Company, you may submit a proxy prior to the special meeting or you may vote in person at the special meeting.
          To vote in person at the special meeting, you must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in “street name” by a bank or brokerage firm, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.
          To submit a proxy to vote your shares of stock, you must complete and return the enclosed proxy card in time to be received by us prior to the special meeting, or you may deliver your proxy card in person at the special meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. We know of no other business that will be presented at the special meeting. However, if any other matter properly comes before the stockholders for vote at the special meeting, your shares will be voted in accordance with the best judgment of the proxy holders.
          If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
     Q: What if I do not specify how my shares are to be voted?
     A: If you are a registered stockholder, and you submit a proxy card but do not provide voting instructions, your shares will be voted:
•	“FOR” the adoption of the merger agreement, and

•	“FOR” the approval of the adjournment of the special meeting to solicit additional proxies.
          If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement.
     Q: How do I change my vote after I submit my proxy?
     A: If you decide to change your vote, you may revoke your proxy at any time before it is voted at the special meeting. You may revoke your proxy in one of three ways:
     1. You may notify the Secretary of Allion or Allion’s proxy solicitor, Okapi Partners, in writing that you wish to revoke your proxy. Please contact Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Secretary, or Okapi Partners, 780 Third Avenue, 30th floor, New York, New York 10017. We must receive your notice before the time of the special meeting.
     2. You may submit a properly executed proxy card with a later date than your original proxy card. We must receive your later-dated proxy card before the time of the special meeting.
     3. You may attend the special meeting and vote in person. Merely attending the special meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares at the special meeting to revoke the proxy.
     Q: Who will solicit and pay the cost of soliciting proxies?
     A: Allion is paying the cost of soliciting these proxies. Upon request, Allion will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Allion shares. Allion’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. In addition, Allion will pay approximately $6,500 (plus per call fees and reimbursement of out-of-pocket expenses) to Okapi Partners, the Company’s proxy solicitor.
     Q: What will be the effect of the merger?
     A: After the effective time of the merger, you will no longer own any shares of Allion common stock. All of the capital stock of Allion following completion of the merger will be wholly owned by Parent.
     Q: If the merger is completed, what will I receive for the shares of Allion common stock I hold?
     A: If the merger is completed, each share of Allion common stock that you own at the effective time of the merger will be automatically cancelled and converted into the right to receive $6.60 in cash, without interest and subject to applicable tax withholding requirements. However, if you perfect your appraisal rights, you will not receive the $6.60 per share merger consideration and instead your shares will be subject to appraisal in accordance with Delaware law.
     Q: If the merger is completed, what will happen to outstanding options and warrants to acquire Allion common stock?
     A: Prior to the effective time of the merger, the Company will cause each outstanding Allion stock option to vest in full. Each stock option to purchase Allion common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option. Each outstanding warrant to purchase Allion common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such warrant, multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such warrant. If the exercise price per share of an option or warrant to acquire Allion common stock equals or exceeds the $6.60 per share merger consideration, such option or warrant will be cancelled without payment.
     Q: What should I do now?
     A: After you read and consider carefully the information contained in this Proxy Statement, please return your proxy as soon as possible so that your shares may be represented at the special meeting. If your shares of Allion common stock are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed pre-paid envelope. If your shares are held in “street name,” please follow the directions your broker or bank has provided.
     Q: Should I send in my stock certificates now?
     A: No. If the merger agreement is adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Continental Stock Transfer & Trust Company, the exchange agent appointed by Merger Sub. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.
     Q: When do you expect the merger to be completed?
     A: We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the first quarter of 2010.
     Q: When will I receive the cash payment for my shares?
     A: Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, Continental Stock Transfer & Trust Company, the exchange agent appointed by Merger Sub, will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to Continental Stock Transfer & Trust Company, it will promptly pay the merger consideration owing to you, less any applicable withholding taxes.
     Q: Where can I find more information about Allion?
     A: We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 84.
     Q: Who can help answer my other questions?
     A: If you have further questions about the merger, you should contact our proxy solicitor at the following address and telephone number:

SPECIAL FACTORS
Parties Involved in the Merger
Allion Healthcare, Inc.
     Allion Healthcare, Inc. is a Delaware corporation and a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion also provides services for intravenous immunoglobulin, Blood Clotting Factor and other therapies through its Biomed America division. Allion works closely with physicians, nurses, clinics, AIDS Service Organizations, and government and private payors to improve clinical outcomes and reduce treatment costs.
     Allion’s principal executive offices are located at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, and its telephone number is (631) 547-6520.
Brickell Bay Acquisition Corp.
     Brickell Bay Acquisition Corp., or Parent, is a Delaware corporation formed solely in anticipation of the merger by entities affiliated with H.I.G. Capital, L.L.C., a leading global private equity investment firm focused exclusively on the middle market with more than $7.5 billion of equity capital under management. The rollover stockholders are expected to exchange a portion of their shares of Allion common stock for equity interests in Parent in connection with the merger. Parent currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
     Parent’s principal executive offices are located at 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131, and its telephone number is (305) 379-2322.
Brickell Bay Merger Corp.
     Brickell Bay Merger Corp., or Merger Sub, is a Delaware corporation formed by Parent solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Allion, with Allion continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
     Merger Sub’s principal executive offices are located at 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131, and its telephone number is (305) 379-2322.
Parallex LLC
     Parallex LLC, or Parallex, is a Delaware limited liability company and a former stockholder of Biomed America, Inc., which Allion acquired in April 2008. Parallex is controlled by Raymond A. Mirra, Jr. and, as of November 25, 2009 beneficially owned 7,903,499 shares of Allion common stock, representing approximately 27.5% of the outstanding shares of Allion common stock. Parallex and certain other stockholders, whom we collectively refer to as the rollover stockholders, have entered into exchange agreements with Parent pursuant to which such rollover stockholders have agreed to surrender to Parent, immediately prior to the effective time of the merger, a portion of the shares of Allion common stock owned beneficially or of record by such rollover stockholders, in exchange for equity interests in Parent. Each of the rollover stockholders is a former stockholder of Biomed America, Inc., which Allion acquired in April 2008. None of the rollover stockholders, other than Parallex, is an affiliate of Allion.
     Parallex’s principal executive offices are located at 27181 Barefoot Boulevard, Millsboro, Delaware 19966, and its telephone number is (610) 586-1655.

Background of the Merger
     As part of the ongoing management and oversight of Allion’s business, our Board of Directors and senior management have regularly reviewed and discussed the Company’s strategic direction, performance, risks, and long term plans. In the course of these discussions, our Board of Directors and senior management have periodically explored and assessed strategic options as part of an ongoing effort to strengthen the Company’s business and enhance stockholder value.
     In early 2009, our Board of Directors became more focused on risks associated with potential reductions in reimbursement rates, including as a result of state budget cuts, health care reform, the status of premium reimbursement programs in California and New York, and revisions to the industry’s pricing benchmarks, as well as the costs and expenses associated with our status as a public company. Our Board of Directors had also been focused for some time on the volatile nature of the trading price and the low average trading volume of our stock. In combination, those factors were continuing to restrict liquidity for our stockholders as a result of the difficulty associated with acquiring or divesting significant blocks of Allion shares without creating short-term disruptions in the market price. Limited liquidity and low average trading volume were also making it difficult for the Company to attract long-term, fundamental-oriented institutional investors, as well as institutional quality research and trading support. As a result of these factors and others, our Board of Directors determined to begin a formal process to explore strategic alternatives to maximize stockholder value, including a sale of the Company.
     On January 30, 2009, in light of market, economic, competitive, regulatory and other conditions and developments, we engaged Raymond James as the Company’s financial advisor to facilitate a process for and explore a possible sale of the Company.
     On February 17, 2009, Raymond James began contacting potential strategic and financial buyers, contacting 60 total potential buyers over the course of the process. As a result of these contacts, we executed confidentiality agreements with 51 potential buyers, including 17 strategic candidates and 34 financial sponsors.
     From February 18 through April 21, 2009, Raymond James provided each party who had executed a confidentiality agreement with a confidential information memorandum and various supplemental analyses regarding our business. During that time, we also responded, through Raymond James and Alston & Bird, to initial diligence questions from the potential buyers who had executed confidentiality agreements.
     On March 2, 2009, at a regularly scheduled meeting of our Board of Directors, at which our Chief Financial Officer was present, Raymond James summarized the status of the process, including the nature, number and status of the parties that had been contacted and the number and status of those parties that had entered into confidentiality agreements.
     On or around March 25, 2009, Raymond James provided the 27 potential buyers who remained active in the process with process guidelines, which requested that any party wishing to proceed further in the process submit a preliminary, non-binding written proposal by April 3, 2009. The process guidelines further provided that the preliminary proposals must, among other items, specify the potential buyer’s valuation of the Company, contemplated transaction structure, and prospective sources of financing required to close the potential transaction.
     On April 3, 2009, the deadline for preliminary proposals established by the process letter distributed by Raymond James, we received written preliminary proposals from five financial sponsors. Each proposal provided for the purchase of all of our outstanding common stock for cash at prices ranging from $4.66 to $6.00 per share.
     On April 6 and 7, 2009, we received two additional written preliminary proposals from financial sponsors. Both of these proposals also provided for the purchase of all of our outstanding common stock for cash, at prices ranging between $4.25 and $5.50 per share.

     On April 8, 2009, Raymond James provided our Chairman and Chief Executive Officer, our Chief Financial Officer and one of our other directors, Flint Besecker, whom our Board of Directors had designated to receive updates on its behalf, with an overview of the seven preliminary proposals received as of that date. Raymond James also noted that it expected feedback from the two potential remaining strategic candidates within a few days.
     On April 10, 2009, we received an oral preliminary proposal from one of the two remaining strategic candidates for an all-cash purchase of our outstanding common stock at a price range of $5.50 to $6.50 per share. That same day, Raymond James also informed our Chairman and Chief Executive Officer and our Chief Financial Officer that the other remaining strategic candidate had elected not to submit a proposal.
     On April 13, 2009, our Board of Directors and our Chief Financial Officer met with Raymond James and Alston & Bird to review the eight preliminary proposals received. Raymond James identified each remaining potential buyer and discussed the significant financial terms of each preliminary proposal, including price range per share, sources of financing, and financing contingencies. Raymond James also outlined a potential process for advancing the due diligence efforts of, and discussions with, the remaining potential buyers. Following a discussion of the proposals, our Board of Directors resolved to allow five of the parties from whom we had received preliminary proposals to move forward in the potential transaction process. Our Board of Directors directed Raymond James to obtain a written proposal with more specific terms from the potential strategic buyer and to request improved proposals from the two parties who had submitted the lowest price ranges in their preliminary proposals. Our Board of Directors discussed the desire to establish a committee of convenience to consider and negotiate the potential transaction on behalf of the Company, the Board of Directors and our stockholders. At that meeting, a representative of Alston & Bird also reviewed for our Board of Directors the fiduciary duties of directors under Delaware law in the context of a proposed transaction involving a change in control of the Company. Our Board of Directors considered that the seven written preliminary proposals were submitted by financial sponsors, who might choose to retain Company management following the potential transaction. Our Board of Directors discussed the resulting potential for a conflict of interest to develop and determined that the committee should be composed of independent and disinterested directors. After reviewing the independence and potential conflicts of interest of the members of our Board of Directors, our Board of Directors established an informal Negotiating Committee comprised of two of our independent and disinterested directors, Flint Besecker and Gary Carpenter. Our Board of Directors authorized the Negotiating Committee to review, evaluate, negotiate and recommend for approval by our full Board of Directors the terms of any potential transaction involving a change in control of the Company, and provided the Negotiating Committee with all power necessary to execute its purposes, including the power to retain advisors.
     Beginning on or around April 13 through April 28, 2009, at the direction of our Board of Directors, we provided a select group of parties from whom we had received acceptable written preliminary proposals with access to an online data room, which included certain confidential financial, legal, and operational information, as well as a draft of a proposed form of merger agreement, and those parties conducted due diligence investigations of our business.
     On April 13, 2009, we executed a confidentiality agreement with H.I.G., and Raymond James provided H.I.G. with access to the preliminary information materials previously provided to the other potential purchasers who had executed confidentiality agreements.
     During the week of April 13, 2009, as directed by our Board of Directors, Raymond James contacted the two potential buyers who had submitted the lowest price ranges in their preliminary proposals, to request improved proposals. Both potential purchasers declined to increase their proposals and were dismissed from the process. Raymond James also contacted the strategic party that had submitted the oral proposal in order to request additional information regarding their proposal and to request that their proposal be submitted in writing. The strategic party reiterated their interest to Raymond James, provided additional information regarding their oral proposal, but indicated that due to internal review and approval requirements, they would not be able to provide us with a written proposal within the timeframe we requested.
     On April 20, 2009, we received a written preliminary proposal from H.I.G., increasing the total number of preliminary proposals received to nine. The H.I.G. proposal contemplated an all-cash purchase of all outstanding Allion common stock at a price range of $5.50 to $6.00 per share. Raymond James informed the Negotiating Committee and was directed to invite H.I.G. to continue in the process.
     On April 27, 2009, we received a tenth written preliminary proposal from a financial buyer, with an indicated price range of between $7.00 and $7.50 per share. Raymond James informed the Negotiating Committee and was directed to invite the party to continue in the process.
     At the direction of the Negotiating Committee, between April 23 and May 8, 2009, our Chairman and Chief Executive Officer and our Chief Financial Officer made presentations regarding the Company’s business to the eight remaining potential buyers who had submitted preliminary proposals and had been invited to advance in the Company’s process, including H.I.G.
     During the weeks of May 4 and May 11, 2009, Raymond James notified the eight remaining potential buyers of the procedures for submitting a final offer, setting a deadline for final offers of May 18, 2009.
     On May 5, 2009, at a regularly scheduled meeting of our Board of Directors, at which our Chief Financial Officer was present, Raymond James discussed the initial feedback received from the remaining potential buyers and the follow-up due diligence requests received following the buyers’ meetings with Company management.

     Between May 11 and May 15, 2009, our Chairman and Chief Executive Officer and our Chief Financial Officer held conference calls with three of the remaining potential buyers to provide additional information about our business. In addition, we responded to additional due diligence requests from a number of the remaining potential purchasers through Raymond James and Alston & Bird.
     During the weeks of May 11 and May 18, 2009, all of the remaining potential buyers, other than H.I.G., notified Raymond James of their decision to cease evaluating a potential transaction with the Company and exit the process, citing various reasons generally relating to risks associated with reductions in reimbursement rates and patient and profitability concentrations in certain segments of our business.
     On May 12, 2009, H.I.G. met with Raymond Mirra, the sole voting equity holder of Parallex, to discuss the Company’s business.
     On May 20, 2009, H.I.G. submitted a letter to Parallex, outlining a proposed structure for a transaction in which certain of our stockholders, including Parallex, who had formerly been stockholders of Biomed America, Inc. would be required to exchange their shares of Allion common stock for equity interests in H.I.G.’s acquisition vehicle. The former stockholders of Biomed America, Inc. were invited to exchange their equity interests into H.I.G.’s acquisition vehicle because of the importance of the Biomed business to Allion’s future growth and the ongoing integration of the Biomed business, as well as the administrative convenience of negotiating through a single stockholder to reduce the equity commitment required by H.I.G.
     On May 20, 2009, H.I.G. submitted a written confirmation of its proposal to Raymond James to purchase our outstanding common stock at price range between $5.50 and $6.00 per share in cash, with the additional requirement that H.I.G. and Mr. Mirra reach a suitable unspecified arrangement regarding his continued involvement in the Company, should H.I.G. acquire the Company.
     On May 21, 2009, our Board of Directors met with our Chief Financial Officer, Raymond James and Alston & Bird. During that meeting, Raymond James discussed the status of the potential transaction process. After reviewing the stated rationale of the potential buyers who had elected to leave the potential transaction process, Raymond James reviewed the financial terms of H.I.G.’s proposal, including the price range, H.I.G.’s condition that it enter into a suitable, unspecified arrangement with Mr. Mirra, and H.I.G.’s indication that Company management would receive equity incentive compensation post-closing. A representative of Alston & Bird reviewed for our Board of Directors the fiduciary duties of directors under Delaware law in the context of a proposed transaction involving a change in control of the Company, including considerations for establishing a formal Special Committee of independent directors to evaluate the potential transaction. Upon consideration of the potential roles of Company management and Mr. Mirra in a potential transaction with H.I.G., our Board of Directors determined that the formation of a formal Special Committee was appropriate and advisable. Our Board of Directors established a formal Special Committee, consisting of Willard Derr and Gary Carpenter, to review, evaluate, negotiate and recommend for approval by our full Board of Directors a potential transaction involving a change in control of the Company, including the proposed acquisition by H.I.G.
     On May 21, 2009, the Special Committee met with Alston & Bird and Raymond James and instructed Raymond James to request that H.I.G. refine its bid. Specifically, the Special Committee instructed Raymond James to communicate to H.I.G. the Company’s requirement that H.I.G.’s letter of intent state a specific price per share and that the price be above the range previously proposed by H.I.G. in its letter dated May 20, 2009.
     On May 22, 2009, Parallex provided H.I.G. with comments to H.I.G.’s letter outlining the proposed rollover arrangement in connection with the Company’s potential transaction.
     On or around May 25, 2009, Raymond James spoke with H.I.G. and requested that H.I.G. refine its proposal to a specific price per share above $6.00.
     On May 30, 2009, H.I.G. and Kirkland & Ellis LLP, H.I.G.’s outside legal counsel, provided Parallex with comments to our proposed merger agreement for purposes of facilitating discussion regarding H.I.G.’s proposed arrangement with Mr. Mirra.

     On June 2, 2009, H.I.G. submitted a revised offer to acquire all of the outstanding Allion common stock for $5.50 per share in cash, contingent upon entering into a rollover arrangement with Mr. Mirra. H.I.G. also provided a summary of proposed revisions to the draft merger agreement.
     On June 3, 2009, the Special Committee met with Raymond James and Alston & Bird to consider the refined final proposal from H.I.G. Following discussion, the Special Committee directed Raymond James to request that H.I.G. increase its final proposal to a price per share greater than $6.00.
     After exchanging messages for a couple of days, on June 5, 2009, Raymond James spoke with H.I.G. and requested that H.I.G. increase its final proposal to a price greater than $6.00 per share.
     On June 8, 2009, H.I.G. contacted Raymond James to submit a revised final proposal of $5.65 per share.
     The Special Committee met on June 8 and June 9, 2009 with Raymond James and Alston & Bird to discuss H.I.G.’s revised final proposal. After discussion, the Special Committee directed Raymond James to request that H.I.G. increase its final offer to $6.00 per share.
     On June 11, 2009, Raymond James spoke with H.I.G. and communicated the Special Committee’s revised proposal of $6.00 per share. During that call, H.I.G. responded to the Special Committee’s request by reaffirming its proposal of $5.65 per share.
     On June 11, 2009, H.I.G. met with Mr. Mirra to discuss the Company’s business and the potential transaction between H.I.G. and the Company.
     On June 14 and June 15, 2009, the Special Committee met with Raymond James and Alston & Bird to review the history of the transaction process and to discuss H.I.G.’s proposal of $5.65 per share in relation to select other recent transactions and the historical trading price of our stock. Representatives from Alston & Bird reviewed for the Special Committee H.I.G.’s summary of proposed revisions to the draft merger agreement. The Special Committee discussed these items, including H.I.G.’s request for an exclusivity period to negotiate a potential transaction with us, and determined to present the proposed transaction with H.I.G. to our full Board of Directors for consideration.
     On June 16, 2009, H.I.G. submitted a revised proposal increasing its offer to $6.00 per share. The Special Committee met with Raymond James and Alston & Bird to consider the revised proposal, and, after discussion, determined to present H.I.G.’s revised proposal to our full Board of Directors for consideration. At a meeting of our Board of Directors on June 16, 2009, at which our Chief Financial Officer was present, Raymond James reviewed the terms of H.I.G.’s revised offer, and Alston & Bird reviewed the proposed rollover arrangement with Mr. Mirra, the proposed exclusivity period, and H.I.G.’s proposed revisions to the draft merger agreement. Raymond James also discussed with our Board of Directors the history of the proposed transaction process (including the fact that no potential buyer other than H.I.G. had submitted a final proposal), the historical trading price and volume of our stock, as well as the valuation implied by H.I.G.’s final proposal in comparison to selected companies and selected recent transactions. Following discussion, our Board of Directors authorized the Special Committee to negotiate and execute a letter of intent with H.I.G., including an exclusivity period to negotiate the potential transaction with us.
     From June 17 through June 24, 2009, the Special Committee negotiated a letter of intent with H.I.G.
     We executed a letter of intent with H.I.G. on June 24, 2009, providing for a price of $6.00 per share in cash and subject to an exclusivity period of 30 days with two 15-day extensions upon H.I.G.’s reaffirmation of its final proposal. On June 24, 2009, our Board of Directors also executed a written consent permitting H.I.G. to discuss with Mr. Mirra (and certain of his affiliates and associates) the terms upon which such persons would be willing to participate in a potential transaction between us and H.I.G., with such consent expressly conditioned upon the final arrangement being approved by our Board of Directors. Our Board of Directors also waived, for purposes of such discussions, the standstill provision contained in the Stockholders’ Agreement, dated April 4, 2008, between us and the former stockholders of Biomed America, Inc. named therein.

     From June 25 through July 8, 2009, our Chairman and Chief Executive Officer, our Chief Financial Officer, our Vice Presidents of Pharmacy Operations and our Vice President of HIV Sales met with H.I.G. and its advisors to discuss our business for the purpose of H.I.G.’s due diligence review. Between June 26 and August 8, 2009, we responded to H.I.G.’s additional due diligence requests through Raymond James and Alston & Bird.
     During July and August 2009, H.I.G. had several conversations with Mr. Mirra regarding the status of H.I.G.’s due diligence review of our business and H.I.G.’s discussions with potential lenders regarding financing.
     On July 17, 2009, H.I.G. provided Parallex with a term sheet outlining the proposed terms of the potential relationship with Parallex in connection with a potential transaction between H.I.G. and the Company. H.I.G. believed that requiring Parallex and the other rollover stockholders to exchange a portion of their shares of Allion common stock for equity interests in Parent as part of any potential merger would enable H.I.G. to pay a higher price per share to Allion’s other stockholders.
     On July 21, 2009, the Special Committee met with Raymond James and Alston & Bird to review the status of H.I.G.’s due diligence review and meetings with Company management. The Special Committee also discussed H.I.G.’s final proposal of $6.00 in light of recent increases in the trading price of our stock.
     On July 23, 2009, H.I.G. sent Raymond James a letter reaffirming its final proposal and extending the exclusivity period by 15 days, as set forth in the executed letter of intent between us and H.I.G on June 24, 2009.
     Between July 27 and August 4, 2009, our Chairman and Chief Executive Officer and our Chief Financial Officer met with H.I.G. and its potential lending sources to review our business and to respond to the due diligence questions of those potential lenders.
     On July 28, 2009, at a Special Committee meeting with Raymond James and Alston & Bird, Alston & Bird again reviewed the Special Committee’s fiduciary duties with respect to the consideration of a potential transaction with H.I.G. The Special Committee discussed the increased trading price of our stock in relation to H.I.G.’s final proposal of $6.00 per share.
     On July 31, 2009, Alston & Bird received a revised draft of the proposed merger agreement from Kirkland & Ellis. Among the requested changes was a request from H.I.G. that its obligations to complete the transactions contemplated by the proposed merger agreement be conditioned upon the receipt of satisfactory financing, that the amount of the termination fee payable by the Company in various circumstances be increased from $5.0 million to $10.0 million and that the definition of “material adverse effect” used in the proposed merger agreement be revised to delete a number of exclusions previously proposed by the Company.
     At a regularly scheduled meeting of our Board of Directors on August 3, 2009, with our Chief Financial Officer present, our Board of Directors received an update on the status of the potential transaction with H.I.G. Our Board of Directors discussed the recent trading price of our stock in comparison to H.I.G.’s final proposal of $6.00 per share and agreed to wait until the completion of lender presentations to determine how to proceed with the potential transaction.
     On August 8, 2009, H.I.G. sent Raymond James a second letter reaffirming its final proposal and extending the exclusivity period by an additional 15 days to August 23, 2009, as set forth in the letter of intent between us and H.I.G dated June 24, 2009. Following expiration of the exclusivity period with H.I.G. on August 23, 2009, H.I.G. continued to provide Raymond James with updates on its efforts to obtain financing for the potential transaction. The Special Committee also continued to focus on the potential transaction with H.I.G. and did not contact other potential bidders, because it believed the Company had already contacted all reasonably likely potential buyers through the transaction process.
     On August 31, 2009, the Special Committee met with Raymond James and Alston & Bird for an update on the status of H.I.G.’s discussions with potential lending sources and to discuss H.I.G.’s final proposal of $6.00 in comparison to the recent trading price of our stock. After discussion, the Special Committee directed Raymond James to request that H.I.G. provide us with its best and final offer prior to the meeting of our Board of Directors on September 1, 2009, as well as to discuss to with H.I.G. its expectations with respect to the proposed arrangement between H.I.G. and Mr. Mirra in connection with a potential transaction with us.
     On September 1, 2009, H.I.G. submitted an oral revised proposal of $6.50 per share. During a Special Committee discussion on September 1, 2009, the Special Committee reviewed the revised proposal. After considering the apparent lack of financing for a potential transaction with H.I.G., the increase in the trading price of our stock and the continued positive performance of our business, the Special Committee determined to recommend to our full Board of Directors termination of negotiations with H.I.G. At a meeting of our full Board of Directors on September 1, 2009, at which our Chief Financial Officer was present, the Special Committee presented its recommendation that our Board of Directors terminate negotiations with H.I.G. Our Board of Directors discussed, among other things, the increased price proposal from H.I.G., the recent increased trading price of our stock, as well as our business prospects and the apparent lack of financing for a potential transaction with H.I.G.

Based on these factors, our Board of Directors adopted the Special Committee recommendation to terminate negotiations with H.I.G. and directed our Chairman and Chief Executive Officer to notify H.I.G. of its decision.
     Following the meeting on September 1, 2009, our Chairman and Chief Executive Officer informed H.I.G. of our Board of Directors’ decision to terminate negotiations.
     On September 16, 2009, H.I.G. contacted our Chairman and Chief Executive Officer by telephone to request a meeting to discuss re-initiating negotiations regarding a potential transaction with the Company.
     On September 17, 2009, H.I.G. met with our Chairman and Chief Executive Officer to discuss re-engaging in negotiations regarding a potential transaction. During that meeting, H.I.G. informed our Chairman and Chief Executive Officer that it was prepared to increase its proposal to $7.00 per share, that it had lending sources for the potential transaction ready to proceed, and that it was willing to eliminate any financing contingency. Our Chairman and Chief Executive Officer informed H.I.G. that he would communicate H.I.G.’s revised proposal of $7.00 per share to our Board of Directors. Also on September 17, 2009, H.I.G. met with Parallex to discuss the status of the potential transaction with us, and Parallex informed H.I.G. that it would be willing to continue to explore the possibility of participating in the rollover transaction if H.I.G. revised its final proposal to $7.00 per share.
     On September 18, 2009, our Chairman and Chief Executive Officer notified Alston & Bird of his discussions with H.I.G. and requested that the Special Committee convene a meeting for him to update the Special Committee on his discussions with H.I.G. Later that day, the Special Committee met with our Chairman and Chief Executive Officer and Alston & Bird to receive an update on his discussions with H.I.G.
     On September 18, 2009, H.I.G. provided Parallex with a revised draft of the term sheet outlining H.I.G.’s proposed relationship with Parallex in connection with a potential transaction between H.I.G. and the Company. Later that day, Parallex’s advisors provided H.I.G. with proposed revisions to the draft term sheet.
     On September 20 2009, H.I.G. accepted Parallex’s proposed revisions to the draft term sheet outlining H.I.G.’s proposed relationship with Parallex in connection with a potential transaction between H.I.G. and the Company.
     On September 21, 2009, H.I.G. submitted a letter of intent to Raymond James to purchase all of the outstanding Allion stock at $7.00 per share in cash, with no exclusivity period.
     On September 21, 2009, the Special Committee met with Raymond James and Alston & Bird to discuss H.I.G.’s revised final proposal and letter of intent. Alston & Bird again outlined the Special Committee’s fiduciary duties with respect to consideration of a potential transaction. On September 22, 2009, the Special Committee met again with Raymond James and Alston & Bird to review H.I.G.’s revised proposal. Raymond James discussed with the Special Committee the history of the potential transaction process, the valuation implied by the revised H.I.G. proposal in comparison to selected companies and selected recent transactions, and the historical trading price and volume of our stock. After discussion, the Special Committee resolved to recommend to our full Board of Directors that we proceed to negotiate a potential transaction with H.I.G.
     On September 23, 2009, our full Board of Directors met, with our Chief Financial Officer present, to discuss the revised final proposal and letter of intent from H.I.G. Raymond James discussed the history of the potential transaction process, a summary of the various preliminary proposals received, a comparison of selected transactions, and the historical trading price and volume of our stock. The Special Committee recommended to our full Board of Directors that we proceed to negotiate a potential transaction with H.I.G. A representative of Alston & Bird outlined our directors’ fiduciary duties with respect to consideration of a potential transaction and after discussion of the terms of H.I.G.’s offer, our Board of Directors adopted the Special Committee’s recommendation.
     During September and October 2009, H.I.G. provided Parallex with various documents outlining the proposed economic relationship between H.I.G. and Parallex in connection with a proposed transaction between H.I.G. and the Company.
     On September 26, 2009, Alston & Bird provided a revised draft of a proposed merger agreement to Kirkland & Ellis. The revised draft deleted any financing contingency and proposed that H.I.G.’s liability to the Company would be limited to the payment of a $7.5 million reverse termination fee in the event that H.I.G. was unable to obtain financing to complete the transaction, but did not otherwise limit the liability of H.I.G. in the event that it failed to complete the transaction. The draft also provided for the payment of a $7.5 million termination fee by the Company in certain instances and re-proposed a number of the deleted exceptions to the definition of “material adverse change, including those relating to reimbursement and health care reform.
     On September 27, 2009, for the purpose of facilitating discussion among the parties, H.I.G. provided Parallex’s advisors with initial drafts of an exchange agreement, restrictive covenant agreement, stockholders agreement and registration agreement.
     On October 1, 2009, Kirkland & Ellis provided Alston & Bird with a list of key open items with regard to the proposed merger agreement and H.I.G.’s position with regard to these items. Kirkland & Ellis indicated that a $7.5 million reverse termination fee was acceptable, but further proposed that this reverse termination fee be the Company’s sole remedy if H.I.G. failed to complete the transaction for any reason or otherwise breached the merger agreement. Kirkland & Ellis further indicated that H.I.G. would agree to a $7.5 million termination fee payable by the Company.
     On October 1, 2009, Fox Rothschild LLP, legal counsel to the rollover stockholders, provided revisions to the exchange agreement, restrictive covenant agreement, stockholders agreement and registration agreement to Kirkland & Ellis. From October 1 through October 9, 2009, Fox Rothschild and Kirkland & Ellis negotiated and exchanged revised drafts of the exchange agreement, restrictive covenant agreement, stockholders agreement and registration agreement.
     From October 2 through October 18, 2009, Alston & Bird, Raymond James, Kirkland & Ellis and H.I.G. had several conversations regarding the proposed merger agreement and negotiated the terms of the potential transaction, and we responded to additional due diligence requests from H.I.G., its advisors and its potential lenders through Raymond James and Alston & Bird.
     On October 2 and October 7, 2009, the Special Committee met informally with Flint Besecker, Raymond James and Alston & Bird to discuss the outstanding issues related to the negotiation of the proposed merger agreement with H.I.G. These conversations focused primarily on the events that would trigger expense reimbursement obligations or the payment of a termination fee by the Company and certain proposed limitations on the liability of H.I.G. in the event of a breach of the merger agreement. The Special Committee also discussed the availability of financing for the potential transaction.
     On October 8, 2009, the Special Committee again met informally with Flint Besecker, Raymond James and Alston & Bird. The Special Committee discussed H.I.G.’s rejection of the Special Committee’s proposal that the Company’s remedy for failure to close the transaction be limited to the $7.5 million reverse termination fee only in the event of a failed financing.
     On October 9, 2009, the Special Committee met formally to consider its response to H.I.G regarding the circumstances allowing for payment of the reverse termination fee. The Special Committee discussed its desire to maintain the $7.00 per share purchase price for our stockholders in light of recent declines in the trading price of our stock. After discussion and in an effort to preserve the $7.00 per share purchase price, the Special Committee determined to accept H.I.G.’s position limiting the Company’s remedies for a failure to complete the transaction or breaches of the merger agreement to the reverse termination fee of $7.5 million, provided that H.I.G. agree to expediently execute a merger agreement.
     On October 9, 2009, Kirkland & Ellis provided Fox Rothschild with initial drafts of a voting agreement and the amended and restated certificate of incorporation of Parent, outlining the terms of the proposed equity to be received by the rollover stockholders pursuant to the exchange agreement.
     On October 10, 2009, Alston & Bird provided Kirkland & Ellis with a revised draft of the proposed merger agreement, indicating that limiting the remedies of the Company for a failure to complete the transaction or breaches of the merger agreement to a reverse termination fee of $7.5 million would be acceptable.
     On October 11, 2009, Kirkland & Ellis provided Fox Rothschild with revised drafts of the exchange agreement, restrictive covenant agreement, stockholders agreement and registration agreement.

     Between October 12 and October 16, 2009, Kirkland & Ellis and Fox Rothschild negotiated and exchanged revised drafts of the exchange agreement, restrictive covenant agreement, stockholders agreement, registration agreement, voting agreement and amended and restated certificate of incorporation of Parent.
     On October 13, 2009, the Special Committee met with Flint Besecker, Raymond James and Alston & Bird to discuss the outstanding issues related to negotiation of the proposed merger agreement with H.I.G. The Special Committee discussed its concerns regarding the status of H.I.G.’s financing commitments, including the apparent lack of fully committed financing in relation to H.I.G.’s termination rights in the draft merger agreement. The Special Committee directed Raymond James to discuss with H.I.G. the status of its financing commitments, but to otherwise wait until receipt of H.I.G.’s revised draft of the proposed merger agreement to respond to the other outstanding issues.
     On October 14, 2009, H.I.G. informed Parallex of a proposed reduction by H.I.G. of its price per share to $6.60, and Parallex agreed to continue to explore the possibilty of participating in the rollover transaction at the reduced price.
     On October 14, 2009, H.I.G. submitted a revised oral proposal to Raymond James of $6.60 per share in cash, citing the lower trading price of our stock, the reimbursement risks and risks associated with health care reform faced by our business, which risks were also factors contributing to a lower trading price of our stock.
     On October 15, 2009, the Special Committee met with Raymond James and Alston & Bird to discuss H.I.G.’s revised proposal of $6.60 per share. The Special Committee discussed the revised proposal in light of recent declines in the trading price of our stock, as well as the nearly final nature of negotiations with H.I.G. on the remaining issues, the expectation of executed financing commitment letters promptly for the potential transaction, H.I.G.’s agreement to increase its equity commitment to the extent debt commitment letters could not be finalized prior to signing the merger agreement, and the understanding that Parallex continued to be willing to explore the possibility of participating in the rollover transaction. After discussion, the Special Committee directed Raymond James to request that H.I.G. increase its proposed price to $6.80 per share.
     Following the Special Committee meeting, on October 15, 2009, Raymond James discussed with H.I.G. the Special Committee’s revised offer of $6.80 per share, which H.I.G. rejected. H.I.G. indicated to Raymond James that it remained firm at $6.60 per share.
     At a second meeting of the Special Committee on October 15, 2009, following Raymond James’s discussion with H.I.G., the Special Committee discussed proposing revisions to the amount and structure of the reverse termination fee and the definition of material adverse change under the merger agreement, as a result of H.I.G.’s proposed price of $6.60 per share. At the conclusion of the meeting, the Special Committee resolved to accept H.I.G.’s proposal of $6.60 per share in exchange for revisions to the proposed merger agreement and a rapid conclusion to negotiations with H.I.G.
     On October 15, 2009, representatives of Raymond James, at the direction of the Special Committee, communicated to H.I.G. that a price of $6.60 per share would be acceptable in the event that the reverse termination fee was increased from $7.5 million to $12.0 million and the material adverse change definition excluded any risks related to changes in reimbursement rates, coverage limitations, the methods of calculating reimbursement rates, and industry pricing benchmarks. H.I.G. responded by proposing a $7.5 million reverse termination fee in the event that H.I.G. was unable to obtain financing to complete the proposed transaction and a $10.0 million reverse termination fee in the event that H.I.G. did not complete the proposed transaction for any other reason, and agreeing to the requested definition of material adverse change.
     From October 15 through 18, 2009, Alston & Bird and Kirkland & Ellis continued to negotiate the terms of the proposed merger agreement.
     On October 16, 2009, current drafts of the revised merger agreement and a background presentation from Raymond James were circulated to our Board of Directors for review. Later that day, our Board of Directors met to review the draft of the proposed merger agreement, the other terms of the potential transaction with H.I.G., the status of H.I.G.’s financing commitments, and the terms of the proposed rollover transaction. Raymond James made a presentation discussing the history of the potential transaction process, a summary of the various preliminary proposals received, a comparison of selected transactions, and the historical trading price and volume of our stock, and Alston & Bird summarized the material terms of the draft merger agreement.
     On October 18, 2009, the Special Committee met with Raymond James and Alston & Bird to consider the proposed final terms of the merger agreement and the proposed transaction with H.I.G. Alston & Bird summarized the material terms of the final draft merger agreement and described the revisions to the merger agreement since the last draft of the merger agreement reviewed by our Board of Directors on October 16, 2009. Raymond James discussed the history and results of the transaction process and the history of the discussions with H.I.G. Raymond James also provided a presentation, which was generally identical to the presentation provided on October 16, 2009, that discussed the historical trading price and volume of our stock, trading multiples for selected public companies, transaction multiples for selected recent transactions, and premiums paid in other selected transactions. Following discussion, the Special Committee resolved to recommend that our full Board of Directors approve the final terms of the proposed merger agreement and to approve the proposed transaction with H.I.G.
     Following the Special Committee meeting, on October 18, 2009, our full Board of Directors, with our Chief Financial Officer present, met to review the proposed final terms of the transaction with H.I.G., including the final proposed merger agreement. Alston & Bird described the revisions to the merger agreement since the last draft of the merger agreement reviewed by our Board of Directors on October 16, 2009. Raymond James discussed the history and results of the transaction process and the history of the discussions with H.I.G. Raymond James also discussed the historical trading price and volume of our stock, trading multiples for selected public companies, transaction multiples for selected recent transactions, and premiums paid in other selected transactions. Raymond James also delivered its oral opinion to our Board of Directors, which it subsequently confirmed in writing, that the merger consideration to be received by our stockholders, other than the rollover stockholders, Parent, Merger Sub and their respective affiliates, was fair, from a financial point of view, to such stockholders. Following the recommendation of the Special Committee, our full Board of Directors unanimously approved the final terms of the proposed merger agreement and the proposed transaction with H.I.G.
     On October 18, 2009, we executed and delivered the merger agreement and limited guarantee with H.I.G., and H.I.G. and the rollover stockholders executed and delivered the exchange agreements, restrictive covenant agreements, stockholders agreement, registration agreement, and voting agreements. We issued a press release announcing the transaction following execution of the various transaction documents on October 18, 2009.
Recommendation of the Special Committee and our Board of Directors
     Both the Special Committee and our Board of Directors have determined that the merger agreement and the merger are fair to and in the best interest of the Company and our unaffiliated stockholders. The Special Committee unanimously recommended that our Board of Directors:
•	approve the merger agreement and the merger; and

•	recommend that the stockholders of Allion vote for the adoption of the merger agreement.
     After considering the recommendation of the Special Committee, our Board of Directors unanimously approved the merger agreement, declared the merger agreement and the merger to be advisable, and resolved to recommend to Allion’s stockholders that the stockholders approve the merger agreement.
     The merger agreement was unanimously approved by our full Board of Directors at a meeting called for that purpose. As a result, the merger agreement was unanimously approved by the non-employee directors of the Company, which excludes Mr. Moran, who serves as our President and Chief Executive Officer in addition to Chairman of the Board. Furthermore, the merger agreement was unanimously approved by the disinterested directors of the Company, which excludes Mr. Moran, as well as Mr. Miller and Mr. Stepanuk, both of whom serve on our Board of Directors as designees of the rollover stockholders and certain other holders of Allion common stock.
     The Special Committee and our Board of Directors considered a number of factors in determining to recommend that our stockholders adopt the merger agreement, as more fully described above under “—Background of the Merger” and below under “—Fairness of the Merger; Reasons for the Recommendation of the Special Committee and our Board of Directors.” Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Fairness of the Merger; Reasons for the Recommendation of the Special Committee and our Board of Directors
     In reaching its conclusion regarding the fairness of the merger agreement to our unaffiliated stockholders and its decision to recommend that our Board of Directors approve the merger agreement, the Special Committee considered the following factors, each of which the Special Committee believes supported its conclusion, but which are not listed in any relative order of importance:
•	the Special Committee’s assessment of the uncertainties associated with continuing to execute on our strategic business plan in light of our current financial position, our competitive position in our industry, our potential for future growth, potential reductions in reimbursement rates (including as a result of state budget cuts), health care reform, the status of premium reimbursement programs in California and New York, in each case as compared to the certainty of value provided by the $6.60 per share to be paid to our stockholders pursuant to the merger agreement;

•	the volatile nature of the trading price and the low trading volume of our stock restricting liquidity for our stockholders;

•	the Special Committee’s review of alternatives to a sale of Allion, such as undertaking further acquisitions, stock repurchases, a stock offering, or a leveraged recapitalization, including the alternative of continuing to operate as an independent public company and the attendant opportunities, costs and risks of each of these alternatives, after which the Special Committee determined not to pursue any of these alternatives as a result of the uncertainties associated with continuing to execute on our business plan and each of the other alternatives compared to the certainty of value provided by the $6.60 per share;

•	the Special Committee’s belief that the merger will result in greater value to our stockholders than the value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing our current strategic plan, making a strategic acquisition, and various recapitalization and restructuring strategies, considering the potential risks and uncertainties associated with those alternatives;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our unaffiliated stockholders;

•	the fact that our stockholders who may not support the merger will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	the fact that the $6.60 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of Allion common stock, including:
o	a premium of approximately 30.2% over the volume-weighted average price of Allion common stock for the five days prior to announcement of the merger, and

o	a premium of approximately 12.6% over the closing price of Allion common stock on June 11, 2009, 90 trading days prior to announcement of the merger;

•	the Special Committee’s belief that, although our common stock had traded at prices as high as $7.72 per share prior to the announcement of the merger, such trading prices were primarily a result of a temporary increase in demand as a result of our shares being added to the Russell 2000 index, combined with a limited number of shares available for purchase by institutional investors, and were not necessarily reflective of the long-term, fundamental value of Allion;

•	the fact that $6.60 per share to be received by our stockholders pursuant to the merger agreement is a substantial increase from the offer of $5.50 per share proposed by H.I.G. in its initial letter of intent dated June 2, 2009;

•	the Special Committee’s belief that the Company’s efforts to market itself to potentially interested parties, with the assistance of the Company’s financial advisors, constituted a thorough, fair and full process to ensure that the $6.60 per share consideration was the highest offer that could be obtained for Allion;

•	the fact that because the rollover stockholders were required to exchange a portion of their shares of Allion common stock for equity interests in Parent as a condition of the H.I.G. Buying Group’s agreement to enter into the merger agreement, it reduced the cash required to be paid by the H.I.G. Buying Group pursuant to the merger agreement and allowed the H.I.G. Buying Group to pay a higher price per share to our unaffiliated stockholders under the merger agreement, as compared to prices that could be offered by other potentially interested parties;

•	the opinion of Raymond James delivered to our Board of Directors to the effect that, based on and subject to the various factors, assumptions and limitations set forth in Raymond James’s written opinion, the full text of which is attached hereto as Appendix B and incorporated herein by reference, as of October 18, 2009, the $6.60 per share consideration to be received by our stockholders (other than the rollover stockholders, Parent, Merger Sub and their affiliates) was fair to such holders from a financial point of view;

•	the Special Committee’s belief that the terms of the merger agreement were the product of extensive arms-length negotiations between the Special Committee and the Company’s advisors, on the one hand, and H.I.G. and its advisors, on the other hand;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $7.5 million termination fee, terminate the merger agreement in order to approve a superior proposal, which the Special Committee believed was important in ensuring that the merger would be substantively fair to the Company’s unaffiliated stockholders and providing the Special Committee with adequate flexibility to respond to solicitations from other third parties;

•	the Special Committee’s belief that the $7.5 million termination fee payable by the Company upon the Company’s termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) is within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a competing proposal;

•	the Special Committee’s belief that the terms and conditions of the binding debt and equity commitment letters received by Parent to finance the cash merger consideration and the terms and conditions of the exchange agreements and voting agreements entered into between Parent and the rollover stockholders reduced the risk that the merger would not be consummated;

•	the fact that Parent is obligated to pay the Company a reverse termination fee if Parent fails to complete the merger, and the guarantee of such reverse termination fee by H.I.G. Bayside Debt & LBO Fund II, L.P., an affiliate of H.I.G.; and

•	the fact that the merger is subject to the adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of Allion common stock.
     In addition, the Special Committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger to our unaffiliated stockholders and to permit the Special Committee to represent effectively the interests of our unaffiliated stockholders. These procedural safeguards include the following, which are not listed in any relative order of importance:
•	the fact that the Special Committee is comprised of two directors who are not affiliated with H.I.G. or the rollover stockholders and who are not employees of Allion or any of its subsidiaries and the fact that the Special Committee represented solely the interests of our unaffiliated stockholders and negotiated with H.I.G. on behalf of such stockholders;

•	the fact that no member of the Special Committee has an interest in the proposed merger different from that of our unaffiliated stockholders, other than unvested restricted stock held by members of the Special Committee that will become vested in connection with the merger and the customary indemnification and director and officer liability insurance coverage to which the members of the Special Committee will be entitled under the terms of the merger agreement;

•	the process undertaken by the Special Committee and the Company’s advisors in connection with evaluating third party interest in acquiring the Company, as described above in “—Background of the Merger”, including the fact that the Special Committee was free to explore a transaction with any other bidder, except during the limited period of exclusivity the Special Committee granted to H.I.G.;

•	the fact that the Special Committee consulted with Allion’s financial advisor, Raymond James, with respect to financial issues and received legal advice from our outside counsel, Alston & Bird, each of which has extensive experience in transactions similar to the proposed merger;

•	the fact that the Special Committee, with the assistance of Allion’s legal and financial advisors, conducted extensive arms-length negotiations with H.I.G. over several months and had the authority to reject the terms of the merger agreement, and that these negotiations led to a 20% increase in the merger consideration to be received by our stockholders to $6.60 per share from a price of $5.50 per share proposed by H.I.G. in its initial letter of intent dated June 2, 2009;

•	the fact that the terms and conditions of the merger agreement enable the Special Committee to consider and recommend a superior proposal and terminate the merger agreement upon the payment of a $7.5 million termination fee;

•	the fact that the merger is subject to the adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of Allion common stock; and

•	the availability of appraisal rights to holders of Allion common stock who comply with all of the required procedures under Delaware law.
     Given the procedural safeguards described above, the Special Committee, which consisted solely of non-employee directors, did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger. Also as a result of these procedural safeguards, the Special Committee did not consider it necessary to require the approval of at least a majority of our unaffiliated stockholders. Nonetheless, the Special Committee believes that the merger is fair to our unaffiliated stockholders because the Special Committee was charged with representing the interests of such unaffiliated stockholders, it was advised by independent financial and legal advisors during its negotiation of the merger agreement and it was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of our unaffiliated stockholders.
     The Special Committee also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:
•	the fact that, following the merger, our stockholders (other than the rollover stockholders) will no longer participate in any future earnings or benefit from any increase in the value the Company;

•	the fact that the merger agreement does not require the adoption of the merger agreement by a majority of the unaffiliated holders of Allion common stock; the Special Committee believes that requiring the adoption of the merger agreement by a majority of the unaffiliated holders of common stock is unnecessary in light of the other protections afforded stockholders under Delaware law and the merger agreement, including the ability of stockholders to seek appraisal rights and the ability of the Special Committee to recommend a superior proposal and terminate the merger agreement in certain circumstances, at which time the voting agreements with the rollover stockholders would automatically terminate and be of no further force and effect;

•	the fact that, while Allion expects the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

•	the fact that the $6.60 per share to be paid pursuant to the merger agreement constitutes a discount of approximately 4.1% to the closing price of Allion common stock on September 9, 2009, 30 trading days prior to announcement of the merger and a discount to our trailing 52-week closing price of $7.40 on July 31, 2009;

•	the fact that gains from an all-cash transaction will generally be taxable to our stockholders for U.S. federal income tax purposes as described below in “—Material U.S. Federal Income Tax Consequences”;

•	the fact that the merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, including generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the restrictions the merger agreement imposes on our ability to solicit third party acquisition proposals;

•	the requirement that we pay a termination fee of $7.5 million if the merger agreement is terminated under specified circumstances, including if we accept a superior proposal;

•	the fact that, even if the merger is not completed, we will be required to pay our legal and accounting fees, a portion of our investment banking fees, and other miscellaneous fees;

•	the fact that the Company’s remedy in connection with a breach of the merger agreement by Parent, even a breach that is deliberate or willful, is limited to a maximum of $10.0 million; and

•	the risk that the public announcement of the merger, and/or the failure to complete the merger, would disrupt the operations of the Company and our relationships with employees and customers.
     In addition, the Special Committee was aware that the rollover stockholders would be required to enter into exchange agreements with Parent obligating the rollover stockholders to exchange a substantial portion of their shares of Allion common stock for equity interests in Parent in connection with the merger. Although the Special Committee was aware of the interests of the rollover stockholders, the Special Committee’s primary concern was to ensure that the per share merger consideration and other terms of the merger agreement were both procedurally and substantively fair to and in the best interest of the Company and our unaffiliated stockholders. See “—Interests of Certain Persons in the Merger” beginning on page 42, below.
     The Special Committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business and views the trading history of Allion common stock as an indication of the Company’s value as such. The Special Committee believes that the Company’s liquidation value would be significantly lower than the Company’s value as a viable going concern and that, due to the fact that the Company is being sold as a going concern, the Company’s liquidation value is irrelevant to a determination as to whether the merger is fair to the Company’s unaffiliated stockholders. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.
     In the course of reaching its conclusion regarding the fairness of the merger to the stockholders and its decision to approve the merger agreement, the Special Committee adopted the analyses and the opinion presented by Raymond James to our Board of Directors. These analyses included, among others, an analysis of the historical trading performance of the Company’s stock, and analyses relating to potential transaction values for the Company, including a selected companies analysis, a selected transactions analysis and a premiums paid analysis. These analyses are summarized below under “—Opinion of Allion’s Financial Advisor, Raymond James & Associates, Inc.” Although the opinion of Raymond James addresses the fairness, from a financial point of view, of the consideration to be received by our stockholders (other than the rollover stockholders, Parent, Merger Sub and their affiliates) pursuant to the merger agreement, the Special Committee was nonetheless able to rely on Raymond James’s opinion to reach a determination as to the fairness of the merger agreement to our unaffiliated stockholders. Raymond James’s opinion addresses the fairness of the consideration to be received by all of our unaffiliated stockholders, as none of Parent, Merger Sub or their affiliates are considered unaffiliated stockholders, and even though Raymond James’s opinion also addresses the fairness of the consideration to certain of our affiliated stockholders, including our directors and executive officers, such affiliated stockholders will receive the same per share consideration pursuant to the merger agreement as our unaffiliated stockholders and will not receive any other material benefit.
     The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but includes the material factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee in evaluating the merger agreement and the merger, the Special Committee did not find it practicable, and did not attempt to, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee approved the merger agreement and recommended it to our Board of Directors based upon the totality of the information it considered.
     In reaching its determination that the merger agreement and the merger are advisable, substantively and procedurally fair to and in the best interest of the Company and our unaffiliated stockholders, our Board of Directors determined that the analyses of the Special Committee of the merger consideration of $6.60 per share were reasonable and expressly adopted the analyses and conclusions of the Special Committee. In determining the reasonableness of the Special Committee’s analysis, our Board of Directors considered and relied upon the following factors, among others:
•	the Special Committee’s unanimous determination that the merger agreement and the merger are fair to and in the best interest of the Company and our unaffiliated stockholders and its unanimous recommendation that our Board of Directors approve the merger agreement;

•	the fact that no member of the Special Committee has an interest in the proposed merger different from that of our unaffiliated stockholders, other than unvested restricted stock held by members of the Special Committee that will become vested in connection with the merger and the customary indemnification and director and officer liability insurance coverage to which the members of the Special Committee will be entitled under the terms of the merger agreement;

•	the process undertaken by the Special Committee and the Company’s advisors in connection with evaluating third party interest in acquiring the Company, as described above in “—Background of the Merger,” including the fact that the Special Committee was free to explore a transaction with any other bidder and did, in fact, explore transactions with other bidders, except during the period of exclusivity the Special Committee granted to H.I.G.; and

•	the availability of appraisal rights under Delaware law for Allion’s stockholders who oppose the merger.
     Our Board of Directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the Special Committee to represent effectively the interests of Allion’s unaffiliated stockholders. Our Board of Directors reached this conclusion based on the following factors, among others:
•	the fact that the Special Committee consisted solely of independent directors who are not affiliated with H.I.G. or the rollover stockholders;

•	the fact that the Special Committee consulted with the Company’s independent legal counsel, Alston & Bird, and the Company’s independent financial advisor, Raymond James;

•	the fact that the negotiations that had taken place between H.I.G. and its representatives, on the one hand, and the Special Committee and the Company’s representatives, on the other hand, were structured and conducted so as to preserve the independence of the Special Committee and promote the fairness of the transaction; and

•	the fact that the merger agreement and the merger were approved by the members of our Board of Directors who are not employees of Allion or affiliated with H.I.G. or the rollover stockholders or their affiliates.
     In light of the procedural protections described above, our Board of Directors, including each of the independent directors, did not consider it necessary to require a separate affirmative vote of a majority of our unaffiliated stockholders even though the rollover stockholders hold approximately 41.1% of Allion common stock. In addition, given the procedural safeguards described above, our Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the transaction.
     Our Board of Directors also considered the interests certain executive officers and directors of the Company may have with respect to the merger in addition to their interests as stockholders generally, as described below in “—Interests of Certain Persons in the Merger.”
     The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered by our Board of Directors. In view of the wide variety of factors considered by our Board of Directors in evaluating the merger agreement and the merger, our Board of Directors did not find it practicable, and did not attempt to, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of our Board of Directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Our Board of Directors approved the merger agreement and recommends it to Allion’s stockholders based upon the totality of the information it considered.
     Based in part upon the recommendation of the Special Committee, our Board of Directors voted to approve the merger agreement and resolved to recommend that you vote “FOR” the adoption of the merger agreement. In making their determination as to the fairness of the proposed merger to the Company and our stockholders, the Special Committee and our Board of Directors were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Allion with another company, the sale or transfer of all or substantially all of Allion’s assets or a purchase of Allion’s assets that would enable the holder to exercise control of Allion.
     Based on the factors outlined above, our Board of Directors determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interest of the Company and our unaffiliated stockholders. Therefore, our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement.
Purposes and Reasons for the Merger
     The purpose of the merger for us is to enable our unaffiliated stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $6.60 in cash, without interest, representing a premium of approximately 30.2% over the volume-weighted average price of Allion common stock for the five days prior to announcement of the merger.
     For Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the other members of the H.I.G. Buying Group, the purpose of the merger is to allow them to acquire control of Allion and bear the rewards and risks of such ownership of Allion after shares of Allion common stock cease to be publicly traded. The H.I.G. Buying Group did not consider any alternatives for achieving these purposes. The transaction has been structured as a cash merger in order to provide our unaffiliated stockholders with cash for their shares of Allion common stock and to provide a prompt and orderly transfer of ownership of Allion in a single step, without the necessity of financing separate purchases of Allion common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities. The H.I.G. Buying Group has undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen the Company’s competitive position, strategy and financial performance under a new form of ownership.
     The purpose of the Parallex Group for engaging in the merger is (i) to receive cash for the portion of its shares of Allion common stock that will not be surrendered to Parent and to realize a premium to the market price for such shares based on the closing price of Allion common stock on October 16, 2009, (ii) to receive the principal plus accrued interest on promissory notes issued to it by the Company, the maturity of which will accelerate at the effective time of the merger, and (iii) to retain an indirect equity interest in Allion and to continue bearing the rewards and risks of such ownership of Allion after shares of Allion common stock cease to be publicly traded. In addition, as a condition to entering the merger agreement, H.I.G. required that as part of the equity financing for the merger, Parallex and the other rollover stockholders make an equity investment in Parent by surrendering a portion of their shares of Allion common stock to Parent and enter into restrictive covenant agreements restricting their ability to engage in certain activities competitive with Allion or Parent after the merger.
Position of the H.I.G. Buying Group as to the Fairness of the Merger
     Under applicable SEC rules, the members of the H.I.G. Buying Group are engaged in a “going private” transaction and therefore required to express their beliefs as to the fairness of the merger to Allion’s unaffiliated stockholders. For purposes of this Proxy Statement, the members of the “H.I.G. Buying Group” are Parent, Merger Sub, H.I.G. Capital, L.L.C., H.I.G. Healthcare, LLC, H.I.G. Bayside Debt & LBO Fund II, L.P., H.I.G. Bayside Advisors II, LLC, H.I.G.-GPII, Inc., Sami Mnaymneh and Anthony Tamer. The members of the H.I.G. Buying Group are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The H.I.G. Buying Group’s views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of Allion as to how such stockholder should vote on the proposal to adopt the merger agreement.
     The H.I.G. Buying Group believes that the merger is both substantively and procedurally fair to Allion’s unaffiliated stockholders. However, none of the members of the H.I.G. Buying Group has undertaken any formal evaluation of the fairness of the merger to Allion’s unaffiliated stockholders or engaged a financial advisor for such purpose. Moreover, none of the members of the H.I.G. Buying Group participated in the deliberations of the Special Committee or received advice from the Company’s legal or financial advisors in connection with the merger.
     While the members of the H.I.G. Buying Group believe that the merger is substantively and procedurally fair to Allion’s unaffiliated stockholders, they attempted to negotiate the terms of a transaction that would be most favorable to them and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to Allion’s unaffiliated stockholders. None of the members of the H.I.G. Buying Group believes that it has or had any fiduciary duty to Allion or its stockholders, including with respect to the merger agreement and its terms and conditions. Allion and its unaffiliated stockholders were represented by an independent Special Committee that negotiated on their behalf with H.I.G., Parent and Merger Sub, each with the assistance of its respective advisors, as described above in “—Fairness of the Merger; Reasons for the Recommendation of the Special Committee and our Board of Directors.”
     The belief of the members of the H.I.G. Buying Group that the merger is substantively and procedurally fair to the unaffiliated stockholders of Allion is based on the following factors, among others:
•	the H.I.G. Buying Group’s assessment of Allion’s ability to continue to execute on its strategic business plan, considering its current financial position, its competitive position in its industry, its potential for future growth, potential reductions in reimbursement rates (including as a result of state budget cuts), health care reform, and the status of premium reimbursement programs in California and New York, in each case in comparison to the certainty of value provided by the $6.60 per share to be paid to Allion stockholders pursuant to the merger agreement;

•	the fact that the $6.60 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of Allion common stock before the public announcement of the merger agreement, including a premium of approximately 30.2% over the volume-weighted average price of Allion common stock for the five days prior to announcement of the merger; although Allion common stock had traded at prices as high as $7.72 per share prior to the announcement of the merger, the H.I.G. Buying Group believes that such trading prices were primarily a result of a temporary increase in demand as a result of Allion’s shares being added to the Russell 2000 index, combined with a limited number of shares available for purchase by institutional investors, and were not necessarily reflective of the long-term, fundamental value of Allion;

•	the volatile nature of the trading price and the low trading volume of Allion common stock restricting liquidity for Allion stockholders;

•	the fact that, notwithstanding that the members of the H.I.G. Buying Group and their respective affiliates are not entitled to rely on it, Allion’s Board of Directors received an opinion from Raymond James as to the fairness, from a financial point of view, as of the date thereof, of the merger consideration to be received by Allion’s stockholders (other than the rollover stockholders, Parent, Merger Sub and their respective affiliates); although Raymond James’s opinion addresses the fairness of the consideration to be received by all of Allion’s unaffiliated stockholders as well as certain of Allion’s affiliated stockholders, the H.I.G. Buying Group nonetheless partly based its determination of the fairness of the merger consideration to Allion’s unaffiliated stockholders on Raymond James’s opinion because such affiliated stockholders will receive the same per share consideration pursuant to the merger agreement as Allion’s unaffiliated stockholders and will not receive any other material benefit;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to Allion’s stockholders;

•	the fact that because the rollover stockholders were required to exchange a portion of their shares of Allion common stock for equity interests in Parent as a condition of the H.I.G. Buying Group’s agreement to enter into the merger agreement, it reduced the cash required to be paid by the H.I.G. Buying Group pursuant to the merger agreement and allowed the H.I.G. Buying Group to pay a higher price per share to Allion’s unaffiliated stockholders under the merger agreement;

•	the belief that the Company has undertaken extensive efforts to market itself to potentially interested parties, with the assistance of the Company’s financial advisors, in a thorough, fair and full process designed to ensure that the $6.60 per share consideration was the highest offer that could be obtained for Allion; and

•	and the fact that the merger is subject to the adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of Allion common stock.
     The H.I.G. Buying Group considered each of the foregoing factors in determining the fairness of the merger to Allion’s unaffiliated stockholders. In light of the factors described above and the fact that the use of a Special Committee of independent directors is a mechanism well recognized to ensure fairness in transactions of this type, the H.I.G. Buying Group believes that the merger is procedurally fair to Allion’s unaffiliated stockholders despite the fact that the merger agreement does not require adoption by a majority of the unaffiliated holders of Allion common stock and the fact that Allion’s Special Committee did not retain an unaffiliated representative to act solely on behalf of its unaffiliated stockholders.
     The H.I.G. Buying Group did not consider Allion’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Allion’s unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Allion’s equity but rather an indicator of historical costs. The H.I.G. Buying Group also did not consider the liquidation value of Allion’s assets as indicative of Allion’s value primarily because of their belief that the liquidation value would be significantly lower than Allion’s value as an ongoing business and that, due to the fact that Allion is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders of Allion. The H.I.G. Buying Group did not establish a pre-merger going concern value for Allion’s equity as a public company for the purposes of determining the fairness of the merger consideration to Allion’s unaffiliated stockholders because, following the merger, Allion will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.
     In making their determination as to the fairness of the proposed merger to Allion’s unaffiliated stockholders, the H.I.G. Buying Group was not aware of any firm offers during the prior two years by any person for the merger or consolidation of Allion with another company, the sale or transfer of all or substantially all of Allion’s assets or a purchase of Allion’s common stock that would enable the holder to exercise control of Allion.
     The H.I.G. Buying Group’s view as to the fairness of the merger to Allion’s unaffiliated stockholders is not a recommendation as to how any such stockholder should vote on the merger agreement. The foregoing discussion of the information and factors considered by the H.I.G. Buying Group, while not exhaustive, is believed to include all material factors considered by the H.I.G. Buying Group. The H.I.G. Buying Group did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such stockholders. The H.I.G. Buying Group believes that these factors provide a reasonable basis for its position that the merger is fair to Allion’s unaffiliated stockholders.
Position of the Parallex Group as to the Fairness of the Merger
     Under applicable SEC rules, the Parallex Group is engaged in a “going private” transaction and therefore required to express its belief as to the fairness of the merger to Allion’s unaffiliated stockholders. The Parallex Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Parallex Group’s view as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of Allion as to how such stockholder should vote on the proposal to adopt the merger agreement.

     The Parallex Group believes that the merger is both substantively and procedurally fair to Allion’s unaffiliated stockholders. The Parallex Group has expressly adopted the analyses of Raymond James in their determination of the substantive fairness of the merger consideration to Allion’s unaffiliated stockholders. However, the Parallex Group has not undertaken any formal evaluation of the fairness of the merger to Allion’s unaffiliated stockholders or engaged a financial advisor for such purpose. The Parallex Group did not consider Allion’s historic market prices, net book value, going concern value or liquidation value in determining the fairness of the transaction to Allion’s unaffiliated stockholders. Moreover, the Parallex Group did not participate in the deliberations of the Special Committee or receive advice from the Company’s legal or financial advisors in connection with the merger and was not involved in any negotiations regarding the merger, the merger agreement or the per share merger consideration. The Parallex Group also was not involved in the negotiations between H.I.G. and the Special Committee with respect to the merger, the merger agreement or the per share merger consideration. The Parallex Group has not been given access to any of the analyses undertaken by the H.I.G. Buying Group, the Special Committee or the Allion Board of Directors in valuing Allion. Mr. Miller and Mr. Stepanuk currently serve as the designees of the rollover stockholders, together with certain other holders of Allion common stock, to Allion’s Board of Directors. Mr. Miller and Mr. Stepanuk, each in his capacity as a member of Allion’s Board of Directors, participated in the deliberations of the Board of Directors in approving the merger agreement and the merger, although they were not members of, and did not participate in the deliberations of, the Special Committee. Following the unanimous approval of the merger agreement by all of Allion’s independent directors, the merger agreement was unanimously approved by Allion’s full Board of Directors.
     The belief of the Parallex Group that the merger is fair to the unaffiliated stockholders of Allion is based on the following factors, among others:
•	the fact that the $6.60 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive arms-length negotiations between the Special Committee and the Company’s advisors, on the one hand, and H.I.G. and its advisors, on the other hand, and represents a substantial increase in the offer by H.I.G. of $5.50 per share in its initial letter of intent dated June 2, 2009;

•	the fact that the Special Committee unanimously determined that the merger agreement and the merger are fair to and in the best interest of Allion and its stockholders;

•	the fact that the merger agreement was unanimously approved by Allion’s full Board of Directors, including each of Allion’s independent directors, present at the meeting called for that purpose;

•	the fact that neither the Special Committee nor Allion’s Board of Directors had any obligation to recommend approval of the merger or adoption of the merger agreement or any other transaction;

•	the fact that the merger requires the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Allion common stock entitled to vote at a meeting of stockholders;

•	the fact that, although the Parallex Group is not entitled to rely on it, Allion’s Board of Directors received an opinion from Raymond James as to the fairness, from a financial point of view, as of the date thereof, of the merger consideration to be received by Allion’s stockholders (other than the rollover stockholders, Parent, Merger Sub and their respective affiliates); although Raymond James’s opinion addresses the fairness of the consideration to be received by all of Allion’s unaffiliated stockholders as well as certain of Allion’s affiliated stockholders, the Parallex Group nonetheless partly based its determination of the fairness of the merger consideration to Allion’s unaffiliated stockholders on Raymond James's opinion because such affiliated stockholders will receive the same per share consideration pursuant to the merger agreement as Allion's unaffiliated stockholders and will not receive any other material benefit;

•	the fact that the Special Committee consulted with the Company’s legal and financial advisors, who are experienced in transactions similar to the proposed merger;

•	the fact that the merger will provide consideration to the unaffiliated stockholders of Allion entirely in cash, which provides certainty of value;

•	the fact that the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for Allion’s public stockholders, whose ability, absent the merger, to sell their shares of Allion common stock is adversely affected by the low trading volume of the shares;

•	the fact that because the rollover stockholders were required to exchange a portion of their shares of Allion common stock for equity interests in Parent as a condition of the H.I.G. Buying Group’s agreement to enter into the merger agreement, it reduced the cash required to be paid by the H.I.G. Buying Group pursuant to the merger agreement and allowed the H.I.G. Buying Group to pay a higher price per share paid to Allion’s unaffiliated stockholders under the merger agreement;

•	the fact that any Allion stockholders who do not support the merger will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	the Special Committee’s belief that the Company’s efforts to market itself to potentially interested parties, with the assistance of the Company’s financial advisors, constituted a thorough, fair and full process to ensure that the $6.60 per share consideration was the highest offer that could be obtained for Allion;

•	the fact that none of the members of the H.I.G. Buying Group or the Parallex Group participated in or had any influence on the Special Committee’s deliberative process or conclusions; and

•	the fact that Allion may terminate the merger agreement prior to the adoption of the merger agreement by Allion’s stockholders in order to accept a superior third party proposal, subject to certain conditions, including payment of a termination fee.
     The Parallex Group considered each of the foregoing factors in determining the fairness of the merger to Allion’s unaffiliated stockholders. In light of the factors described above and the fact that the use of a Special Committee of independent directors is a mechanism well recognized to ensure fairness in transactions of this type, the Parallex Group believes that the merger is procedurally fair to Allion’s unaffiliated stockholders despite the fact that Allion did not retain an unaffiliated representative to act solely on behalf of its unaffiliated stockholders. The Parallex Group also believes that the merger is procedurally fair to Allion’s unaffiliated stockholders despite the fact that Mr. Miller and Mr. Stepanuk, each in his capacity as a member of Allion’s Board of Directors, participated in the deliberations of the Board of Directors in approving the merger agreement and the merger. In this regard, the Parallex Group notes that all of the other members of the Board of Directors who voted on the transaction approved the merger agreement.
     In making its determination as to the fairness of the proposed merger to Allion’s unaffiliated stockholders, the Parallex Group was not aware of any firm offers during the prior two years by any person for the merger or consolidation of Allion with another company, the sale or transfer of all or substantially all of Allion’s assets or a purchase of Allion’s common stock that would enable the holder to exercise control of Allion.
     The Parallex Group’s view as to the fairness of the merger to Allion’s unaffiliated stockholders is not a recommendation as to how any such stockholder should vote on the merger. The foregoing discussion of the information and factors considered by the Parallex Group, while not exhaustive, includes all material factors considered by the Parallex Group. The Parallex Group did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to Allion’s unaffiliated stockholders. Rather, the fairness determinations were made after consideration of the totality of the information presented to it.
Opinion of Allion’s Financial Advisor, Raymond James & Associates, Inc.
     Pursuant to an engagement letter dated January 29, 2009, we retained Raymond James as our exclusive financial advisor in connection with the proposed merger. At the meeting of our Board of Directors on October 18, 2009, Raymond James delivered to our Board of Directors its opinion that, as of such date and based upon, and subject to, various qualifications and assumptions described with respect to its opinion, the consideration to be received in the proposed merger by holders of Allion common stock (other than the rollover stockholders, Parent and Merger Sub, and their respective affiliates) was fair, from a financial point of view, to such holders .
     The full text of the written opinion of Raymond James, dated October 18, 2009, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this Proxy Statement. Raymond James’s opinion, which is addressed to our Board of Directors, is directed only to the fairness, from a financial point of view, to the holders of Allion common stock (other than the rollover stockholders, Parent, Merger Sub and their respective affiliates), of the consideration to be received in the proposed merger by such holders. Raymond James expressed no opinion on the relative merits of the merger compared to any alternative that might be available to Allion or the terms of the merger agreement. Raymond James’s opinion does not constitute a recommendation to our Board of Directors or any holder of Allion common stock as to how to vote with respect to the proposed merger or otherwise and does not address any other aspect of the proposed merger or any related transaction. Raymond James’s opinion does not address the fairness of the proposed merger to, or any consideration that may be received by, the holders of any other class of securities, creditors or constituencies of Allion, including the rollover stockholders, Parent or Merger Sub, or the underlying decision by Allion or our Board of Directors to pursue the proposed merger. Raymond James expressed no opinion as to the price at which Allion common stock or any other securities would trade at any future time. In addition, Raymond James did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by our officers, directors, or employees, or any class of such persons, in connection with or as a result of the merger. Raymond James’s opinion was authorized for issuance by the Fairness Opinion Committee of Raymond James. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Allion common stock are urged to read this opinion in its entirety.
In arriving at its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions as stated in the October 18, 2009 draft agreement;

•	reviewed our annual report filed on Form 10-K for the fiscal year ended December 31, 2008 and the quarterly reports filed on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	reviewed certain other publicly available information on the Company;

•	reviewed other Company financial and operating information provided by us, such as detailed accounts receivable aging schedules and segmented historical financials by operating location;

•	reviewed the historical stock price and trading activity for the shares of Allion common stock;

•	discussed our operations, historical financial results, and future prospects with certain management team members of the Company;

•	discussed with our senior management certain information related to the aforementioned;

•	compared financial and stock market information for the Company with similar information for certain other companies with publicly-traded equity securities;

•	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses Raymond James deemed to be similar to those of the Company; and

•	considered such other quantitative and qualitative factors that Raymond James deemed to be relevant to its evaluation, including the Company’s exposure to potential changes in reimbursement rates, health care reform and the status of premium reimbursement programs in a period of weak economic growth and pressure on state budgets.
     Raymond James did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it by us or any other party, including, without limitation, any financial information, forecasts, or projections considered in connection with the rendering of its opinion. For purposes of its opinion, Raymond James assumed and relied upon, with permission from our Board of Directors, the accuracy and completeness of all such information. Raymond James did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise). With respect to financial forecasts and estimates, along with other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James (i) assumed, with permission from our Board of Directors, that such forecasts, estimates and other such information and data had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management and (ii) relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
     In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory, or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory, or other consents and approvals necessary for the consummation of the merger, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications, or waivers made that would have any material adverse effect on Allion. Raymond James expressed no opinion regarding the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger.
     Raymond James’s opinion is necessarily based on economic, market, and other conditions and the information made available to Raymond James as of October 18, 2009. It should be understood that subsequent developments could affect Raymond James’s opinion and that Raymond James does not have any obligation to reaffirm its opinion.
Summary of Financial Analyses Conducted by Raymond James
     The following is a summary of the material financial analyses underlying Raymond James’s opinion, dated October 18, 2009, delivered to our Board of Directors in connection with the merger at a meeting of the our Board of Directors on October 18, 2009. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Raymond James or by our Board of Directors. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of Raymond James’s financial analyses.
     In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
     The following summarizes the material financial analyses presented by Raymond James to our Board of Directors at its meeting on October 18, 2009 and considered by Raymond James in rendering its opinion. The description below explains Raymond James’s methodology for evaluating the consideration to be reviewed in the proposed merger. No company or transaction used in certain of the analyses described below was deemed to be directly comparable to Allion or the merger, and the summary set forth below does not purport to be a complete description of the analyses or data presented by Raymond James. In presenting their financial analyses to our Board of Directors, Raymond James included, along with other information, the mean and median values resulting from their analyses of other companies and transactions, which mean and median values are included in the descriptions below. However, Raymond James included the mean and median values for informational purposes only, to illustrate the dispersion of the data within the corresponding range, and noted that they did not consider those values alone dispositive of whether a particular analysis supported the fairness of the consideration to be paid in the merger, particularly where the multiple implied by the consideration to be paid in the merger otherwise fell within the high to low range of multiples for the analysis.
     Historical Stock Trading Analysis
     Raymond James analyzed the performance of Allion common stock between October 16, 2008 and October 16, 2009. During this period, Allion common stock achieved a closing price high of $7.40 and a closing price low of $2.83. The results of this summary analysis are summarized below.

		Implied
	Price	Premium
Merger consideration	$6.60	—
One-day volume-weighted average price* “VWAP”	$5.22	26.4%
Five-day VWAP	$5.07	30.2%
30-day VWAP	$5.76	14.6%
60-day VWAP	$6.33	4.3%
90-day VWAP	$6.12	7.8%

*	Volume weighted average price is the ratio of the value traded to total volume traded over a particular time horizon.
     Raymond James also presented a stock price histogram, for the trailing twelve-month and six-month periods, illustrating that approximately 84.4% and 77.1% of the trading activity in Allion common stock during the twelve months and six months periods prior to announcement of the merger occurred at prices below the per share merger consideration of $6.60.
     Selected Public Companies Analysis
     Raymond James compared certain operating, financial, trading, and valuation information for Allion to certain publicly available operating, financial, trading, and valuation information for nine selected companies, each of which Raymond James believes to have a business model reasonably similar, in whole or in part, to that of Allion. These selected companies included:
•	Amerisourcebergen Corporation (“ABC”),

•	Cardinal Health, Inc. (“CAH”),

•	McKesson Corp. (“MCK”),

•	PSS World Medical Inc. (“PSS”),

•	Henry Schein Inc. (“HSIC”),

•	Owens & Minor Inc. (“OMI”),

•	BioScrip Inc. (“BIOS”),

•	Omnicare Inc. (“OCR”), and

•	Pharmerica Corporation (“PMC”).
     Raymond James did not provide our Board of Directors with all the data underlying this analysis for the selected companies, although Raymond James provided the current (as of October 16, 2009) enterprise values (calculated as the sum of the value of common equity on a fully diluted basis and the value of net debt) and the trailing twelve month earnings before interest, income taxes, depreciation, and amortization, or EBITDA, for the selected companies, as described in the following table:

Financial Metric	ABC	CAH	MCK	PSSI	HSIC
Total Enterprise Value ($millions)	$7,351	$12,772	$16,476	$1,428	$5,173
Trailing Twelve Month EBITDA ($millions)	$972	$1,623	$2,223	$132	$545

Financial Metric	OMI	BIOS	OCR	PMC
Total Enterprise Value ($millions)	$2,172	$307	$4,591	$753
Trailing Twelve Month EBITDA ($millions)	$207	$22	$709	$101
     In addition, for each of the selected companies, Raymond James calculated the multiples of enterprise value divided by (i) actual or projected revenue and (ii) actual or projected EBITDA (adjusted for non-recurring income and expenses), for the twelve month period ended June 30, 2009 and years ending December 31, 2009 and 2010. Raymond James also calculated the multiples of equity value per share divided by the diluted EPS (adjusted for non-recurring income and expenses) for the twelve month period ended June 30, 2009 and years ending December 31, 2009 and 2010. The resulting multiples for the selected companies are set forth in the table below:

Multiple	ABC	CAH	MCK	PSSI	HSIC
Enterprise Value/Revenue:
Twelve month period ended June 30, 2009	0.1x	0.1x	0.2x	0.7x	0.8x
CY2009	0.1x	0.1x	0.2x	0.7x	0.8x
CY2010	0.1x	0.1x	0.1x	0.7x	0.8x
Enterprise Value/EBITDA:
Twelve month period ended June 30, 2009	7.6x	7.9x	7.4x	10.8x	9.5x
CY2009	7.6x	8.3x	6.9x	10.6x	9.5x
CY2010	7.2x	8.3x	6.7x	9.2x	8.8x
Price/EPS:
Twelve month period ended June 30, 2009	14.2x	12.7x	13.2x	21.4x	18.1x
CY2009	14.1x	11.1x	15.0x	21.6x	17.6x
CY2010	12.5x	14.7x	13.5x	18.4x	15.8x

Multiple	OMI	BIOS	OCR	PMC
Enterprise Value/Revenue:
Twelve month period ended June 30, 2009	0.3x	0.2x	0.7x	0.4x
CY2009	0.3x	0.2x	0.7x	0.4x
CY2010	0.3x	0.2x	0.7x	0.4x
Enterprise Value/EBITDA:
Twelve month period ended June 30, 2009	10.5x	14.1x	6.5x	7.5x
CY2009	9.9x	12.8x	6.5x	7.4x
CY2010	8.9x	10.4x	6.3x	7.0x
Price/EPS:
Twelve month period ended June 30, 2009	23.8x	20.9x	10.5x	15.1x
CY2009	19.6x	17.9x	10.7x	14.8x
CY2010	15.5x	12.9x	8.3x	12.5x
     Raymond James then reviewed the mean, median, low, and high relative valuation multiples of the selected companies and compared them to corresponding trading multiples for Allion on October 18, 2009, utilizing actual results as reported by Allion and Wall Street research consensus estimates for calendar years 2009 and 2010, as directed by Allion management. The results of the selected public company analysis are summarized below:

Multiple	Allion	Mean	Median	Low	High
Enterprise Value/Revenue:
Twelve month period ended June 30, 2009	0.6x	0.4x	0.3x	0.1x	0.8x
CY2009	0.6x	0.4x	0.3x	0.1x	0.8x
CY2010	0.5x	0.4x	0.3x	0.1x	0.8x
Enterprise Value/EBITDA:
Twelve month period ended June 30, 2009	6.7x	9.1x	7.9x	6.5x	14.1x
CY2009	6.0x	8.8x	8.3x	6.5x	12.8x
CY2010	5.5x	8.1x	8.3x	6.3x	10.4x
Price/EPS:
Twelve month period ended June 30, 2009	10.8x	16.7x	15.1x	10.5x	23.8x
CY2009	11.3x	15.8x	15.0x	10.7x	21.6x
CY2010	9.2x	13.8x	13.5x	8.3x	18.4x
     Raymond James then applied the mean and median multiples to the relevant Allion revenue, EBITDA, and EPS metrics, using consensus analyst estimates, per Allion management, to determine a range of implied Allion enterprise values. After adjusting for Allion’s capitalization, Raymond James reviewed the range of per share prices derived in the selected public companies analysis as of October 16, 2009 and compared them to the merger price of $6.60 per share for Allion. The results of the selected public companies analysis are summarized below:

Equity Value per Share	Allion	Mean	Median	Low	High
Enterprise Value/Revenue:
Twelve month period ended June 30, 2009	$6.60	$2.60	$1.21	nmf	$7.77
CY2009	$6.60	$2.82	$1.21	nmf	$8.10
CY2010	$6.60	$3.12	$1.38	nmf	$8.58
Enterprise Value/EBITDA:
Twelve month period ended June 30, 2009	$6.60	$7.32	$6.05	$4.58	$12.58
CY2009	$6.60	$8.19	$7.53	$5.43	$12.87
CY2010	$6.60	$8.12	$8.43	$5.80	$11.06
Price/EPS:
Twelve month period ended June 30, 2009	$6.60	$8.38	$7.61	$5.29	$11.98
CY2009	$6.60	$7.60	$7.18	$5.13	$10.38
CY2010	$6.60	$8.14	$7.97	$4.87	$10.88
      Raymond James noted that the consideration of $6.60 per share offered in the merger is within the range of values implied for the shares of Allion common stock by each of the multiples described in the preceding table. Additionally, while Raymond James noted that the consideration of $6.60 offered in the merger is less than the value implied for Allion by the means and medians of a number of the multiples used in this analysis, it also noted that the consideration of $6.60 offered in the merger is above the value implied for the Company by the means and medians of other multiples used in the analysis and within the range of the mean and median for one of the multiples used. Raymond James further noted that it had provided the means and medians for the multiples in this analysis solely for our Board of Directors’ information, and that those means and medians should not be viewed as dispositive as to whether a particular multiple supported the fairness of the consideration. Raymond James believes that considering this analysis individually, without considering all of Raymond James’ analyses as a whole, would create an incomplete view of the process underlying its opinion. Raymond James also noted that no company utilized in the selected companies analysis is identical to Allion, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the companies to which Allion is being compared. Among other things, Raymond James noted that Allion might be negatively affected relative to the selected companies by Allion’s comparatively greater reliance for its revenue on state Medicaid programs, particularly in California and New York, which are experiencing budget shortfalls and are expected to face increasing fiscal problems.
     Selected Transactions Analysis
     Raymond James derived a range of potential values for Allion relative to select mergers and acquisitions involving companies that Raymond James believed to have similar business models, in whole or in part, to that of Allion and were announced and completed (or were then pending) between September 1, 2007 and October 17, 2009. The selected transactions considered included:
•	Excellere Partners’ pending acquisition of MTS Medication Technologies, Inc., announced in August 2009 (“MTS”);

•	MedcoHealth Solutions Inc. acquisition of Owens & Minor Inc., Direct-to-Consumer Diabetes Supply Business, closed in January 2009 (“O&M-DTC”);

•	The Blackstone Group’s acquisition of Apria Healthcare Group, Inc., closed in October 2008 (“APRIA”);

•	SunLink Health Systems Inc. acquisition of Carmichael’s Cashway Pharmacy, Inc. closed in April 2008 (“CCP”); and

•	Allion Healthcare Inc. acquisition of Biomed America, Inc., closed in April 2008 (“BIOMED”).
     Raymond James calculated multiples of transaction enterprise value compared to the revenue and EBITDA (adjusted for non-recurring income and expenses) of the target companies, in each case for the reported twelve month period prior to announcement of the transaction, where such information was publicly available. The resulting multiples for the selected transactions are set forth in the table below:

Multiple	MTS	O&M-DTC	APRIA	CCP	BIOMED
Enterprise Value ($millions)	$46.8	$63.0	$1594.1	$22.8	$118.0
Enterprise Value/Trailing Twelve Months:
Revenue	0.6 x	0.7 x	1.0 x	0.5 x	nmf
EBITDA	6.2 x	na	5.3 x	6.4 x	8.0 x
     Raymond James then reviewed the mean, median, low, and high relative valuation multiples of the selected transactions and compared them to corresponding multiples for Allion as of October 16, 2009. The results of the selected transactions analysis are summarized below:

Multiple	Allion	Mean	Median	Low	High
Enterprise Value/Trailing Twelve Months:
Revenue	0.7 x	0.7 x	0.6 x	0.5 x	1.0 x
EBITDA	8.4 x	6.5 x	6.3 x	5.3 x	8.0 x

     Raymond James then applied the mean and median multiples to the relevant Allion revenue and EBITDA metrics to determine a range of implied Allion enterprise values. After adjusting for our capitalization, Raymond James reviewed the range of per share prices derived in the selected transactions analysis and compared them to the offer price of $6.60 per share for Allion. The results of the selected transactions analysis are summarized below:

Equity Value per Share	Allion	Mean	Median	Low	High
Enterprise Value ($millions)	$277.9
Enterprise Value/Trailing Twelve Months:
Revenue	$6.60	$6.44	$5.70	$4.38	$9.95
EBITDA	$6.60	$4.59	$4.40	$3.39	$6.19
     Raymond James believes that considering this analysis individually, without considering all of Raymond James’ analyses as a whole, would create an incomplete view of the process underlying its opinion. No transaction utilized in the selected transactions analysis is identical to the proposed merger, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning Allion’s financial and operating characteristics and other factors that would affect the selected transactions to which Allion is being compared.
     Premiums Paid Analysis
     For informational purposes, Raymond James analyzed the premiums paid in 54 all-cash acquisitions for U.S. publicly traded companies with a transaction enterprise value between $100 and $500 million that were announced and completed between September 1, 2007 and October 17, 2009.
     Raymond James’s analysis was based on the one-, five-, thirty-, sixty- and ninety-day average implied premiums paid in such transactions. The implied premiums in this analysis were calculated by comparing the publicly disclosed transaction price to the target company’s one-, five-, thirty-, sixty- and ninety-day average stock price prior to the announcement of each of the applicable transactions as summarized below:

	Premiums
Target / Acquiror	1-day	5-day	30-day	60-day	90-day
Noven Pharmaceuticals Inc. / Hisamitsu Pharmaceutical Co., Inc.	22.4%	14.9%	44.7%	64.7%	100.0%
Monogram Biosciences, Inc. / Laboratory Corp. of America Holdings	170.8%	164.5%	117.7%	75.0%	11.0%
SumTotal Systems / Vista Equity Partners	141.3%	174.0%	159.4%	58.0%	76.4%
Vnus Medical Technologies, Inc. / Covidien plc	36.0%	35.1%	34.4%	59.8%	81.3%
American Land Lease Inc. / Green Courte Real Estate Partners, LLC	264.1%	273.7%	129.7%	(25.9)%	(21.4)%
Omrix Biophamaceuticals, Inc. / Johnson & Johnson	18.1%	37.9%	75.4%	8.7%	35.8%
SM&A / Odyssey Investment Partners , LLC	159.3%	131.5%	103.6%	73.6%	33.8%
Cherokee International Corp. / Lineage Power Holdings, Inc.	33.3%	48.8%	24.0%	72.0%	11.1%
Gehl Company / Manitou BF	119.6%	99.1%	100.1%	99.7%	94.4%
Captaris Inc. / Open Text, Inc.	37.5%	42.4%	42.0%	18.8%	2.6%
Eagle Test Systems, Inc. / Teradyne Inc.	10.4%	8.2%	42.3%	42.7%	19.2%
Greenfield Online, Inc. / Microsoft Corporation	31.8%	42.0%	60.8%	42.3%	38.7%
PeopleSupport, Inc. / Essar Services	28.5%	41.1%	36.1%	34.6%	39.0%
Intervoice, Inc. / Convergys Corporation	23.7%	52.4%	26.7%	18.4%	9.4%
Excel Technology Inc. / GSI Group Inc.	41.2%	45.3%	25.7%	31.3%	24.0%
Community Bankshares Inc. / First Citizens Bancorp and Trust Company, Inc.	90.9%	81.8%	76.5%	78.0%	68.7%
Barrier Therapeutics Inc. / Stiefel Laboratories, Inc.	135.8%	89.5%	75.1%	25.0%	34.7%
MEDecision, Inc. / Health Care Service Corp.	309.4%	288.9%	302.3%	332.1%	192.9%
CAM Commerce Solutions, Inc. / Great Hill Partners, LLC	7.9%	12.1%	8.6%	12.1%	(0.8)%
HireRight, Inc. / USIS Commercial Services, Inc.	95.2%	95.2%	13.3%	110.8%	127.0%
Tumbleweed Communications Corp. / Axway Inc.	52.5%	45.9%	112.6%	136.8%	77.6%
Kosan Biosciences Inc. / Bristol-Myers Squibb Co.	233.3%	243.8%	173.6%	229.3%	89.0%
Angelica Corporation / Lehman Brothers Merchant Banking	(1.3)%	(1.4)%	(10.7)%	(19.9)%	(15.0)%
MedQuist Inc. / Cbay, Inc.	46.7%	56.9%	29.4%	12.2%	9.9%
Radyne Corp. / Comtech Telecommunications Corp.	48.6%	47.6%	35.0%	19.3%	27.5%
Moldflow Corporation / Autodesk, Inc.	12.2%	17.5%	31.6%	60.0%	37.0%
Packeteer, Inc. / Blue Coat Systems Inc.	83.9%	51.4%	62.8%	9.4%	(20.3)%
180 Connect, Inc. / DirecTV Enterprises LLC	52.5%	91.5%	20.0%	(23.7)%	(41.9)%
Clayton Holdings, Inc. / Greenfield Partners , LLC	24.5%	10.7%	38.6%	41.5%	51.9%
Iomega Corp. / EMC Corporation	44.7%	37.5%	44.7%	5.8%	(6.3)%
Industrial Distribution Group, Inc. / Luther King Captial Management Corporation	18.2%	20.5%	22.3%	14.5%	6.7%
Bentley Pharmaceuticals Inc. / Teva Pharmaceuticals Industries Limited	17.3%	14.5%	25.9%	25.1%	18.3%
Synplicity, Inc. / Synopsys Inc.	50.4%	55.6%	82.6%	50.7%	45.5%
I-trax. Inc. / Walgreen Co.	38.5%	44.0%	61.7%	67.2%	44.0%
CollaGenex Pharmaceuticals Inc. / Galderma Laboratories, L.P.	29.7%	27.4%	62.7%	120.5%	66.8%
Encysive Pharmaceuticals Inc. / Pfizer Inc.	117.6%	197.5%	226.4%	209.2%	49.7%
Possis Medical / MEDRAD, Inc.	35.9%	41.4%	34.9%	46.6%	43.1%
NuCo2 Inc. / Aurora Capital Group	24.6%	20.1%	16.3%	17.5%	14.7%
VistaCare Inc. / Odyssey Healthcare Inc.	(9.5)%	(4.9)%	(3.9)%	(15.0)%	(16.7)%
Lifecore Biomedical Inc. / Warburg Pincus LLC	32.4%	27.2%	38.2%	28.9%	49.4%
ASV Inc. / Terex Corp.	46.5%	47.9%	53.8%	43.7%	27.1%
AmCOMP Incorporated / Employers Holdings, Inc.	40.0%	37.1%	22.7%	21.4%	27.5%
North Pointe Holdings Corp. / QBE Holdings, Inc.	51.2%	46.3%	53.4%	45.3%	65.8%
MTC Technologies, Inc. / BAE Systems, Inc.	35.0%	51.6%	38.0%	24.3%	14.4%
Electronic Clearing House Inc. / Intuit Inc.	115.2%	81.4%	34.0%	63.0%	78.2%
Nextest Systems Corp. / Teradyne Inc.	66.8%	60.3%	52.4%	73.9%	68.9%
Genesis Microchip Inc. / STMicroelectronics NV	60.2%	74.7%	20.6%	14.4%	5.5%
Coley Pharmaceutical Group, Inc. / Pfizer Inc.	166.7%	145.4%	158.9%	137.4%	126.6%
Restoration Hardware, Inc. / Catterton Partners/Gary Friedman	67.9%	57.9%	43.3%	20.0%	(18.5)%
First Consulting Group Inc. / Computer Science Corporation	30.3%	31.3%	30.3%	44.4%	43.3%
Bradley Pharmaceuticals Inc. / Nycomed US, Inc.	8.5%	9.1%	(0.9)%	9.1%	(4.8)%
E-Z-EM Inc. / Bracco Diagnostics, Inc.	27.9%	33.2%	39.2%	39.2%	33.8%
Covad Communications Group Inc. / Platinum Equity, LLC	59.4%	61.9%	39.7%	17.2%	12.7%
United Retail Group, Inc. / Redcats USA, Inc.	81.5%	60.2%	26.9%	11.7%	(0.1)%

Premiums Paid Summary	Allion	Mean	Median	Low	High
One-day premium	21.3%	66.4%	43.0%	(9.5)%	309.4%
Five-day premium	31.5%	67.1%	46.9%	(4.9)%	288.9%
30-day premium	(4.1)%	61.4%	40.9%	(10.7)%	302.3%
60-day premium	(3.8)%	52.4%	40.3%	(25.9)%	332.1%
90-day premium	12.6%	36.7%	33.8%	(41.9)%	192.9%
     The implied price per share range for Allion shown in the table below was calculated with the above transaction premiums using the closing price of Allion common stock on the relevant date.

Premiums Paid	Allion	Mean	Median	Low	High
One-day premium	$6.60	$9.05	$7.78	$4.92	$22.27
Five-day premium	$6.60	$8.39	$7.38	$4.78	$19.52
30-day premium	$6.60	$11.10	$9.69	$6.15	$27.68
60-day premium	$6.60	$10.46	$9.63	$5.08	$29.64
90-day premium	$6.60	$8.01	$7.84	$3.40	$17.16
      Raymond James noted that the consideration of $6.60 per share offered in the merger is less than the value implied for shares of Allion common stock by the means and medians of the transaction set over the premium periods described in the preceding table. However, Raymond James also noted that the premiums implied by the consideration offered in the merger are within the ranges of premiums for the transaction set over each of the premium periods described in the preceding table. Raymond James believes that considering this analysis individually, without considering all of Raymond James’ analyses as a whole, would create an incomplete view of the process underlying its opinion. Raymond James also noted that no transaction utilized in the premiums paid analysis is identical to the merger, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which Allion is being compared. Raymond James further noted that, given the large number of transactions included in the premiums paid analysis, and the dispersion of those transactions over time and across industries, the premiums paid analysis was provided for general informational purposes, rather than as a specific valuation of Allion. Raymond James also noted that Allion’s shares were relatively illiquid with prices subject to significant fluctuations, making its market price at any time potentially less indicative of the potential value of Allion.

Additional Considerations
     The foregoing summary describes all analyses and quantitative factors that Raymond James deemed material in its presentation to our Board of Directors but is not a comprehensive description of all analyses performed and factors considered by Raymond James in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its fairness determination, Raymond James did not assign specific weights to any particular analyses.
     The analyses conducted by Raymond James were prepared solely for the purpose of enabling Raymond James to provide its opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of Allion common stock (other than the rollover stockholders, Parent, Merger Sub and their respective affiliates) to such holders. The analyses are not appraisals nor do they necessarily reflect the prices at which assets or securities actually may be sold. In performing its analyses, Raymond James made, and was provided by our management with, numerous assumptions with respect to industry performance, general business, economic, and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses at the time of the opinion delivery. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our or our advisors’ control, none of Allion, Raymond James or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. All such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, to certain holders of Allion common stock of the consideration to be received by such holders. Raymond James’s opinion is directed to our Board of Directors and is intended for its use in its consideration of the merger. The per share merger consideration was determined through negotiation between the Special Committee and H.I.G., and the decision by the Special Committee and our Board of Directors to enter into the merger agreement was solely that of the Special Committee and our Board of Directors. The opinion of Raymond James was one of many factors taken into consideration by our Board of Directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of our Board of Directors or management with respect to the value of Allion. We placed no limits of the scope of the analysis performed, or opinion expressed, by Raymond James. Our Board of Directors selected Raymond James as financial advisor in connection with the merger based on Raymond James’s qualifications, expertise, reputation, and experience in mergers and acquisitions. For services rendered in connection with the delivery of its opinion, we paid Raymond James a fee of $250,000 upon delivery of its opinion. We will also pay Raymond James a fee for advisory services of approximately $2.78 million in connection with, and contingent upon consummation of, the merger. We also agreed to reimburse Raymond James for expenses incurred in connection with its services, including the fees and expenses of its counsel, and we will indemnify Raymond James, including for liabilities under federal securities laws, relating to, or arising out of, its engagement.
     Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Allion for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
     Other than the engagement of Raymond James by our Board of Directors described in this section, there are no existing or contemplated material relationships or arrangements for future services, nor have any such relationships or arrangements existed or been contemplated during the past two years, involving or resulting in the payment or receipt of compensation between Raymond James or its affiliates and any party to the transaction or their respective affiliates.
Certain Financial Forecasts
     Allion does not as a matter of course make public financial forecasts. However, in connection with the discussions concerning the proposed transactions, in February and June 2009, our management furnished to Raymond James a forecasted budget for the year ended December 31, 2009, without giving effect to the merger or the other transactions contemplated by the merger agreement. The financial forecast was prepared by our management in early 2007 based on its then-current expectations.
     Our management furnished these forecasts to Raymond James in connection with Raymond James’s engagement as the financial advisor to Allion. Our management did not update these forecasts subsequent to their having been provided to Raymond James to reflect subsequent events with regard to the Company’s business. Accordingly, our management subsequently advised Raymond James that these projections were too unreliable to be used in connection with the preparation of any financial analysis with regard to the proposed merger. Accordingly, Raymond James’s analyses, including the Selected Public Companies Analysis, and opinion were prepared at our direction using consensus Wall Street net income and EBITDA estimates from publicly available sources.
     The inclusion of these financial forecasts in this proxy statement should not be regarded as an indication that Allion or our Board of Directors considered, or now considers, these forecasts to be material to a stockholder or a reliable predictor of future results. You should not place undue reliance on the financial forecasts contained in this proxy statement. Please read carefully “- Important Information about the Financial Forecasts” below.

Year Ended
December 31, 2009
Nets sales	$414,160
Gross profit	74,556
Adjusted EBTIDA	34,876
Net income	13,827
     Adjusted EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization and excluding the change in fair value of warrants, stock-based compensation expense from phantom stock units. The financial forecast of Adjusted EBITDA was not prepared in accordance with generally accepted accounting principles, or GAAP, and includes a number of non-GAAP adjustments and exclusions. Therefore, the financial forecasts should not be compared to actual results disclosed in Allion’s periodic reports or elsewhere.
Important Information about the Financial Forecasts
     The financial forecasts set forth above were not prepared with a view toward public disclosure, were not prepared in accordance with GAAP and are included in this proxy statement only because they were provided by our management to Raymond James for purposes of engaging in discussions with respect to the transactions.
     The financial forecasts included in this proxy statement were prepared by and are the responsibility of our management. The financial forecasts were not prepared by our management with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.
     The financial forecasts are not guarantees of performance of Allion. The financial forecasts are forward-looking statements that are subject to a number of significant risks, uncertainties and assumptions, and should be read with caution. See “Risk Factors and Special Cautionary Notice Regarding Forward Looking Statements” beginning on page 54.
     While presented with numeric specificity, the financial forecasts reflect numerous important assumptions, many of which are highly subjective, made by our management in light of business, industry and market conditions at the time of their respective preparation. The financial forecasts and assumptions underlying them have not been updated since the dates of preparation. There can be no assurance that the assumptions made in preparing the financial forecasts or the financial forecasts themselves will prove accurate. Actual results may be materially different than the financial forecasts. Allion does not intend to make publicly available any update or other revisions to the financial forecasts.
Effects of the Merger
     If the merger is consummated, Merger Sub will be merged with and into Allion, with Allion continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the merger, the following will occur:

•	each share of Allion common stock (including restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by Allion, Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $6.60 in cash, without interest;

•	each outstanding Allion stock option will vest in full prior to the effective time of the merger, and each outstanding Allion stock option not exercised prior to the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option;

•	each outstanding Allion warrant (whether or not vested) will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such warrant multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such warrant; and

•	each holder of an outstanding Allion cash-settled phantom stock unit (whether or not vested) will be entitled to receive an amount in cash equal to (i) the number of phantom stock units held by that holder multiplied by $6.60, without interest, plus (ii) a tax gross-up payment to cover any excise tax liability such holder may incur as a result of any payments or benefits, whether paid pursuant to the phantom stock units or otherwise, that may be deemed “golden parachute” payments for tax purposes.
     If the merger is completed, all of the equity interests in Allion will be owned directly by Parent, which immediately following the effective time of the merger will be owned by H.I.G. Healthcare, LLC and the rollover stockholders. Immediately prior to the effective time of the merger, the rollover stockholders will surrender a portion of their shares of Allion common stock in exchange for equity interests in Parent. Except for the rollover stockholders, no current stockholder of Allion will have any ownership interest in, nor be a stockholder of, Allion immediately following the completion of the merger. As a result, Allion’s stockholders (other than the rollover stockholders) will no longer benefit from any increase in Allion’s value, nor will they bear the risk of any decrease in Allion’s value. Following the merger, the rollover stockholders and H.I.G. Healthcare, LLC will, by virtue of its ownership of Parent, benefit from any increase in the value of Allion and also will bear the risk of any decrease in the value of Allion.
     Allion’s common stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Market under the symbol “ALLI.” As a result of the merger, Allion will become a privately held corporation without a public market for its common stock, Allion common stock will no longer be listed on any exchange, including NASDAQ, and price quotations for Allion stock will no longer be available. In addition, the registration of Allion common stock under the Exchange Act will be terminated following the merger. Therefore, the provisions of the Exchange Act will no longer apply to Allion, including the requirement that Allion furnish a proxy or information statement to its stockholders in connection with meetings of its stockholders. Allion will also no longer be required to file periodic reports with the SEC.
     At the effective time of the merger, the certificate of incorporation and bylaws of Allion will be amended to look like the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger and will become the certificate of incorporation and bylaws of Allion as the surviving corporation.
     Upon the completion of the merger, the directors of Merger Sub immediately prior to the merger will become the directors of Allion, and the officers of Allion immediately prior to the merger will continue to serve as the officers of Allion.
     The benefits of the merger to Allion’s unaffiliated stockholders include their right to receive $6.60 per share in cash for their shares of Allion common stock and the fact that they will no longer bear the risk that Allion will decrease in value. The detriments of the merger to Allion’s unaffiliated stockholders are that they will cease to participate in Allion’s future earnings and growth, if any, that they will no longer own any interest in Allion’s net book value or net earnings, and that the receipt of the payment for their shares in the merger will be a taxable event for U.S. federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences” beginning on page 50, below.
     The benefits of the merger to the H.I.G. Buying Group include the fact that, following the completion of the merger, Parent will directly own 100% of the outstanding common stock of Allion and will therefore have a corresponding 100% interest in the surviving corporation’s net book value and net earnings. The benefits of the merger to the Parallex Group include the fact that, following the completion of the merger, the Parallex Group will own 19.52% of the capital stock of Parent and will therefore indirectly have a 19.52% interest in the surviving corporation’s net book value and net earnings.
     Immediately after the merger, based on Allion’s unaudited September 30, 2009 financial statements and calculated based on Allion’s net earnings for the nine months ended September 30, 2009, Parent’s 100% interest in the surviving corporation’s net book value will be equal to approximately $193.1 million (as compared to no interest in Allion’s net book value at September 30, 2009) and $9.9 million in the surviving corporation’s net earnings (as compared to no interest in Allion’s net earnings for the nine months ended September 30, 2009). The Parallex Group’s 19.52% indirect interest in the surviving corporation will be equal to approximately $37.7 million in the surviving corporation’s net book value (as compared to an interest of $53.2 million in Allion’s net book value at September 30, 2009) and $1.9 million in the surviving corporation’s net earnings (as compared to an interest of $2.7 million in Allion’s net earnings for the nine months ended September 30, 2009).
     In addition, the H.I.G. Buying Group and the Parallex Group will benefit from the savings associated with Allion no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the merger to the H.I.G. Buying Group and the Parallex Group include the lack of liquidity for Allion common stock following the merger, the risk that Allion will decrease in value following the merger, and the payment by Allion of approximately $            million in transaction costs and estimated fees and expenses related to the merger, which such fees and expenses are further set forth below in “—Estimated Fees and Expenses of the Merger.”
Plans for Allion after the Merger
     Following the completion of the merger, the H.I.G. Buying Group anticipates that Allion will continue its current operations substantially as they are currently being conducted, except that Allion will be a wholly owned subsidiary of Parent rather than an independent public company. Following the completion of the merger, the registration of Allion’s common stock under the Exchange Act will be terminated, along with Allion’s reporting obligations under the Exchange Act. In addition, upon completion of the merger, Allion common stock will no longer be listed on any exchange, including NASDAQ, and price quotations will no longer be available for Allion common stock. Allion will no longer be subject to the obligations and constraints or the related direct and indirect costs associated with having publicly traded equity securities.
     The H.I.G. Buying Group has advised Allion that they do not have any specific plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Allion’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or purchase, sale or transfer of a material amount of assets. However, the H.I.G. Buying Group expects to continuously evaluate and review Allion’s business and operations following the merger and may develop new plans and proposals that they consider appropriate to maximize the value of Allion. The H.I.G. Buying Group expressly reserves the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.
     It is currently anticipated that each of Bayside Capital, Inc., an affiliate of H.I.G., and RAM Capital Group, LLC, an affiliate of Parallex, will enter into an agreement with the Company following the closing of the transactions contemplated under the Merger Agreement pursuant to which each such entity would provide certain management and consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and a fee equal to $975,000 per annum in the case of Bayside Capital, Inc. and $275,000 per annum in the case of RAM Capital Group, LLC. The Company will also provide customary indemnification to such entities in connection with such services.
     It is currently anticipated that Bayside Capital, Inc. will enter into an agreement with the Company following the closing the transactions contemplated under the Merger Agreement pursuant to which it would provide certain transaction consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and fees equal to 2% of the value associated with certain sale and acquisition transactions contemplated by such agreement. The Company will also provide customary indemnification in connection with such services. RAM Capital Group, LLC may participate in providing such services and in connection therewith, may be entitled to a portion of such fees as mutually determined between the parties.
     In connection with the structuring and implementation of the merger and related financing transactions, the Company will pay Bayside Capital, Inc. fees in an aggregate amount equal to 2% of the total enterprise value at the completion of the Merger plus all out-of-pocket expenses incurred by H.I.G. prior to the closing of the Merger for services rendered by them in connection with consummation of the Merger.
Conduct of Allion’s Business if the Merger is Not Completed
     In the event that the merger agreement is not approved by Allion’s stockholders or if the merger is not completed for any other reason, Allion’s stockholders will not receive any payment for their shares of Allion common stock. Instead, Allion will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ, and our stockholders will continue to be subject to the same risks and opportunities as they currently face with respect to their ownership of Allion common stock. If the merger is not completed, Allion can offer no assurance as to the effect of these risks and opportunities on the future value of your shares of Allion common stock, including the risk that the market price of Allion common stock may decline due to the fact that the current market price of Allion stock may reflect a market assumption that the merger will be completed. If the merger is not completed, our Board of Directors will evaluate and review the business operations, properties, dividend policy and capitalization of Allion from time to time, make such changes as they deem appropriate, and continue to seek to maximize stockholder value. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other acceptable transaction will be available to the Company or that Allion’s business, prospects or results of operations will not be adversely impacted.

     Pursuant to the merger agreement, under certain circumstances, Allion is permitted to terminate the merger agreement and approve an alternative transaction. See “The Merger and the Merger Agreement—Termination” beginning on page 65.
     To the extent Allion does so, it will be obligated to pay Parent a termination fee. See “The Merger and the Merger Agreement—Termination Fees; Expenses” beginning on page 67.
Financing of the Merger
Equity Commitment Letter
     Pursuant to an equity commitment letter from H.I.G. Bayside Debt & LBO Fund II, L.P. to Parent dated as of October 18, 2009, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to make capital contributions of up to $165 million to Parent in exchange for equity interests of Parent, to enable Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement. The amount of the equity contribution from H.I.G. Bayside Debt and LBO Fund II, L.P. will be reduced at closing to the amount, when coupled with the aggregate proceeds of the debt financing described below, that is necessary to consummate the merger and other transactions contemplated by the merger agreement.
     These contributions are subject to:
•	the satisfaction or waiver at the closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement;

•	the substantially concurrent funding of the debt financing transactions described below; and

•	the contemporaneous consummating of the merger and the other transactions contemplated by the merger agreement.
Debt Commitment Letters
     Parent and Merger Sub will finance the merger and the transactions contemplated by the merger agreement using debt financing in an aggregate amount of not less than $159 million obtained from the proceeds of the Facilities and Notes, each defined below. The debt financing will reduce the amount of the equity commitment of H.I.G. Bayside Debt & LBO Fund II, L.P., described above, to an amount not to exceed the amount required to consummate the merger and the transactions contemplated by the merger agreement. H.I.G. Bayside Debt & LBO Fund II, L.P. and Parent have arranged to secure certain commitments in respect of debt financing, consisting of a senior secured credit facility and an issuance of unsecured senior subordinated notes. The proceeds of such financing shall be used, as applicable, for the purpose of funding a portion of the consideration payable in connection with the merger, to pay certain fees and expenses of the merger, and for general corporate purposes for the operation of the surviving corporation following the closing of the merger.
     Fifth Third Bank, or Fifth Third, provided a commitment letter dated October 18, 2009 to H.I.G. Bayside Debt & LBO Fund II, L.P., pursuant to which Fifth Third, subject to the terms and conditions therein, agreed (i) to act as arranger and administrative agent for the a term loan in the principal amount of $95 million, which we refer to as the Term Loan, and a revolving credit facility in the principal amount of $15 million, which we refer to as the Revolver and refer to together with the Term Loan as the Facilities, (ii) to commit to provide a portion of the Facilities in an aggregate amount of $30 million (to be allocated pro rata between the Revolver and the Term Loan), and (iii) to use its best efforts to arrange additional lenders to provide financing commitments in the aggregate amount of $80 million to complete the Facilities. Interest on the Facilities will be payable at a rate of prime plus 5.00%, or, at the surviving corporation’s election, LIBOR plus 6.00%. The Facilities will be secured by substantially all of the assets of the surviving corporation following consummation of the merger, and will mature 5 years following the closing date.
     Pursuant to commitment letters obtained by Fifth Third and H.I.G. Bayside Debt & LBO Fund II, L.P. since October 18, 2009, each of Brown Brothers Harriman & Co., Churchill Financial Cayman, Ltd., Siemens Financial Services, Inc., Sovereign Bank, SunTrust Bank, and TD Bank, N.A., has committed, subject to the terms and conditions therein, to provide, together with Fifth Third and the other committed lenders, the entire $110 million of debt financing contemplated by the Fifth Third commitment letter.
     Falcon Strategic Partners III, LP, or Falcon, provided a financing commitment letter dated October 18, 2009 to Parent, pursuant to which Falcon, subject to the terms and conditions therein, committed to purchase an amount of senior subordinated notes, which we refer to as the Notes, sufficient to result in aggregate gross proceeds of not less than $49 million and not more than $51 million, as the surviving corporation, following consummation of the merger, may elect. The Notes will bear interest at a rate of 16.00% per annum (3.00% of which may be either paid in cash or added to principal at the election of the surviving corporation) and will mature 5.5 years following the closing date. In addition, Falcon (together with other purchasers of Notes, as applicable) will receive detachable warrants representing the right to purchase common and preferred stock of Parent equal to 3.00% of the total equity interests of Parent on a fully diluted basis.
Repayment of Indebtedness
     We intend to repay the indebtedness incurred to effect the merger through cash flow from operations. Although there can be no assurance, we believe that cash flow from operations should be sufficient to service our interest and principal repayment obligations under the indebtedness incurred to effect the merger for the foreseeable future. However, we believe that it is reasonably likely that we will need to refinance all or a portion of the Facilities and/or Notes prior to maturity with the proceeds of future financing activities.

Limited Guarantee
     Pursuant to a limited guarantee, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to guarantee the obligations of Parent and Merger Sub under the merger agreement with respect to any reverse termination fee payable by Parent, plus interest on any unpaid reverse termination fee at the prime lending rate published in The Wall Street Journal on the date such payment is required to be paid. In addition, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to guarantee, up to $10 million, the obligations of Parent to pay any losses or damages payable to Allion as a result of Parent’s or Merger Sub’s willful breach of the merger agreement and Allion’s expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement of Parent’s obligations to pay any such termination fee.
     The guarantee will terminate upon the earlier of the completion of the merger or the first anniversary of the merger agreement, unless prior to such first anniversary the Company presents a claim for payment to Parent, Merger Sub or H.I.G. Bayside Debt & LBO Fund II, L.P. under the terms of the merger agreement or the limited guarantee.
Rollover Agreements
Exchange Agreements
     As a condition and inducement to Parent and Merger Sub to enter into the merger agreement, Parent entered into exchange agreements with the rollover stockholders: Parallex, Rhonda Boni-Burden, Michael G. Bush, Edward L. Chomyak, Jason Cofone, James Francis Colonel, Arthur A. Cuomo, Shelly DeMora, David A. Galardi, Jennifer Hoefner, William A. Jones, Mark A. Kovinsky, John M. Kowalski, Bari Kuo, Kathy A. Love, Jonathan A. Lowe, Russell D. Lubrani, Virginia J. Margoli, Joseph T. Molieri, Jr., Shauna Mirra as Custodian for Devinne Peterson UTMA-PA, Ellen Pinto, Deborah Porter, Kimberley Prien-Martinez, Joseph Renzi, Anne-Marie Riley, Brian Rodgers, James R. Sadlier, Peter Sartini, Stephen Seiner, Renee M. Sigloch, Ryan N. Sloan, Mark Strollo, Joseph A. Troilo and Joseph J. Tropiano, Jr. Pursuant to the exchange agreements, immediately prior to the effective time of the merger, each of the rollover stockholders will surrender a portion of their shares of Allion common stock to Parent in exchange for a combination of senior preferred stock, junior preferred stock and common stock in Parent. The rollover stockholders will surrender an aggregate of 7,911,545.54 shares of Allion common stock, or 27.6% of the issued and outstanding shares of Allion common stock. Upon the completion of the merger, the rollover stockholders will directly own approximately 29.2% of the outstanding voting equity interest of Parent, of which Allion will be a wholly owned subsidiary. As of November 25, 2009, Parallex owned 7,903,499 shares, or approximately 27.5%, of the issued and outstanding shares of Allion common stock and will own 23,424,835.54 shares, or approximately 19.52%, of the voting capital stock of Parent upon completion of the merger; Peter Sartini owned 598,749 shares, or approximately 2.1%, of the issued and outstanding shares of Allion common stock and will own 1,785,224.5 shares, or approximately 1.5%, of the voting capital stock of Parent upon completion of the merger; Joseph Renzi owned 478,999 shares, or approximately 1.7%, of the issued and outstanding shares of Allion common stock and will own 1,419,684.95 shares, or approximately 1.2%, of the voting capital stock of Parent upon completion of the merger; Ryan Sloan owned 478,999 shares, or approximately 1.7%, of the issued and outstanding shares of Allion common stock and will own 1,419,684.95 shares, or approximately 1.2%, of the voting capital stock of Parent upon completion of the merger, and William Jones owned 359,249 shares, or approximately 1.3%, of the issued and outstanding shares of Allion common stock and will own 1,064,763.05 shares, or approximately 0.9%, of the voting capital stock of Parent upon completion of the merger. Each of the other rollover stockholders individually owned less than 1% of Allion common stock as of November 25, 2009 and will own less than 0.6% of the outstanding voting equity interests of Parent upon completion of the merger. The rollover agreements will terminate automatically upon the termination of the merger agreement prior to the completion of the merger. Parent has additionally agreed to indemnify Parallex and its members, directors, officers, employees and agents from and against any losses, damages, fees, expenses and costs arising from claims related to the merger that are asserted by any of Allion’s stockholders related to the transactions contemplated by the merger agreement and has established a $1 million escrow account to support such obligations.
Stockholders Agreement
     The rollover stockholders have also entered into a stockholders agreement with Parent and H.I.G. Healthcare, LLC, a member of the H.I.G. Buying Group, which will own the remaining equity interests in Parent upon completion of the merger. The stockholders agreement will govern the rights and obligations of H.I.G. Healthcare, LLC and the rollover stockholders as holders of equity interests in Parent following completion of the merger. Pursuant to the stockholders agreement, immediately following the merger, the board of directors of Parent will initially consist of nine members, five of which will be designated by H.I.G. Healthcare, LLC, three of which will be designated by Parallex and one of which will be the chief executive officer of Parent. The stockholders agreement also sets forth restrictions on transfer of the rollover stockholders’ equity interests in Parent and provides the rollover stockholders with certain veto rights, preemptive rights and tag-along rights.
Other Agreements
     The rollover stockholders have also entered into restrictive covenant agreements, pursuant to which they will be subject to confidentiality obligations from and after the effective time of the merger and under the restrictive covenant agreement. Parallex and Raymond Mirra will be subject to certain non-competition and non-solicitation covenants for a period of three years, and the other rollover stockholders will be subject to such non-competition covenants and non-solicitation covenants for a period of two years. Pursuant to a registrations rights agreement, the rollover stockholders will also be entitled to registration rights with respect to the equity interests they will own in Parent following the merger.
Voting Agreements
     Simultaneously with the execution of the merger agreement and as a condition to Parent and Merger Sub entering into the merger agreement, Parent also entered into voting agreements with the rollover stockholders: Parallex, Rhonda Boni-Burden, Michael G. Bush, Edward L. Chomyak, Jason Cofone, James Francis Colonel, Arthur A. Cuomo, Shelly DeMora, David A. Galardi, Jennifer Hoefner, William A. Jones, Mark A. Kovinsky, John M. Kowalski, Bari Kuo, Kathy A. Love, Jonathan A. Lowe, Russell D. Lubrani, Virginia J. Margoli, Joseph T. Molieri, Jr., Shauna Mirra as Custodian for Devinne Peterson UTMA-PA, Ellen Pinto, Deborah Porter, Kimberley Prien-Martinez, Joseph Renzi, Anne-Marie Riley, Brian Rodgers, James R. Sadlier, Peter Sartini, Stephen Seiner, Renee M. Sigloch, Ryan N. Sloan, Mark Strollo, Joseph A. Troilo and Joseph J. Tropiano, Jr. Pursuant to the voting agreements, the rollover stockholders have agreed, among other things, to vote all of the shares of Allion common stock beneficially owned by such stockholders in favor of the adoption of the merger agreement at any meeting of Allion’s stockholders. As of the record date, the rollover stockholders collectively exercised voting control over approximately 41.1% of the outstanding shares of Allion common stock. Any additional shares of common stock acquired by the rollover stockholders following the record date will automatically become subject to the voting agreements.
     The voting agreements require the rollover stockholders, among other things, to vote their shares of Allion common stock at any meeting of Allion’s stockholders (i) in favor of the adoption of the merger agreement and the merger, (ii) against any third party acquisition proposal, or any action or agreement that would interfere with the merger or the Company’s performance of its obligations under the merger agreement, and (iii) against any amendment of the Company’s governing documents or other proposal or transaction that would interfere with the merger or nullify the merger agreement.
     In addition, the rollover stockholders granted Parent an irrevocable proxy to vote the rollover stockholders’ shares of Allion common stock on their behalf in the event the rollover stockholders fail to act in accordance with the voting agreements.
     Under the voting agreements, the rollover stockholders have also agreed not to sell, transfer, exchange, pledge or otherwise encumber, assign or dispose of their shares of Allion common stock, enter into any other voting arrangement or grant any other proxy with respect to such shares, or take any other action that would interfere with the merger or Allion’s performance of its obligations under the merger agreement. Further, the rollover stockholders may not solicit proxies or become a participant in a solicitation with respect to a third party acquisition proposal.
     The voting agreements terminate on the earlier of the completion of the merger of the termination of the merger agreement.
     The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.
Consulting Agreements
     It is currently anticipated that each of Bayside Capital, Inc., an affiliate of H.I.G., and RAM Capital Group, LLC, an affiliate of Parallex, will enter into an agreement with the Company following the closing of the transactions contemplated under the Merger Agreement pursuant to which each such entity would provide certain management and consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and a fee equal to $975,000 per annum in the case of Bayside Capital, Inc. and $275,000 per annum in the case of RAM Capital Group, LLC. The Company will also provide customary indemnification to such entities in connection with such services.
     It is currently anticipated that Bayside Capital, Inc. will enter into an agreement with the Company following the closing the transactions contemplated under the Merger Agreement pursuant to which it would provide certain transaction consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and fees equal to 2% of the value associated with certain sale and acquisition transactions contemplated by such agreement. The Company will also provide customary indemnification in connection with such services. RAM Capital Group, LLC may participate in providing such services and in connection therewith, may be entitled to a portion of such fees as mutually determined between the parties.
     In connection with the structuring and implementation of the merger and related financing transactions, the Company will pay Bayside Capital, Inc. fees in an aggregate amount equal to 2% of the total enterprise value at the completion of the Merger plus all out-of-pocket expenses incurred by H.I.G. prior to the closing of the Merger for services rendered by them in connection with consummation of the Merger.
Interests of Certain Persons in the Merger
     In considering the recommendation of the Special Committee and our Board of Directors, our stockholders should be aware that some of Allion’s executive officers, members of our Board of Directors and other affiliates may have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. The Special Committee and Board of Directors were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and recommend that Allion’s stockholders vote in favor of adopting the merger agreement.
Treatment of Stock Options, Warrants, Restricted Stock and Phantom Stock Units
     Upon the completion of the merger, all of our equity compensation awards (including awards held by our directors and executive officers) will be subject to the following treatment:
•	each outstanding Allion stock option will vest in full prior to the effective time of the merger, and each outstanding Allion stock option not exercised prior to the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option;

•	each outstanding Allion warrant (whether or not vested) will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such warrant multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such warrant;

•	each outstanding Allion option or warrant (whether vested or unvested) with an exercise price that equals or exceeds the $6.60 per share merger consideration will be cancelled without payment;

•	each outstanding share of restricted stock will vest in full prior to the effective time of the merger and will be automatically cancelled and converted into the right to receive $6.60 in cash per share, without interest; and

•	each holder of an outstanding Allion cash-settled phantom stock unit (whether or not vested) will be entitled to receive an amount in cash equal to (i) the number of phantom stock units held by that holder multiplied by $6.60, without interest, plus (ii) a tax gross-up payment to cover any excise tax liability such holder may incur as a result of any payments or benefits, whether paid pursuant to the terms of the phantom stock units or otherwise, that may be deemed “golden parachute” payments for tax purposes.
          See “The Merger Agreement—Treatment of Stock and Equity Awards” for a more complete description of the treatment of the relevant plans under which such stock options and other stock-based awards were issued.
          The following table reflects the consideration expected to be received by each of our directors and executive officers in connection with the merger:

			Cash to be	Cash to be
	Cash to be		Received for	Received	Estimated
	Received for	Cash to be	Allion	for	280G Tax
	Allion	Received for	Options and/or	Phantom	Gross-Up	Total
	Common	Restricted	Warrants ($)	Stock Units	Payment	Consideration
Name	Stock ($)	Shares ($)	(1)	($)	($)(2)	($)
Michael P. Moran	—	—	715,000	7,920,000	3,890,432	12,525,432
Chairman of the Board, President and Chief Executive Officer
Russell J. Fichera	—	—	—	1,980,000	988,397	2,968,397
Senior Vice President and Chief Financial Officer
Stephen A. Maggio	—	—	3,825	330,000	—	333,825
Secretary, Treasurer and Director of Finance
Robert E. Fleckenstein, R.Ph. Vice President, Pharmacy Operations	—	—	22,500	1,320,000	670,831	2,013,331
Anthony D. Luna	—	—	6,563	1,320,000	688,727	2,015,290
Vice President, HIV Sales
Flint D. Besecker	64,357	18,097	—	—	—	82,454
Director
Gary P. Carpenter	51,157	18,097	—	—	—	69,254
Director

			Cash to be	Cash to be
	Cash to be		Received for	Received	Estimated
	Received for	Cash to be	Allion	for	280G Tax
	Allion	Received for	Options and/or	Phantom	Gross-Up	Total
	Common	Restricted	Warrants ($)	Stock Units	Payment	Consideration
Name	Stock ($)	Shares ($)	(1)	($)	($)(2)	($)
Willard T. Derr	64,357	18,097	—	—	—	82,454
Director
William R. Miller, IV	64,357	18,097	—	—	—	82,454
Director
John Pappajohn (3)	1,485,000	—	1,898,000	—	—	3,383,000
Director
Derace Schaffer, M.D. (3)	165,000	—	—	—	—	165,000
Director
Kevin D. Stepanuk	64,357	18,097	—	—	—	82,454
Director
Harvey Z. Werblowsky, Esq. (3) Director	—	—	15,000	—	—	15,000

(1)	Reflects outstanding Allion options and warrants with exercise prices of less than $6.60 per share held by our executive officers and directors as of November 25, 2009. The stock options held by our executive officers will be fully vested prior to the effective time of merger.

(2)	Pursuant to the terms of the Allion cash-settled phantom stock units, each of Messrs. Moran, Fichera, Maggio, Fleckenstein and Luna will be entitled to a tax gross-up payment from Allion to cover any excise tax liability he may incur as a result of any payments or benefits, whether paid pursuant to the terms of the phantom stock units or otherwise, that may be deemed “golden parachute” payments under Section 280G of the Internal Revenue Code. The estimated gross-up payment assumes the merger closes in 2009.

(3)	Mr. Pappajohn and Dr. Schaffer retired from our Board of Directors on June 24, 2008. Mr. Werblowsky retired from our Board of Directors on August 7, 2008.
     For further information regarding the beneficial ownership of Allion common stock by the directors and executive officers of Allion, see “Security Ownership of Certain Beneficial Owners and Management.”
Severance Provisions of Employment Agreements with Messrs. Moran, Fichera, Fleckenstein and Luna
          Each of Messrs. Moran, Fichera, Fleckenstein and Luna are party to an employment agreement with Allion, which requires Allion to make certain payments and/or provide certain benefits to such executive officers in the event of a qualifying termination of their employment. Mr. Maggio’s employment agreement with Allion expired on July 20, 2009. The following summarizes the potential payments to each executive officer under his employment agreement, assuming the termination of such executive officer’s employment. As discussed below under “—Employment with the Surviving Corporation Post-Merger,” it is expected that, following the merger, the executive officers of Allion immediately prior to the merger will continue to serve in their respective positions and pursuant to their respective employment agreements as the executive officers of the surviving corporation. The executives will receive the following severance benefits only if their employment with Allion is terminated.
          Regardless of the manner in which the executive’s employment terminates, he will be entitled to receive: (i) accrued but unpaid salary; (ii) cash in lieu of any accrued but unused vacation; and (iii) any benefits accrued or payable to the executive under our benefit plans (in accordance with the terms of such benefit plans), which we refer to collectively as the Accrued Benefits.
          Employment Agreements with Messrs. Moran and Fichera. Pursuant to the amended and restated employment agreements with Messrs. Moran and Fichera, if the executive terminates his employment with us for

Good Reason or if we terminate the executive’s employment without Cause, or if we terminate the executive’s employment by reason of having delivered a notice of non-renewal, the executive is entitled to:
•	the Accrued Benefits;

•	a lump sum payment equal to the salary that would have been paid to him if there had been no termination through the expiration of the then-current term;

•	a lump sum payment of $350,000, in the case of Mr. Moran, and equal to 140% of his salary on the termination date, in the case of Mr. Fichera;

•	continuation of group health plan benefits, in the case of Mr. Moran, during the period he is entitled to COBRA if he has not become eligible for health insurance pursuant to other employment, and, in the case of Mr. Fichera, for a period of one year or until he becomes eligible for health insurance pursuant to other employment, whichever is earlier.
          If the executive is physically or mentally disabled so as to be unable to perform substantially all of the essential functions of the executive’s then-existing position or positions under the employment agreement with or without reasonable accommodation, our Board of Directors may remove the executive from any responsibilities and/or reassign the executive to another position with Allion for the remainder of the term or during the period of such disability. Notwithstanding any such removal or reassignment, the executive will continue to be employed by us and shall receive a lump sum payment equal to the lesser of (i) the salary and bonus he would have earned though the date that is six months after the onset of the disability or (ii) the salary and bonus he would have earned through the termination of the then-current term. At the end of the period described in the previous sentence, his employment will terminate and the executive will be entitled only to the Accrued Benefits. There are no additional severance payments or benefits payable upon a termination by reason of disability. In the event of his death, each executive is entitled to the Accrued Benefits. Mr. Fichera’s estate also is entitled to a pro-rated performance bonus for the year in which his employment was terminated.
          If we terminate the executive’s employment for Cause, if the executive terminates his employment without Good Reason, or if the executive provides us with notice of non-renewal, the executive is entitled to the Accrued Benefits. Upon payment or provision of the above Accrued Benefits, we have no further obligations to the executive under his agreement.
          Employment Agreements with Messrs. Fleckenstein and Luna. Pursuant to the amended and restated employment agreements with Messrs. Fleckenstein and Luna, upon a termination by the executive for Good Reason or by us without Cause including any such termination that occurs within 12 months following a Change in Control, the executive is entitled to receive:
•	the Accrued Benefits;

•	a lump sum payment equal to the one year of base salary that would have been paid to him as if there had been no termination for one year; and

•	continuation of group health plan benefits for a period of one year or until the executive becomes eligible for health insurance pursuant to other employment, whichever is earlier.
          If the executive becomes disabled, our Board of Directors may remove the executive from any responsibilities and/or reassign the executive to another position with Allion for the remainder of the term or during the period of such disability. Notwithstanding any such removal or reassignment, the executive will continue to be employed by us and shall receive a lump sum payment equal to the lesser of (i) the salary and bonus he would have earned though the date that is six months after the onset of the disability or (ii) the salary and bonus he would have earned through the termination of the then-current term. At the end of the period described in the previous sentence, his employment will terminate and the executive will be entitled only to the Accrued Benefits. There are no additional severance payments or benefits payable upon a termination by reason of disability.
          Upon a termination by us for Cause, by the executive without Good Reason or upon the executive’s death, the executive is entitled to receive the Accrued Benefits.

          Definition of Cause and Good Reason. For purposes of the employment agreements with Messrs. Moran, Fichera, Fleckenstein and Luna, “Cause” generally means the executive’s (i) failure to perform his duties for Allion, including without limitation, his failure to follow the directives of our Board of Directors, or any other material breach by the executive of the agreement; (ii) breach of the restrictive covenants; (iii) fraud or theft; (iv) conviction of a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or a plea of nolo contendere thereto; or (v) engaging in reckless behavior or willful misconduct with respect to Allion or its business or assets that has had or is reasonably likely to have a material adverse effect on Allion or its business or assets.
          For purposes of the employment agreements with Messrs. Moran, Fichera, Fleckenstein and Luna, “Good Reason” generally means the occurrence of any of the following events: (i) any material diminution in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties; (ii) any material reduction in the amount of the executive’s base salary; (iii) any material breach by Allion or its successors of any other provision of the employment agreement; (iv) relocation of the executive’s principal place of employment; or (v) with respect to Messrs. Moran and Fichera, any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that Mr. Moran report to a corporate officer or employee instead of reporting directly to our Board of Directors or that Mr. Fichera report to a corporate officer or employee other than the CEO.
          Restrictive Covenants. Pursuant to the amended and restated employment agreements, Messrs. Moran, Fichera, Fleckenstein and Luna are subject to confidentiality provisions during the term of employment with Allion and after termination of employment. Additionally, Messrs. Moran, Fichera, Fleckenstein and Luna are subject to certain non-compete and non-solicitation obligations during the term of employment with Allion and for a one-year period following termination of employment. Allion may extend such non-competition and non-solicitation period for up to one year provided Allion extends and pays the termination benefits to the executive for the duration of the extension. Notwithstanding the foregoing, if the employment agreement is terminated by Allion without Cause or by the executive for Good Reason, or, additionally for Messrs. Moran and Fichera, if employment is terminated after delivery of a notice of non-renewal of the employment agreement, the executive will no longer be bound by the non-competition restrictions.
          The following table shows the estimated amount of potential cash severance payable to our current executive officers based on an assumed termination of the executive’s employment without Cause or for Good Reason on December 31, 2009, including the estimated present value of continuing coverage of medical, dental and other benefits. The table also shows the potential estimated additional “gross-up payment” to which certain of our executive officers are entitled in the event that any benefit gives rise to an excise tax. The table does not include the consideration resulting from the Allion options and cash-settled phantom stock units described in the preceding table, although these amounts have been taken into account to the extent they constitute parachute payments under Section 280G of the Internal Revenue Code when estimating the potential gross-up payments set forth in the table.

		Potential
	Potential	Estimated
	Severance	280G Tax
	Payment	Gross-Up
Name	($)(1)	Payment ($)(2)	Total ($)

Michael P. Moran	633,281	366,270	999,551
Chairman of the Board, President and Chief Executive Officer
Russell J. Fichera	562,581	325,379	887,960
Senior Vice President and Chief Financial Officer
Stephen A. Maggio	—	—	—
Secretary, Treasurer and Director of Finance
Robert E. Fleckenstein, R.Ph.	197,238	117,171	314,409
Vice President, Pharmacy Operations
Anthony D. Luna	211,367	125,564	336,931
Vice President, HIV Sales

(1)	For Messrs. Moran and Fichera, reflects (i) a lump sum payment equal to his base salary through the expiration of the current term, and assumes the current term will expire on October 1, 2010, and June 1, 2010, respectively; (ii) a lump sum payment of $350,000, in the case of Mr. Moran, and $420,000, in the case of Mr. Fichera (which is 140% of his current base salary); and (iii) the present value of maximum monthly premiums, which assumes the maximum monthly premiums payable by us and that the executive does not become employed prior to the end of the COBRA eligibility period. For Messrs. Fleckenstein and Luna, reflects (i) a lump sum payment equal to their current annual base salary; and (ii) the present value of maximum monthly premiums, which assumes the maximum monthly premiums payable by us and that the executive does not become employed prior to the end of the COBRA eligibility period.

(2)	Pursuant to the terms of the phantom stock units, each of Messrs. Moran, Fichera, Maggio, Fleckenstein and Luna will be entitled to a tax gross-up payment from Allion to cover any excise tax liability he may incur as a result of any payments or benefits, whether paid pursuant to the terms of the phantom stock units or otherwise, that may be deemed “golden parachute” payments under Section 280G of the Internal Revenue Code. The amounts shown in this table is the estimated additional gross-up payment due solely to the severance that they would be entitled to receive in the event that their employment was terminated without Cause or for Good Reason. See the preceding table for the estimated gross-up payment that each of Messrs. Moran, Fichera, Fleckenstein and Luna will be entitled to as a result the consideration expected to be received by each such executive officer in connection with the merger.
Indemnification and Insurance
     Pursuant to the merger agreement, Parent will cause the surviving corporation to the merger to exculpate, indemnify and advance expenses to each current and former director and officer of Allion and its subsidiaries, whom we refer to as the indemnified parties, against all liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in Allion’s certificate of incorporation and bylaws and any indemnification or other agreements in effect on the date of the merger agreement. For six years following the effective time of the merger, the surviving corporation’s certificate of incorporation and bylaws will contain exculpation, indemnification and expense advancement provisions for acts or omissions occurring at or prior to the effective time of the merger no less favorable than those in Allion’s certificate of incorporation and bylaws in effect on the date of the merger agreement.
     In addition, pursuant to the merger agreement, Allion may purchase before the merger, or the surviving corporation shall purchase promptly after the merger, a “tail” insurance policy with a claims period of six years after the merger on terms with respect to coverage and amounts at least as favorable as Allion’s policy in effect on the date of the merger agreement.
     However, if the Company or the surviving corporation fails to obtain the “tail” policy, the surviving corporation must maintain Allion’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger on terms and with respect to coverage and amount at least as favorable as Allion’s policy in effect on the date of the merger agreement. The surviving corporation is not required to pay premiums for such insurance of more than 300% the current annual premium paid by Allion for the insurance, although it must maintain the maximum amount of such insurance as possible for an annual cost of 300% the current annual premium paid by Allion.
Employment with the Surviving Corporation Post-Merger
     It is expected that, following the merger, the executive officers of Allion immediately prior to the merger will continue to serve in their respective positions and pursuant to their respective employment agreements as the executive officers of the surviving corporation. Following the merger, the executive officers who continue to be employed by the surviving corporation will have the right to the same base salary and non-equity based bonus policy, as well as 401(k) and health and welfare benefits that are at least as favorable as the Allion plans and policies in effect on the date of the merger agreement.
     As of the date of this Proxy Statement, none of the Company’s executive officers who are expected to remain employed by the surviving corporation following the merger has entered into any arrangement, agreement or understanding with H.I.G., Parent or their affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or the surviving corporation. Parent currently anticipates establishing a management equity incentive plan, the terms of which will be later determined by Parent in consultation with our management. Parent has held preliminary discussions with our management with respect to a management equity incentive plan, but the terms and conditions of the plan have not been finalized. Parent anticipates that the plan would provide financial equity incentives to management in amounts customary for transactions of this kind.
Board Membership
     Pursuant to the stockholders agreement entered into by and among Parent, H.I.G. Healthcare, LLC and the rollover stockholders simultaneously with the execution of the exchange agreements and voting agreements, Parallex will be entitled to appoint three of the nine members of the board of directors of Parent following the merger. William Miller and Kevin Stepanuk currently serve as the designees to our Board of Directors of the rollover stockholders and certain other holders of Allion common stock. However, Parallex has not indicated to us who it intends to appoint to the Board of Directors of Parent following the merger.
     In addition, pursuant to the stockholders agreement, the chief executive officer of Parent will serve on its board of directors. Michael Moran currently serves as Allion’s president and chief executive officer, as well as chairman of Allion’s Board of Directors. H.I.G. Healthcare, LLC and Parallex expect that Mr. Moran will serve as chief executive officer of Parent immediately following the merger, as a result of which he will also serve on the board of directors of Parent.
Rollover Stockholders
     Pursuant to the exchange agreements the rollover stockholders entered into with Parent, such stockholders will surrender to Parent, immediately prior to the effective time of the merger, a portion of their shares of Allion common stock in exchange for equity interests in Parent. As a result, immediately following the merger, the rollover stockholders will hold approximately 29.2% of the outstanding equity interests of Parent. The rollover stockholders will continue to own equity interests in the Company, although indirectly, and will continue to participate in the earnings and growth of the Company, if any.
     In addition, at the effective time of the merger, the maturity date of the promissory notes previously issued to the rollover stockholders by Allion will accelerate, and the rollover stockholders will receive cash in amount equal to the principal plus accrued interest on such promissory notes.
     The voting agreements the rollover stockholders also entered into with Parent provide, among other things, that the rollover stockholders, who collectively own an aggregate of approximately 41.1% of the outstanding shares of Allion common stock as of the record date, agree to vote their shares of Allion common stock in favor of the merger and grant Parent a proxy to vote such shares in favor of the merger in the event the rollover stockholders fail to do so.
     It is currently anticipated that each of Bayside Capital, Inc., an affiliate of H.I.G., and RAM Capital Group, LLC, an affiliate of Parallex, will enter into an agreement with the Company following the closing of the transactions contemplated under the Merger Agreement pursuant to which each such entity would provide certain management and consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and a fee equal to $975,000 per annum in the case of Bayside Capital, Inc. and $275,000 per annum in the case of RAM Capital Group, LLC. The Company will also provide customary indemnification to such entities in connection with such services.
     It is currently anticipated that Bayside Capital, Inc. will enter into an agreement with the Company following the closing the transactions contemplated under the Merger Agreement pursuant to which it would provide certain transaction consulting services to the Company in exchange for reimbursement of expenses associated with providing such services and fees equal to 2% of the value associated with certain sale and acquisition transactions contemplated by such agreement. The Company will also provide customary indemnification in connection with such services. RAM Capital Group, LLC may participate in providing such services and in connection therewith, may be entitled to a portion of such fees as mutually determined between the parties.
Related Party Transactions
     Acquisition of Biomed. On April 4, 2008, Allion acquired Biomed America, Inc., which we refer to as Biomed, pursuant to the merger of Biomed with and into a wholly owned subsidiary of Allion. Allion acquired Biomed from Parallex LLC, which was Biomed’s majority stockholder, and Biomed’s minority stockholders, including the rollover stockholders.
     The purchase price paid at the closing to the former Biomed stockholders totaled $99.4 million and was paid with a combination of cash, Allion common stock and Allion preferred stock. On June 24, 2008, Allion’s stockholders approved the issuance of approximately 6 million shares of Allion common stock to the former Biomed stockholders in connection with the conversion of the preferred stock held by Biomed’s former stockholders into common stock. In addition to the initial purchase price, the Company made an earn out payment to the former Biomed stockholders in June 2009, which was valued at approximately $44 million and paid with a combination of cash, subordinated promissory notes and Allion common stock.

     In connection with the acquisition of Biomed, we also entered into a Stockholders’ Agreement, dated April 4, 2008, with the former stockholders of Biomed: Parallex, Rhonda Boni-Burden, Michael G. Bush, James P. Cefaratti, Edward L. Chomyak, Jason Cofone, James Francis Colonel, Arthur A. Cuomo, Shelly DeMora, Mary Jane Forbes, David A. Galardi, Jennifer Hoefner, Avery Huff, William A. Jones, Mark A. Kovinsky, John M. Kowalski, Bari Kuo, Kathy A. Love, Jonathan A. Lowe, Russell D. Lubrani, Virginia J. Margoli, Joseph T. Molieri, Jr., Shauna Mirra as Custodian for Devinne Peterson UTMA-PA, Ellen Pinto, Deborah Porter, Kimberley Prien-Martinez, Joseph Renzi, Anne-Marie Riley, Brian Rodgers, James R. Sadlier, Peter Sartini, Stephen Seiner, Renee M. Sigloch, Ryan N. Sloan, Mark Strollo, Carol Kennedy Thomas, Joseph A. Troilo and Joseph J. Tropiano, Jr. The Stockholders’ Agreement grants certain demand and piggyback registration rights with respect to resales of the shares of Allion common stock issued in connection with acquisition of Biomed. Pursuant to the Stockholders’ Agreement and in connection with our annual meeting of stockholders during the calendar years ending December 31, 2008, 2009 and 2010 (unless the former Biomed stockholders fail to hold in the aggregate at least 15% of the Allion common stock on an as-converted basis), the former Biomed stockholders as a group have had and will have the right to nominate two of the six members of our Board of Directors, subject to approval by our Board of Directors’ nominating and corporate governance committee and a majority of the other members of our Board of Directors. The Stockholders’ Agreement also includes certain restrictions on the transfer of Allion capital stock held by the former Biomed stockholders and a five-year standstill provision applicable to Parallex and any assignee of Parallex (subject to the former Biomed stockholders holding at least 10% of the Allion common stock on an as-converted basis).
     Promissory Note Held by Raymond A. Mirra, Jr.. In connection with the acquisition of Biomed, Allion assumed indebtedness of Biomed payable to Raymond A. Mirra, Jr., the sole voting equity holder of Parallex, pursuant to a promissory note, dated October 5, 2007, for the principal amount of $3 million plus interest at a rate of 6% per annum. Allion has made no principal payments to Mr. Mirra pursuant to this note. Allion has made interest payments on this note totaling $165,000. The total amount of principal outstanding under the promissory note as of November 25, 2009 is $3 million.
     Promissory Notes Held by, and Transition Services Agreement with, RAM Capital Group, LLC. Also in connection with the Biomed acquisition, Allion assumed certain other indebtedness of Biomed that is payable to RAM Capital Group, LLC, or RAM Capital, pursuant to two promissory notes. In addition, Allion entered into a transition services agreement with RAM Capital immediately following the acquisition of Biomed. Mr. Mirra is the sole owner of RAM Capital and therefore has an interest in the full value of the two promissory notes and the transition services agreement.
     The first promissory note, dated September 30, 2006, for the principal face amount of $175,000, was issued by Apogenics Healthcare, Inc. in favor of RAM Capital prior to Biomed’s merger with Apogenics Healthcare, Inc. when Biomed assumed the note. This promissory note includes a line of credit for up to $250,000 in additional funds, which was drawn down prior to Allion’s acquisition of Biomed. The promissory note accrues interest at a rate of 6% per annum. Allion has made no principal payments to RAM Capital or Mr. Mirra pursuant to this note. Allion has made interest payments on this note totaling $14,307. The total amount of principal outstanding under this promissory note as of November 25, 2009 is $425,000.
     The second promissory note, dated December 31, 2007, for the principal face amount of $218,535, was issued by Biomed and certain of its subsidiaries in favor of RAM Capital. This promissory note includes a line of credit for up to $400,000 in additional funds, which would be added to any principal amount outstanding. The promissory note accrues interest at a rate of 6% per annum. Allion has made no principal payments to RAM Capital or Mr. Mirra pursuant to this note. Allion has made interest payments on this note totaling $13,112. The total amount of principal outstanding under the promissory note as of November 25, 2009 is $218,535.
     Prior to Allion’s acquisition of Biomed, RAM Capital provided various services to Biomed and its subsidiaries. Allion entered into a transition services agreement with RAM Capital to obtain RAM Capital’s assistance in the transition of the Biomed business following the acquisition. The agreement requires payments to RAM Capital of $10,000 per month, plus certain expenses, for each month in which RAM Capital provides services to Allion. The initial term of the agreement was for twelve months, subject to extension upon the mutual agreement of RAM Capital and Allion. Although the initial term of the agreement expired on April 4, 2009, we continue to operate under the terms of the agreement on a month-to-month basis.
     Release of Escrow to Former Biomed Stockholders. On April 20, 2009, Allion entered into an amendment to the Biomed merger agreement, pursuant to which Allion instructed SunTrust Bank, as escrow agent, to disburse the $4 million escrow amount from the Biomed acquisition, together with interest and earnings, to the former stockholders of Biomed, including Parallex and the other rollover stockholders. Parallex received approximately $2.7 million of the total escrow disbursement.
Material U.S. Federal Income Tax Consequences
     The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash in the merger in exchange for shares of Allion common stock (excluding any rollover stockholders). The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Allion common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, applicable current and proposed United States Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences of the merger to the holders of common stock.
     This discussion applies only to holders who hold shares of Allion common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Allion common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Allion common stock through a partnership or other pass-through entity, persons who acquired shares of Allion common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of Allion common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws. This discussion also does not address the tax consequences to rollover stockholders receiving cash in the merger or acquiring an equity interest in Parent or receiving any other consideration in connection with the merger.
     The summary set forth below is not intended to constitute a complete description of all tax consequences relating to the merger. No rulings have been sought or will be sought from the United States Internal Revenue Service, or IRS, with respect to any of the United States federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below. Because individual circumstances may differ, each holder should consult its tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects of the merger to the holder, including the application of state, local and foreign tax laws.
     For purposes of this summary, a “U.S. holder” is a holder of shares of Allion common stock, who or that is, for United States federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.
     A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
     If shares of Allion common stock are held by a partnership (including any other entity taxable as a partnership for United States federal income tax purposes), the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Allion common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.
     U.S. Holders. The receipt of cash for shares of Allion common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of Allion common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Allion common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Allion common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals generally should be subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.
     Cash payments made pursuant to the merger agreement will be reported to holders of Allion common stock and the IRS to the extent required by the Internal Revenue Code and applicable regulations of the United States Treasury. Under the Internal Revenue Code, a U.S. holder of Allion common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger agreement. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports tax liability, or otherwise fails to comply with United States information reporting or certification requirements, may be subject to backup withholding of tax at a rate of 28% with respect to the amount of cash received in the merger.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
     Non-U.S. Holders. Any gain realized on the receipt of cash pursuant to the merger agreement by a non-U.S. holder generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable United States income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the cash disposition, and certain other conditions are met; or

•	Allion is or has been a “United States real property holding corporation” for United States federal income tax purposes within the five years preceding the merger. Allion does not believe it is or has been a United States real property holding corporation.
     A non-U.S. holder whose gain is associated with a U.S. trade or business in a manner described in the first bullet point will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Allion common stock and the non-U.S. holder’s adjusted tax basis in such shares. To the extent that a non-U.S. holder’s income is eligible for a reduced rate of withholding tax under a treaty, such non-U.S. holder may obtain a refund of excess amounts withheld by filing a properly completed claim for refund with the IRS.
     Non-U.S. holders who sell their Allion common stock in the merger generally will not be subject to information reporting and backup withholding, provided that Allion does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code, and the non-U.S. holder provides Allion a certification, under penalty of perjury, that it is not a United States person (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury regulations). Backup withholding of tax (at a rate of 28%) for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.
Estimated Fees and Expenses of the Merger
     Allion expects to incur approximately $            million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Estimated
Expenses	Amount
Financial advisory fees and expenses	$
Legal and accounting fees and expenses	$
Special committee and board fees and expenses	$
Printing proxy solicitation and mailing fees and expenses	$
SEC filing fees	$8,998
Total	$
     Parent and Merger Sub will also incur regulatory filing fees.
     In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. The Company, however, has agreed to reimburse Parent’s and Merger Sub’s documented, out-of-pocket transaction expenses in certain circumstances, as further described in “The Merger and the Merger Agreement—Termination Fees; Expenses,” beginning on page 67.
Regulatory Approvals
     The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.
     Under the HSR Act, we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Both Allion and Parent made the necessary initial filings under the HSR Act on November 6, 2009. The waiting period under the HSR Act was terminated on November 17, 2009. Clearance under the HSR Act, however, does not preclude the Department of Justice or the Federal Trade Commission from later challenging the merger on antitrust grounds.
     In the merger agreement, the parties have agreed to use commercially reasonable efforts to assist each other in making all filings with governmental authorities and obtaining all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Litigation
     A lawsuit was filed on October 20, 2009 in the Supreme Court of the State of New York, County of Suffolk, styled as follows: Fowler v. Moran, et al., Index No. 041990/2009. The action was brought by Denise Fowler, who claims to be a stockholder of Allion, on her own behalf and on behalf of all others similarly situated, and seeks certification of a class action on behalf of all Allion stockholders, except the defendants and their affiliates. The lawsuit names Michael Moran, Gary Carpenter, Flint Besecker, Willard Derr, Kevin Stepanuk, William Miller, Allion, Brickell Bay Acquisition Corp. and Brickell Bay Merger Corp. as defendants. The lawsuit alleges, among other things, that the individual defendants breached their fiduciary duties by failing to engage in an honest and fair sale process and by failing to maximize shareholder value in connection with the merger. In addition, the lawsuit alleges that Allion and Brickell Bay Acquisition Corp. and Brickell Bay Merger Corp. aided and abetted such alleged breaches of fiduciary duties by the individual defendants. The lawsuit was subsequently amended to name Parallex LLC and Raymond A. Mirra, Jr., whom we collectively refer to as the Parallex Defendants, as defendants and alleges that such defendants, as controlling stockholders of Allion, violated fiduciary duties to Allion’s stockholders. Based on these allegations, the lawsuit seeks, among other relief, injunctive relief enjoining the transaction. It also purports to seek recovery of costs of the action, including reasonable attorneys’ fees.
     A second lawsuit was filed on October 27, 2009 in the Court of Chancery of the State of Delaware, styled as follows: Virgin Islands Government Employees’ Retirement System v. Moran, et al., Case No. 5022. The action was brought by the Virgin Islands Government Employees’ Retirement System, which claims to be a stockholder of Allion, on its own behalf and on behalf of all others similarly situated, and seeks certification of a class action on behalf of all Allion stockholders, except the defendants and their affiliates. The lawsuit names the same defendants as the Fowler case, less Brickell Bay Merger Corp., and also names H.I.G. Capital, LLC. The lawsuit alleges essentially the same claims and seeks the same remedies as the Fowler case. In addition, the lawsuit alleges that the Parallex Defendants, as controlling shareholder of Allion, violated fiduciary duties to Allion’s shareholders.
     On October 29, 2009, a third lawsuit was filed in the Court of Chancery of the State of Delaware styled as follows: Steamfitters Local Union 449 v. Moran, et al., Case No. 5031. The Steamfitters Local Union 449, which claims to be a stockholder of Allion, brought the action on its own behalf and on behalf of all others similarly situated, and seeks certification of a class action on behalf of all Allion stockholders, except the defendants and their affiliates. The lawsuit names the same defendants, and alleges essentially the same claims and seeks the same remedies, as the Virgin Islands case. This lawsuit was voluntarily dismissed in Delaware and re-filed in New York and has been consolidated with the Fowler case under the caption In re Allion Healthcare, Inc. Shareholders Litigation, Index No. 041990/2009.
     A fourth complaint was filed on November 2, 2009 in the Court of Chancery of the State of Delaware styled as follows: Union Asset Management Holding AG v. Moran, et al., Case No. 5036. The action was brought by Union Asset Management Holding AG, which claims to be a stockholder of Allion, on its own behalf and on behalf of all others similarly situated, and seeks certification of a class action on behalf of all Allion stockholders, except the defendants and their affiliates. The complaint names the same defendants, as well as Brickell Bay Merger Corp., and alleges the same claims and seeks the same remedies, as the Virgin Islands and Steamfitters cases. This lawsuit has been consolidated with the Virgin Islands case, and a class of plaintiffs has been certified.
     We believe that these lawsuits are without merit and intend to vigorously defend against them.
Provisions for Unaffiliated Security Holders
     No provision has been made to grant Allion’s unaffiliated stockholders access to the corporate files of Allion, the H.I.G. Buying Group, the Parallex Group or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Allion, the H.I.G. Buying Group, the Parallex Group or any of their respective affiliates.

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS
     Some of the statements made in this Proxy Statement contain forward-looking statements, which reflect our plans, beliefs and current views with respect to, among other things, future events and our financial performance. You are cautioned not to place undue reliance on such statements. We often identify these forward-looking statements by use of words such as “believe,” “expect,” “continue,” “may,” “will,” “could,” “would,” “potential,” “anticipate,” “intend” or similar forward-looking words.
     The forward-looking statements included herein and any expectations based on such forward-looking statements are subject to risks and uncertainties and other important factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the satisfaction of the conditions to closing the merger and restrictions in the credit markets, as well as other risks and uncertainties discussed below and in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008 and in Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, both of which are incorporated by reference into this Proxy Statement. Moreover, we operate in a continually changing business environment, and new risks and uncertainties emerge from time to time. We cannot predict these new risks or uncertainties, nor can we assess the impact, if any, that such risks or uncertainties may have on Allion’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement.
     Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this Proxy Statement. In addition, you should review the risks and uncertainties discussed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008 and in Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, both of which are incorporated by reference into this Proxy Statement, for a description of the risk factors associated with the continued operation of Allion’s business.
Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain stockholder approval.
     Completion of the merger is subject to various risks, including, but not limited to:
•	the failure of stockholders holding at least a majority of the shares of outstanding Allion common stock to adopt the merger agreement;

•	Parent’s and Merger Sub’s right to terminate the merger agreement if a material adverse effect has occurred to Allion, as that term is defined in the merger agreement;

•	the failure to obtain the expiration or termination of the applicable waiting period under the HSR Act;

•	the enactment of a law or issuance of an order by a governmental authority prohibiting the consummation of the merger;

•	the exercise of appraisal rights under Delaware law by holders of 10% or more of Allion’s outstanding common stock;

•	the failure of any other conditions in the merger agreement; and

•	the failure of Parent to obtain the financing contemplated by its debt and equity commitment letters entered into at the time of execution of the merger agreement.
See “The Merger and the Merger Agreement—Conditions.” As a result of these risks, there can be no assurance that the merger will be completed even if we obtain stockholder approval. If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, we expect that our current management, under the direction of our Board of Directors, will continue to manage Allion.
Failure to complete the merger could negatively impact the market price of Allion common stock.
     If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:
•	the market price of Allion common stock will likely decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed;

•	we must pay certain costs related to the merger even if the merger is not completed, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees and expense reimbursements; and

•	the diversion of management’s attention from the day-to-day business of Allion and the unavoidable disruption to our employees and our relationships with customers and suppliers during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.
If the merger agreement is terminated and our Board of Directors seeks another merger or business combination, we cannot offer any assurance that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.
We may lose key personnel as a result of uncertainties associated with the merger.
     Our current and prospective employees may be uncertain about their future roles and relationships with Allion following completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and operational personnel.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for a special meeting of the holders of Allion common stock to be held on       , 2009 at 10:00 a.m. Eastern time, at            , or at any postponement or adjournment of the special meeting.
Matters To Be Considered at the Special Meeting
     The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2009, by and between Parent, Merger Sub and Allion, pursuant to which Allion will become a direct wholly owned subsidiary of Parent. If our stockholders adopt the merger agreement, the other closing conditions are satisfied or waived, and the merger is completed, the holders of Allion common stock will be entitled to receive $6.60 in cash per share held by them at the effective time of the merger, except for holders who perfect their appraisal rights under Delaware law. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this Proxy Statement as Appendix A.
     Our stockholders may also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.
     Allion does not expect that a vote will be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting, the holders of the proxies will have discretion to vote on those matters in accordance with their best judgment.
Record Date, Outstanding Voting Securities, Voting Rights and Quorum
     Our Board of Directors has set the close of business on       , 2009, as the record date for determining the stockholders of Allion entitled to notice of, and the right to vote at, the special meeting. As of the record date, there were             holders of record of Allion common stock and             shares of Allion common stock outstanding.
     Each holder of Allion common stock at the close of business on the record date is entitled to attend and vote at the special meeting. Each outstanding share of Allion common stock entitles its holder to one vote on each matter properly presented at the special meeting.
     A majority of the issued and outstanding shares of Allion common stock entitled to vote at the special meeting, whether represented in person or by proxy, will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be counted for the purpose of establishing a quorum at the special meeting. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present at the special meeting, we currently expect that we will adjourn the special meeting to solicit additional proxies. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
     A list of holders of Allion stock will be available for review at our executive offices during regular business hours beginning three days after the date of this Proxy Statement and through the date of the special meeting.
Required Votes
     Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Allion common stock entitled to vote on the adoption. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the approval of a majority of the votes cast.
     In connection with the merger agreement, the rollover stockholders have entered into voting agreements with Parent obligating the rollover stockholders to vote all of their shares of Allion common stock in favor of adoption of the merger agreement. The number of shares of Allion common stock that the rollover stockholders have committed pursuant to the voting agreements is 11,795,364 shares, representing approximately 41.1% of the outstanding common stock of the Company as of the record date for the special meeting. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.
     As of the record date for the special meeting, the directors and executive officers of the Company beneficially owned an aggregate of             shares of Allion common stock, representing an aggregate of approximately       % of our outstanding common stock. Those directors and executive officers have informed us that they intend to vote all of their shares of Allion common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.
Voting
     Registered holders of Allion stock may submit a proxy prior to the special meeting or may vote in person at the special meeting. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.
     To vote in person at the special meeting, a stockholder must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in street name, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.
     To submit a proxy, stockholders must complete and return the enclosed proxy card in time to be received by us prior to the special meeting, or deliver a proxy card in person at the special meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
     Registered stockholders who submit a proxy card but do not provide voting instructions will be voted ”FOR” the adoption of the merger agreement and “FOR” the approval the adjournment of the special meeting to solicit additional proxies. If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement.
Revocation of Proxies
     If you have submitted a proxy, you may revoke it at any time before it is voted at the special meeting by:
•	delivering a later-dated, properly executed proxy card or a written revocation of such proxy to:

•	delivering a later-dated, properly executed proxy card or a written revocation of such proxy to:
Allion Healthcare, Inc.
Attn: Secretary
1660 Walt Whitman Road, Suite 105
Melville, NY 11747; or

Okapi Partners
780 Third Avenue
30th Floor
New York, NY 10017
•	attending the special meeting and voting in person.
     If you choose one of the first two methods, your notice of revocation or your new proxy card must be received before the start of the special meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting.
     If you hold your shares in street name, please follow the directions received from your bank or broker to change your vote.
Expenses of Proxy Solicitation
     Allion will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding copies of these proxy materials to the beneficial owners of Allion shares. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, facsimile, or email by Allion’s directors, officers and employees. Such persons will receive no additional compensation for these services. We have engaged Okapi Partners as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them a fee of $6,500 plus a fee for each phone call made to our stockholders and reimburse them for their expenses.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
     Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Allion common stock entitled to vote on the merger. The rollover stockholders, who beneficially own approximately 41.1% of the outstanding Allion common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Allion common stock in favor of adoption of the merger agreement at the special meeting. In addition, the directors and executive officers of Allion, who beneficially own approximately 0.2% of the outstanding Allion common stock, have informed us that they intend to vote all of their shares of Allion common stock “FOR” the adoption of the merger agreement.
     Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” adoption of the merger agreement. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, and the failure to give instructions will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Abstentions will also have the same effect as votes “AGAINST” adoption of the merger agreement.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.
THE MERGER AND THE MERGER AGREEMENT
     The following summary describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. We urge you to read the merger agreement in its entirety because it is the legal document that governs the merger.
     The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Allion, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Further, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may not be fully reflected in Allion’s public disclosures.
The Merger
     The merger agreement provides that, upon and subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Allion. At that time, Merger Sub’s separate corporate existence will cease, and Allion will continue as the surviving corporation. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger. The merger is expected to occur within three business days after all conditions to closing specified in the merger agreement have been satisfied or waived.
     Following the merger, Allion will be a privately held corporation and a direct wholly owned subsidiary of Parent. Our current stockholders, other than the rollover stockholders, will cease to have ownership interests in Allion or rights as stockholders of Allion and will not participate in our future earnings or growth. Instead, at the effective time of the merger, shares held by holders of Allion common stock, other than the rollover stockholders, will be cancelled and converted into the right to receive $6.60 per share in cash, without interest and less any applicable withholding taxes, as more fully described below.
     At the effective time of the merger, the directors of Merger Sub in office immediately prior to the merger will become the directors of the surviving corporation. The officers of Allion in office immediately prior to the merger will continue as the surviving corporation’s officers. Also at the effective time of the merger, Allion’s certificate of incorporation and bylaws will be amended and will look like the certificate of incorporation and bylaws of Merger Sub, except to reflect that the name of the surviving corporation will remain as “Allion Healthcare, Inc.”
     Our common stock is currently listed on the NASDAQ Global Market, or NASDAQ, under the symbol “ALLI.” After the merger, Allion common stock will cease to be listed on NASDAQ, and there will be no public market for Allion common stock. Our common stock is also registered with the SEC under the Exchange Act. Following the merger, we expect to deregister of the Allion common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports with the SEC, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K.
Treatment of Stock and Equity Awards
Common Stock
     At the effective time of the merger, each share of Allion common stock (including restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by Allion, Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $6.60 in cash, without interest.

Stock Options
     Prior to the effective time of the merger, we will cause each outstanding unvested Allion stock option to vest in full immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding Allion stock option not exercised prior to the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such option. Each outstanding option with an exercise price that equals or exceeds the $6.60 per share merger consideration will be cancelled without payment.
Warrants
     At the effective time of the merger, each outstanding Allion warrant, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such warrant multiplied by (ii) the excess (if any) of $6.60 over the exercise price per share of such warrant. Each outstanding warrant (whether vested or unvested) with an exercise price that equals or exceeds the $6.60 per share merger consideration will be cancelled without payment.
Phantom Stock Units
     At the effective time of the merger, each holder of an outstanding Allion cash-settled phantom stock unit (whether or not vested) will be entitled to receive an amount in cash equal to (i) the number of phantom stock units held by that holder multiplied by $6.60, without interest, plus (ii) a tax gross-up payment to cover any excise tax liability such holder may incur as a result of any payments or benefits, whether paid pursuant to the terms of the phantom stock units or otherwise, that may be deemed “golden parachute” payments for tax purposes.
Representations and Warranties
     The merger agreement includes our representations and warranties relating to the following:
•	our corporate existence, good standing and authority;

•	certain information about our subsidiaries;

•	our organizational documents;

•	our capitalization and rights to acquire Allion capital stock;

•	our authority to execute the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the determination by our Board of Directors that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interest of the Company and its stockholders, its approval of the merger agreement, its declaration that the merger agreement and the merger are advisable, its direction that the merger agreement be submitted to our stockholders for their adoption and its recommendation that our stockholders approve and adopt the merger agreement and the merger;

•	the determination by the Special Committee of our Board of Directors that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interest of the Company and its stockholders and its recommendation that our Board of Directors approve the merger agreement and the transactions contemplated by the merger agreement;

•	our assertion that entering into the merger agreement and consummating the merger will not conflict with or violate our organizational documents, applicable law or certain agreements to which we are a party or give any other person certain rights against Allion that such person would not otherwise have;

•	entering into the merger agreement and consummating the merger will not terminate or have a material adverse impact on governmental consents, licenses, or permits or require governmental consents, authorizations and notifications necessary to execute the merger agreement and consummate the merger;

•	our material compliance with all laws applicable to us and our properties and assets;

•	the existence of any material litigation pending with respect to us, our properties and assets, or our supervisory employees with respect to acts or omissions as an employee;

•	our possession of and compliance with material licenses and permits;

•	our compliance with health care laws;

•	our certification for participation in, existence of provider agreements with, and compliance with conditions for participation in health care reimbursement programs;

•	our having filed all required documents with the SEC and such documents’ compliance with law;

•	the accuracy of our financial statements and the absence of undisclosed liabilities;

•	our maintenance of a system of internal control over financial reporting and disclosure controls and procedures;

•	the absence of prohibited loans to executive officers and directors;

•	the absence of certain changes in our business or a material adverse effect since September 30, 2009 and the absence of certain actions by us since June 30, 2009;

•	the existence of any governmental order binding on us;

•	the amounts which may become payable under our employee benefit plans as a result of the merger agreement or the merger;

•	our labor relationships, employee benefit plans, properties and assets, intellectual property, tax obligations, material contracts, insurance policies, and payors and vendors;

•	our compliance with environmental laws;

•	the existence of related party transactions to which we are party;

•	the accuracy of the information contained in this Proxy Statement and in the Schedule 13E-3 we intend to file with the SEC and their compliance with law;

•	the vote required by our stockholders to adopt the merger agreement;

•	the receipt of a written fairness opinion from Raymond James, Allion’s financial advisor, to the effect that, as of October 18, 2009, the merger consideration was fair from a financial point of view to our stockholders, other than the rollover stockholders, Parent, Merger Sub and their respective affiliates;

•	the absence of any brokers retained by us other than Raymond James and expenses that have been incurred or that may be incurred by us and paid or payable to any investment banker, financial advisor or similar broker; and

•	our action to render inapplicable the restrictions of the Delaware anti-takeover statute.
     The merger agreement also contains representations and warranties that Parent and Merger Sub made to us, including representations and warranties relating to the following:
•	Parent’s and Merger Sub’s corporate existence, good standing and authority;

•	Parent’s and Merger Sub’s organizational documents;

•	Parent’s and Merger Sub’s authority to execute the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	Parent’s and Merger Sub’s assertion that entering into the merger agreement and consummating the merger will not violate their organizational documents, applicable law or certain agreements to which they are a party or give any other person certain rights against them that such person would not otherwise have;

•	governmental consents, authorizations and notifications necessary to execute the merger agreement and consummate the merger;

•	Parent’s or Merger Sub’s retention of any broker;

•	the absence of any litigation pending against Parent or any of its subsidiaries that would affect Parent’s and Merger Sub’s ability to consummate the merger;

•	the accuracy of the information provided by Parent or Merger Sub to us for inclusion in this Proxy Statement;

•	the absence of Parent’s or Merger Sub’s status as an interested stockholder under the Delaware anti-takeover statute;

•	Parent and Merger Sub’s ability to finance the merger; and

•	the absence of Parent’s and Merger Sub’s intentions to render the Company insolvent.
     Many of the representations and warranties made by each party in the merger agreement are qualified by a materiality standard that requires, depending on the specific representation and warranty, the representation and warranty to which it applies to be true except in the cases where their failure to be true would not either (i) be material or (ii) have a “material adverse effect” on the party as a whole.
     For the purposes of the merger agreement, when used with respect to Allion, the term “material adverse effect” means any event, change, circumstance, effect or state of facts that is, or could reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Allion and its subsidiaries, taken as a whole, or our ability to perform in all material respects our obligations under the merger agreement and consummate the transactions contemplated by the merger agreement.
     The definition of “material adverse effect” with respect to Allion excludes the following:
•	changes in general economic and political conditions (including those affecting the securities markets) that do not disproportionately impact us;

•	changes in the industries in which we generally operate that do not disproportionately impact us;

•	changes in applicable laws or U.S. generally accepted accounting principles that do not disproportionately impact us;

•	acts of war, sabotage or terrorism, or other force majeure events that do not disproportionately impact us;

•	changes in the trading price of Allion common stock;

•	direct effects of compliance with the merger agreement on our operating performance;

•	effects from the announcement of the merger agreement or the merger, the parties obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	our failure to meet internal or third-party projections, forecasts, budgets or published revenue or earnings projections;

•	claims, actions or proceedings by our stockholders arising out of or related to the merger agreement or the transactions contemplated by the merger agreement; and

•	changes or proposed changes in reimbursement rates, coverage limitations, the method of calculating reimbursement rates or industry pricing benchmarks applicable to our products and services.
     When used with respect to Parent or Merger Sub, the term “material adverse effect” means any event, circumstance, change, effect or state of facts that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.
     Pursuant to the terms of the merger agreement, the representations and warranties made in the merger agreement will not survive after the effective time of the merger.
Covenants
     We have made certain agreements with Parent and Merger Sub relating to actions that we will or will not take between the date of the merger agreement and the effective time of the merger, subject to certain limited exceptions set forth in the agreement. These agreements are customary in transactions such as the merger, and include the following:
•	refraining from certain enumerated actions and other extraordinary actions relating to the Company or our business or that are inconsistent with actions that we take in the ordinary course of business, without Parent’s consent;

•	taking certain actions with respect to the preparation of this Proxy Statement and in preparation for the special meeting;

•	using commercially reasonable efforts to make all required filings and seek all required consents, including seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable;

•	allowing representatives of Parent and Merger Sub to inspect our corporate books and records and providing Parent and Merger Sub with information relating to our business and operations;

•	notifying Parent and Merger Sub of certain enumerated matters;

•	consulting with Parent and Merger Sub prior making public announcements regarding the merger and the other transactions contemplated by the merger agreement;

•	taking certain actions with respect to indemnification of and provision of directors’ and officers’ insurance for our directors and officers;

•	using commercially reasonable efforts to consummate the merger;

•	not terminating, amending, or modifying any material provision of any confidentiality or standstill agreement to which the Company is a party, unless required for our Board of Directors to comply with its fiduciary duties;

•	using commercially reasonable efforts to timely make any required filings with the SEC;

•	cooperating to take action to terminate the registration of Allion common stock after the merger;

•	providing Parent and Merger Sub with the opportunity to participate in the defense of any stockholder litigation relating to the merger agreement or the merger and obtaining the consent of Parent prior to settling any stockholder litigation;

•	providing all cooperation reasonably requested by Parent in connection with the arrangement of any debt financing to be obtained by Parent and its affiliates in connection with the merger;

•	taking reasonable action to ensure that the Delaware anti-takeover statute and any other anti-takeover laws do not apply to the merger agreement and, if they do apply, to minimize their effect on the merger; and

•	taking action to cause the disposition of shares of Allion common stock in the merger by persons subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.
     Parent and Merger Sub have made certain agreements with us relating to actions that they will or will not take between the date of the merger agreement and the effective time of the merger, or otherwise in connection with the merger. The agreements include:
•	taking certain actions with respect to the preparation of this Proxy Statement;

•	using commercially reasonable efforts to make all required filings and seek all required consents, including seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable;

•	notifying us of certain enumerated matters;

•	consulting with us prior making public announcements regarding the merger and the other transactions contemplated by the merger agreement;

•	taking certain actions with respect to indemnification of and provision of insurance for our directors and officers;

•	using commercially reasonable efforts to consummate the merger;

•	cooperating to take action to terminate the registration of Allion common stock after the merger;

•	providing us with the opportunity to participate in the defense of any stockholder litigation relating to the merger agreement or the merger;

•	maintaining the base salary and non-equity based incentive bonus opportunity of our employees who will continue to be employed by the surviving corporation, and maintaining 401(k) and health and welfare benefits that, in the aggregate, are no less favorable than such benefits and policies as in effect on the date of the merger agreement, in each case for a period of 12 months following the merger; and

•	using reasonable best efforts to complete the financing required to consummate the merger.
Acquisition Proposals
     We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, we and our subsidiaries and affiliates will not, and we will cause our and our subsidiaries’ officers, directors, employees, agents and advisors not to:
•	solicit, initiate or encourage or take any other action to knowingly facilitate any inquiry in connection with, or the making of, a proposal that constitutes or may reasonably be expected to lead to a third party acquisition proposal;

•	enter into, maintain, participate in or continue any discussions or negotiations with, furnish any information to or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by, any third party to make an acquisition proposal;

•	grant a waiver under the Delaware anti-takeover statute or enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, a third party acquisition proposal; or

•	resolve to do any of the foregoing.

     Notwithstanding the foregoing, prior to the adoption of the merger agreement by our stockholders at the special meeting, our Board of Directors may provide information to and engage in discussions or negotiations with any third party that makes an unsolicited acquisition proposal so long as:
•	our Board of Directors determines in good faith after consultation with its outside legal counsel that such action is necessary for our Board of Directors to comply with its fiduciary obligations to our stockholders;

•	our Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisor that the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, as defined in the merger agreement; and

•	prior to furnishing information to, or engaging in discussions or negotiations with, such third party, such third party executes a confidentiality agreement with us with terms no less favorable to the Company than those in our confidentiality agreement with H.I.G. Capital Management, Inc.;
     If we receive any third party acquisition proposal, we must:
•	notify Parent of the receipt of the acquisition proposal or any inquiry regarding the making of an acquisition proposal (including any request for information or access to our properties, books or records), together with the terms and conditions of the request, acquisition proposal or inquiry, and the identity of such third party;

•	keep Parent reasonably informed of the status of and details (including amendments and proposed amendments) of such request, acquisition proposal or inquiry; and

•	inform Parent within 24 hours of any change in the price, structure or form of consideration or other terms and conditions of such acquisition proposal.
     If our Board of Directors determines that any third party acquisition proposal constitutes a superior proposal, we must:
•	notify Parent within 24 hours that our Board of Directors has received a superior proposal and specify in detail the terms and conditions of the superior proposal and the identity of such third party; and

•	negotiate in good faith with Parent to allow Parent to match or better such superior proposal for three business days after we notify Parent of the superior proposal or any material modification to the superior proposal.
     We may, at any time prior to the adoption of the merger agreement by our stockholders at the special meeting, withdraw or modify our Board of Directors’ favorable recommendation of the merger and the merger agreement and terminate the merger agreement if:
•	the acquisition proposal constitutes a superior proposal;

•	our Board of Directors has determined in good faith after consultation with outside legal counsel that such action is necessary for our Board of Directors to comply with its fiduciary duties to our stockholders; and

•	three business days have lapsed since we provided Parent with notice of our receipt of a superior proposal.
     The merger agreement defines an acquisition proposal as an offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of our and our subsidiaries’ total assets, (ii) any direct or indirect acquisition or purchase of 15% or more of the any class of equity securities of Allion or our subsidiaries, (iii) any tender or exchange offer (including a self-tender offer) that would result in any person beneficially owning 15% or more of any class of equity securities of Allion or our subsidiaries, (iv) any merger, consolidation, recapitalization or similar transaction involving us or any of our subsidiaries, (v) any combination of the foregoing, or (vi) any agreement or proposal to do the foregoing.

     A superior proposal is defined as a bona fide, written acquisition proposal, in which the percentages increase to 50% and (i) our Board of Directors has determined in good faith, after consultation with our independent financial advisor and our outside counsel, is more favorable, from a financial point of view, to our stockholders than the merger and (ii) is reasonably capable of being consummated.
Conditions
     The consummation of the merger is subject to the satisfaction or waiver of certain conditions. If those conditions have not occurred or are not true, either we or Parent and Merger Sub would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.
     Conditions to the obligations of all parties to the merger agreement to complete the merger include:
•	the adoption of the merger agreement by stockholders holding at least a majority of outstanding shares of Allion common stock entitled to vote at the special meeting;

•	no enactment, issuance or entry of any law, injunction or other order of any governmental authority that prevents or prohibits the consummation of the merger; and

•	the expiration or termination of the waiting period under the HSR Act or applicable merger control or competition laws or regulations.
     Conditions to Parent’s and Merger Sub’s obligations to complete the merger include:
•	certain of our representations and warranties must be true and correct in all material respects, certain of our representations and warranties must be true and correct in all respects, and all of our other representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on the Company;

•	we must have performed, in all material respects, all our obligations and complied with all agreements and covenants required to be performed or complied with by us before the effective time of the merger;

•	no material adverse effect to Allion shall have occurred;

•	not more than 10% of the holders of outstanding shares of Allion common stock shall have dissented and preserved their rights to seek appraisal of their shares under Delaware law; and

•	we must have delivered certain other documents and certificates.
     Conditions to our obligation to complete the merger include:
•	Parent’s and Merger Sub’s representations and warranties must be true and correct in all respects with only such exceptions as would not have a material adverse effect on their ability to consummate the merger;

•	Parent and Merger Sub must have performed, in all material respects, all their obligations and complied with all agreements and covenants required to be performed or complied with by them before the effective time of the merger; and

•	Parent and Merger Sub must have delivered certain other documents and certificates.
Termination
     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (unless otherwise specified below), in any of the following circumstances:
•	by the mutual written consent of Parent, Merger Sub and us;

•	by Parent, Merger Sub or us, if:

•	a court or other governmental authority has issued a final nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	the merger is not consummated by February 18, 2010, which date will automatically be extended to April 1, 2010 in certain circumstances; or

•	the merger agreement is not adopted by the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting, including any adjournment or postponement;
•	by Parent and Merger Sub, if:
•	we breach any of our representations, warranties, covenants or other agreements set forth in the merger agreement and (i) such breach gives rise to a failure of certain conditions to consummation of the merger, and (ii) such breach is not cured within 30 days;

•	at any time prior to the adoption of the merger agreement by our stockholders, (i) our Board of Directors withdraws (or modifies in a manner adverse to Parent), or publicly proposes to withdraw, its favorable recommendation of the merger and the merger agreement, (ii) our Board of Directors or the Special Committee recommends, adopts, approves or declares advisable a third party acquisition proposal, or proposes publicly to do so, (iii) following receipt of a third party acquisition proposal or material modification to such acquisition proposal, our Board of Directors fails to publicly confirm its favorable recommendation of the merger and the merger agreement within ten business days of Parent’s request that it do so or (iv) within ten business days after any third party commences a tender or exchange offer or other transaction constituting an acquisition proposal, we fail to send our stockholders a statement disclosing that we recommend our stockholders reject such tender or exchange offer;

•	a material adverse effect to Allion has occurred that is not cured within 30 days;

•	we intentionally breach our obligations with respect to soliciting and responding to third party acquisition proposals in a manner that materially and adversely threatens Parent’s ability to consummate the merger; or

•	at any time 60 or more days after the date of the merger agreement, Parent and Merger Sub decide to terminate the merger agreement in their discretion;
•	by us, if:
•	Parent or Merger Sub breach any of their representations, warranties, covenants or other agreements set forth in the merger agreement and (i) such breach gives rise to a failure of certain conditions to consummation of the merger, and (ii) such breach is not cured within 30 days;

•	at any time prior to the adoption of the merger agreement by our stockholders, we receive an acquisition proposal that constitutes a superior proposal and (i) our Board of Directors determines in good faith after consultation with outside legal counsel that it must withdraw or modify its favorable recommendation of the merger and the merger agreement with Parent and Merger Sub and terminate the merger agreement to comply with its fiduciary duties to our stockholders, (ii) three business days have lapsed since we provided Parent with notice of our receipt of a superior proposal; or

•	at any time 60 or more days after the date of the merger agreement, the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied or waived and Parent and Merger Sub fail to consummate the merger within ten business days following the satisfaction of such conditions.

Termination Fees; Expenses
     We have agreed to pay Parent and Merger Sub a termination fee of $7.5 million in the following circumstances:
•	(i) the merger agreement is terminated because:
•	the merger is not consummated by February 18, 2010 (or April 1, 2010 under certain circumstances set forth in the merger agreement) and a bona fide third party acquisition proposal has been announced prior to the date of such termination;

•	a majority of our stockholders do not adopt the merger agreement and prior to the date of the special meeting a third party acquisition proposal has been publicly announced or otherwise become publicly known and has not been withdrawn; or

•	we breach any of our representations, warranties, covenants or other agreements set forth in the merger agreement, without cure within 30 days, that gives rise to a failure of certain conditions to the consummation of the merger, and a third party acquisition proposal has been announced prior to the date of such breach; and
(ii) within nine months of any such termination, we enter into an acquisition agreement or consummate an acquisition with another party. For purposes of determining whether we must pay the $7.5 million termination fee in these circumstances, all references to 15% in the definition of acquisition proposal are deemed to refer to 50%.
               We have also agreed to pay Parent a termination fee of $7.5 million if the merger agreement is terminated:
•	by Parent and Merger Sub because (i) our Board of Directors withdraws (or modifies in a manner adverse to Parent), or publicly proposes to withdraw, its favorable recommendation of the merger and the merger agreement, (ii) our Board of Directors or the Special Committee recommends, adopts, approves or declares advisable a third party acquisition proposal, or proposes publicly to do so, (iii) following receipt of a third party acquisition proposal or a material modification to such acquisition proposal, our Board of Directors fails to publicly confirm its favorable recommendation of the merger and the merger agreement within ten business days of Parent’s request that it do so, or (iv) within ten business days after any third party commences a tender or exchange offer or other transaction potentially constituting an acquisition proposal, we fail to send our stockholders a statement disclosing that we recommend our stockholders reject such tender or exchange offer;

•	by Parent and Merger Sub because we intentionally breach our obligations with respect to soliciting and responding to third party acquisition proposals in a manner that materially and adversely threatens Parent’s ability to consummate the merger; or

•	by us because we receive an acquisition proposal that constitutes a superior proposal and our Board of Directors determines in good faith after consultation with outside legal counsel that it must withdraw or modify its favorable recommendation of the merger and the merger agreement with Parent and Merger Sub and terminate the merger agreement to comply with its fiduciary duties to our stockholders and three business days have lapsed since we provided Parent with notice of our receipt of a superior proposal.
     Parent has agreed to pay us a termination fee of $7.5 million if we terminate the merger agreement because, at any time 60 or more days after the date of the merger agreement, Parent and Merger Sub fail to close the merger within ten business days after the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied or waived but Parent and Merger Sub failed to receive financing sufficient to fund the merger.
     Parent has agreed to pay us a termination fee of $10.0 million in the following circumstances:
•	if we terminate the merger agreement because, at any time 60 or more days after the date of the merger agreement, Parent and Merger Sub fail to close the merger within ten business days after the conditions to

Parent’s and Merger Sub’s obligations to complete the merger have been satisfied or waived and Parent’s and Merger Sub’s failure to close the merger is due to circumstances other than Parent’s and Merger Sub’s failure to receive financing sufficient to fund the merger; or

•	if Parent and Merger Sub terminate the merger agreement in their discretion 60 days or more after the date of the merger agreement.
     Except as described below, each party to the merger agreement will pay its own fees and expenses in connection with the merger and the related transactions. We have agreed to reimburse Parent’s and Merger Sub’s expenses in the following circumstances:
•	up to $3.25 million of Parent’s and Merger Sub’s reasonable, documented, out-of-pocket expenses in the event that the merger agreement is terminated because a majority of our stockholders do not adopt the merger agreement, although any expenses we pay in this instance will be credited against any termination fee that we are subsequently required to pay Parent and Merger Sub; or

•	up to $4.5 million of Parent’s and Merger Sub’s reasonable, documented, out-of-pocket expenses in the event Parent or Merger Sub terminates the merger agreement because we willfully breach any of our representations, warranties, covenants or other agreements set forth in the merger agreement and (i) such willful breach gives rise to a failure of certain conditions to consummation of the merger, and (ii) such willful breach is not cured within thirty days, provided that in this instance, any expenses we pay will not be credited against any termination fee that we are required to pay Parent and Merger Sub.
Amendments, Extensions and Waivers
     The merger agreement may be amended by the parties to the merger agreement, in writing, at any time before or after our stockholders adopt the merger agreement, except that after our stockholders adopt the merger agreement, we cannot amend the merger agreement without further approval of our stockholders if the proposed amendment would require further approval of our stockholders under applicable law. At any time prior to the effective time of the merger, the parties to the merger agreement may extend the time for the performance of any obligation of the other party, waive any inaccuracies in the representations and warranties made by the other party or waive compliance by the other party with any agreement or condition in the merger agreement, except where such extension or waiver would require approval of our stockholders under applicable law.
Payment of Merger Consideration and Surrender of Stock Certificates
     Parent and Merger Sub have appointed Continental Stock Transfer & Trust Company to act as the exchange agent for purposes of making the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Merger Sub will deposit in trust with the exchange agent, cash in U.S. dollars in an aggregate amount equal to the merger consideration to be paid to our stockholders under the terms of the merger agreement. The exchange agent will, pursuant to irrevocable instructions, deliver to you the merger consideration according to the procedure summarized below.
     Promptly, but within five business days, after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your certificates in exchange for the merger consideration. Upon the surrender of your certificates or transfer of your uncertificated shares to the exchange agent, together with an executed letter of transmittal completed in accordance with its instructions and any other items specified by the letter of transmittal, the exchange agent will pay to you, within ten business days of such surrender or transfer, your merger consideration of $6.60 per share of Allion common stock represented by such certificates or uncertificated shares. No interest or dividends will be paid or accrued in respect of the merger consideration. Payments of the merger consideration also may be reduced by applicable withholding taxes.
     Please do NOT forward your stock certificates to the exchange agent without a letter of transmittal, and please do NOT return your stock certificates with the enclosed proxy card.

     At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to receive the merger consideration, or, if you exercise your appraisal rights, the right to seek appraisal of your shares pursuant to Delaware law, and no transfer of shares of Allion common stock will be made on our stock transfer books.
     Certificates presented to us after the effective time of the merger will be cancelled and exchanged for cash as described above.

APPRAISAL RIGHTS
     Under Delaware law, if you do not wish to accept the $6.60 per share cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of Allion common stock and to receive payment in cash for the fair value of your Allion common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the $6.60 per share that you are entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.
     This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D to this Proxy Statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
     Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This Proxy Statement constitutes notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:
•	you must deliver to us a written demand for appraisal of your shares before the vote is taken to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of Allion common stock who intends to demand appraisal of his, her or its shares of common stock; and

•	you must not vote in favor of adoption of the merger agreement.
     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Allion common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Allion common stock. A holder of shares of Allion common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, because appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.
     All demands for appraisal should be addressed to Allion Healthcare, Inc., Attention: Secretary, 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, before the vote is taken to adopt the merger agreement at the special meeting.

     To be effective, a demand for appraisal by a stockholder of Allion must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If you hold your shares of Allion common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
     Within 10 days after the effective time of the merger, Allion, as the surviving corporation in the merger, must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the payment specified by the merger agreement for that stockholder’s shares of Allion common stock by delivering to Allion, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of Allion as the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.
     Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition if there are dissenting stockholders, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from Allion, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the aggregate number of holders of shares for which demands for appraisal have been received. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Allion common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Allion such statement.
     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Allion, as the surviving corporation, then Allion will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
     After determination of the stockholders entitled to appraisal of their shares of Allion common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. If a selected public companies analysis is used as a methodology to appraise the shares, one factor the Delaware Court of Chancery may consider is an implicit minority discount, as the implied equity values are based in part on stock market prices for minority shares. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.
     In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although Allion believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent nor Allion anticipate offering more than the applicable merger consideration to any stockholder of Allion exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Allion common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods that are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
     Costs of the appraisal proceeding (which do not include attorneys fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $6.60 per share cash payment (without interest) for shares of his, her or its Allion common stock pursuant to the merger agreement.
     In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SELECTED HISTORICAL FINANCIAL DATA
     Set forth below is certain selected historical consolidated financial data relating to Allion and its subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, Allion’s historical financial statements, the notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected financial data set forth below as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 has been derived from the audited consolidated financial statements contained in Allion’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this Proxy Statement. The selected financial data set forth below as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from Allion’s audited consolidated financial statements not incorporated by reference in this Proxy Statement. The selected financial data set forth below as of and for the nine months ended September 30, 2009 and 2008 has been derived from Allion’s unaudited financial statements contained in Allion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, incorporated by reference in this Proxy Statement. The unaudited financial statements have been prepared on the same basis as Allion’s audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. The information set forth below is not necessarily indicative of the results of future operations. More comprehensive financial information is included in Allion’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and other documents filed by Allion with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find Additional Information.”
     No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided; Allion does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed merger consideration is all cash, and (ii) if the merger is completed, Allion’s common stock will cease to be publicly traded.

	Nine Months
	Ended September 30,		Year Ended December 31,
	2009	2008(1)	2008(1)	2007	2006	2005	2004
	(Dollars in thousands)
Statement of Operations Data:

Net sales	299,624	243,824	340,574	246,661	209,503	123,108	60,080
Gross profit	55,860	43,357	60,779	35,274	30,641	19,862	6,918
Income (loss) before income taxes and discontinued operations	18,181	7,513	12,759	5,177	4,197	(680)	(2,474)
Net income (loss)	9,947	4,455	7,520	3,260	3,190	(1,045)	(2,680)

	2009		2008(1)	2007	2006	2005	2004
Balance Sheet Data:

Cash and cash equivalents	21,053		18,385	19,557	17,062	3,845	6,980
Investments in short-term securities	259		259	9,283	6,450	23,001	—
Total assets	321,434		270,989	126,616	121,603	86,289	19,996
Current maturities of long term debt	2,100		1,698	—	—	—	—
Notes payable-subordinated	—		—	—	700	1,358	1,250
Capital lease obligations — current	107		3	47	46	107	131
Long term debt	30,529		32,204	—	—	—	—
Revolving credit facility	20,000		17,821	—	—	—	—
Notes payable — affiliate	25,936		3,644	—	—	—	—
Notes payable — long term	—		—	—	—	683	—
Capital lease obligations — long term	324		4	—	47	93	193
Total liabilities	128,317		101,580	20,454	19,796	18,946	8,481

(1)	Reflects the acquisition of the Biomed business on April 4, 2008. For a more detailed discussion of the Biomed merger, see Note 4 to the Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data of Allion’s Annual Report on Form 10-K for the year ended December 31, 2008 and Note 4 to the Consolidated Financial Statements (Unaudited) included in Item 1. Financial Statements of Allion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Ratio of Earnings to Fixed Charges
     The following presents our ratio of earnings to fixed charges for the years ended December 31, 2008 and 2007 and the three months and nine months ended September 30, 2009 and 2008, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated herein by reference.

Year Ended		Three Months Ended		Nine Months Ended
December 31,		September 30,		September 30,
2007	2008	2008	2009	2008	2009
740.57	5.35	6.05	7.33	5.08	8.52
     For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.
     Because we have no preferred stock issued (and have not had any issued during the fiscal years shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.
Book Value Per Share
     Allion’s net book value per share as of September 30, 2009 was $6.64. Net book value per share was computed by dividing total stockholders’ equity at the end of September 30, 2009 by the number of shares of common stock outstanding plus the dilutive effect of interests in stock options and warrants for the period then ended.

MARKET PRICE AND DIVIDEND INFORMATION
     Allion’s common stock is listed on the NASDAQ Global Market under the symbol “ALLI.” On November 25, 2009, there were 28,699,568 shares of common stock outstanding, held by approximately             stockholders of record.
     The following table shows, for the periods indicated, the reported high and low closing sale prices per share of the common stock on the NASDAQ Global Market.

	High	Low
2007:

First quarter	$6.99	$3.95

Second quarter	$6.00	$3.99

Third quarter	$7.27	$5.01

Fourth quarter	$7.50	$5.48

2008:

First quarter	$6.27	$4.07

Second quarter	$6.12	$3.87

Third quarter	$7.30	$5.13

Fourth quarter	$5.58	$2.83

2009:

First quarter	$4.79	$3.68

Second quarter	$6.12	$4.38

Third quarter	$7.40	$5.74

Fourth quarter (through November 25, 2009)	$6.52	$4.96
     On October 16, 2009, the last full day of trading prior to the announcement of the execution of the merger agreement, the reported closing price on NASDAQ for Allion common stock was $5.44 per share. On            , 2009, the last full day of trading prior to the date of the first mailing of this Proxy Statement, the reported closing price on NASDAQ for Allion common stock was $            per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.
     We have not declared or paid cash dividends on Allion common stock in the last two fiscal years, and we do not plan to pay cash dividends to our stockholders in the near future. Under the terms of the merger agreement, we are not permitted to declare or pay dividends without Parent’s prior consent.

PRIOR PUBLIC OFFERINGS AND STOCK PURCHASES
     None of Allion, the members of the H.I.G. Buying Group or the Parallex Group has made an underwritten public offering of Allion’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A. None of Allion, the H.I.G. Buying Group or the Parallex Group has purchased any common stock of Allion during the past two years.
RECENT TRANSACTIONS
     Except as set forth below, there have been no transactions in the common stock of Allion effected during the last 60 days by (i) Allion, the H.I.G. Buying Group or the Parallex Group, (ii) any director or executive officer of Allion, the H.I.G. Buying Group or the Parallex Group or any associate of such persons, (iii) any majority-owned subsidiary of Allion, the H.I.G. Buying Group or the Parallex Group, and (iv) any pension, profit-sharing or similar plan of Allion.
     Section 16(a) of the Exchange Act requires our directors and certain of our officers and persons who beneficially own more than 10% of Allion common stock to file initial reports of ownership and reports of changes in ownership of Allion common stock with the SEC. Officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the forms filed with the SEC and furnished to us, we believe that the following are the only directors, officers and 10% beneficial owners of Allion that have effected transactions in Allion common stock within the last 60 days. On September 2, 2009, Michael Moran sold 36,240 shares of Allion common stock at a sale price of $7.06 per share. On September 9, 2009, Mr. Moran sold 1,325 shares of Allion common stock at a sale price of $7.00 per share and 12,435 shares of Allion common stock at a sale price of $6.90 per share. On September 16, 2009, Gary Carpenter sold 2,000 shares of Allion common stock at a weighted average sale price of $6.75 per share. Each of the foregoing transactions was effected through a trade order executed by such director’s or officer’s broker-dealer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information known to us with respect to beneficial ownership of Allion common stock as of November 25, 2009, by the following individuals or groups:
•	each of our current directors, nominees for director, and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of Allion outstanding common stock.
     The percentage of beneficial ownership of common stock is based on 28,699,568 shares deemed outstanding as of November 25, 2009. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of Allion common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned
	Number	Percent
Name and Addresses (1)
Directors and Named Executive Officers
Michael P. Moran (2)	180,000	*
Robert E. Fleckenstein (3)	52,500	*
Anthony D. Luna (4)	33,750	*
Stephen A. Maggio (5)	17,250	*
Russell J. Fichera	—	—
Flint D. Besecker	12,493	*
Willard T. Derr	12,493	*
William R. Miller, IV	12,493	*
Kevin D. Stepanuk	12,493	*
Gary P. Carpenter	10,493	*
All directors and executive officers as a group (6)	343,965	1.2%

5% Stockholders
Parallex Group (7)	7,903,499	27.5%
Dimensional Fund Advisors LP (8)	1,648,053	5.7%
H.I.G. Buying Group (9)	11,795,364	41.1%

*	Less than 1%

(1)	Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747.

(2)	Includes 180,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of November 25, 2009.

(3)	Includes 52,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of November 25, 2009.

(4)	Includes 33,750 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of November 25, 2009.

(5)	Includes 17,250 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of November 25, 2009.

(6)	Includes 283,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of November 25, 2009.

(7)	According to a Schedule 13D/A filed with the SEC on August 4, 2009 jointly by Parallex LLC and Raymond A. Mirra, Jr., each of Parallex LLC and Mr. Mirra share voting and dispositive power of all such shares. Mr. Mirra is sole voting equity holder and manager of Parallex LLC. According to the Schedule 13D, Mr. Mirra’s spouse, Shauna Mirra, as custodian for Devinne Peterson, a minor, holds 14,967 shares of Allion common stock. Each of Parallex LLC and Mr. Mirra disclaim beneficial ownership in the 14,967 shares. The address for Parallex LLC is 27181 Barefoot Boulevard, Millsboro, Delaware 19966 and the address for Mr. Mirra is 1974 Sproul Road, Suite 204, Broomall, Pennsylvania 19002.

(8)	The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G, Dimensional has sole voting power over 1,614,792 shares and sole dispositive power over 1,648,053 shares of Allion common stock. Dimensional is an investment advisor to several investment companies, trusts and accounts (“Funds”). In its role as investment advisor, Dimensional possesses investment and/or voting power over the shares of Allion common stock held by the Funds but disclaims beneficial ownership of such shares. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Allion common stock. No individual Fund holds more than 5% of the outstanding shares of Allion common stock. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)	By virtue of the voting agreements entered into between Parent and each of the rollover stockholders, the H.I.G. Buying Group may be deemed to have acquired beneficial ownership of the 11,795,364 shares of Allion common stock currently owned in the aggregate by the rollover stockholders. Each member of the H.I.G. Buying Group expressly disclaims beneficial ownership of such shares. The address for each member of the H.I.G. Buying Group is 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131. None of the executive officers of the H.I.G. Buying Group directly own any shares of Allion common stock.

DIRECTORS AND EXECUTIVE OFFICERS OF ALLION, THE H.I.G. BUYING GROUP AND THE PARALLEX GROUP
     Set forth below are lists of the directors and executive officers and certain other controlling persons of Allion, the H.I.G. Buying Group and the Parallex Group as of the date of this Proxy Statement.
Allion Healthcare, Inc.
     Neither Allion nor any of its directors or officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and neither Allion nor any of its directors or officers has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
     Each director and executive officer listed below is a citizen of the United States and can be reached c/o Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, or at telephone number (631) 547-6520.

Name	Age	Position
Michael P. Moran	49	Chairman of the Board, President and Chief Executive Officer
Flint D. Besecker	43	Director
Gary P. Carpenter	53	Director
Willard T. Derr	53	Director
William R. Miller, IV	61	Director
Kevin D. Stepanuk	52	Director
Russell J. Fichera	57	Senior Vice President and Chief Financial Officer
Stephen A. Maggio	60	Secretary, Treasurer and Director of Finance
Robert E. Fleckenstein, R.Ph.	56	Vice President, Pharmacy Operations
Anthony D. Luna	41	Vice President, HIV Sales
     Michael P. Moran has served as Allion’s Chairman, Chief Executive Officer and President and as a member of our Board of Directors since 1997. From 1996 to 1997, Mr. Moran was a Regional Vice President at Coram Healthcare, Inc. From 1990 to 1996, Mr. Moran was a Regional Vice President for Chartwell Home Therapies, Inc. Prior to 1990, Mr. Moran held various sales and management positions at Critical Care America, Inc. Mr. Moran received a B.A. in Management from Assumption College.
     Flint D. Besecker has served as one of Allion’s directors since August 2008. Since May 2008, Mr. Besecker has been the Managing Member of Firestone Asset Management, a private equity firm located at 26 Edward Court, Orchard Park, New York 14127. Prior to that, he served as President of CIT Healthcare from November 2004 until May 2008, and as Managing Director of GE Healthcare Financial Services from October 2001 until November 2004. Mr. Besecker currently serves on the Board of Directors of Care Investment Trust. He is a certified public accountant and received his B.S. in Accounting from Canisius College.
     Gary P. Carpenter, CPA has served as one of Allion’s directors since December 2006. He has been a partner in charge of Healthcare Services at Holtz Rubenstein Reminick, LLP, located at 125 Baylis Road, Melville, New York 11747, since 1998. Prior to joining Holtz, Mr. Carpenter founded his own healthcare consulting firm. He was also Vice President of Finance at a national healthcare corporation and has worked with healthcare companies in a variety of areas, including corporate organizational issues, profit maximization and representation before Medicare and Medicaid government representatives on various reimbursement issues. Mr. Carpenter has experience in mergers and acquisitions in the healthcare industry and has worked with a number of hospitals on their expansion plans into the home healthcare industry. Mr. Carpenter is a member of the New York State Society of CPAs. He is also a member of the Healthcare Financial Management Association. Mr. Carpenter serves on the Advisory Board for the Long Island chapter of the Multiple Sclerosis Society and is a Trustee of the Environmental Center of

Smithtown. He also serves on the Pastoral Council of St. Patrick Church. Mr. Carpenter has previously served as a member of the Board of St. Patrick School and as an Associate Trustee of North Shore University Hospital. Mr. Carpenter earned his B.B.A. in Accounting from Adelphi University.
     Willard T. Derr has served as one of Allion’s directors since June 2008. He has served as Chief Financial Officer of AHRC Nassau, a non-profit organization that provides services to developmentally disabled children and adults, located at 189 Wheatley Road, Brookville, New York 11545, since December 1, 2008. From February 2005 to July 2008, Mr. Derr served as Senior Vice President and Chief Financial Officer of TLC Health Care Services, Inc., a national home health care provider. Prior to that, from April 1999 to February 2005, Mr. Derr was Senior Vice President and Chief Financial Officer of Tender Loving Care Health Care Services, Inc., the predecessor of TLC Health Care Services. He is a certified public accountant and received his B.B.A. from Hofstra University.
     William R. Miller, IV has served as one of Allion’s directors since June 2008. He has served as Chief Executive Officer of Ross Associates, Inc., a strategic communications firm located at 1219 Spruce Street, Philadelphia, Pennsylvania 19107, since 1981. He is also Chairman of the Board of Directors of Ross Associates, Inc. Mr. Miller received his B.S. from St. Joseph’s University and his M.G.A. from the University of Pennsylvania.
     Kevin D. Stepanuk has served as one of Allion’s directors since June 2008. He has served in various positions, including Assistant General Counsel, at Exelon Business Services Company, a subsidiary of Exelon Corporation located at 2301 Market Street, S23-1, Philadelphia, Pennsylvania 19103, since 1999. Mr. Stepanuk is currently Associate General Counsel of the Corporate and Commercial practice group of Exelon Business Services Company. He earned his B.B.A. and J.D. from Temple University.
     Russell J. Fichera was appointed as Allion’s Senior Vice President and Chief Financial Officer, effective June 1, 2008. Mr. Fichera had served as one of Allion’s directors since May 2006 and had served as the chairperson of the Audit Committee since August 2006. Mr. Fichera began his professional career with the public accounting firm of Arthur Andersen & Co and has over 20 years of experience in healthcare. From 2003 to 2008, he served as Chief Financial Officer of EnduraCare Therapy Management, a national provider of contract rehabilitation services to skilled nursing facilities and hospitals. From 2001 to 2003, he served as Chief Financial Officer of Advanced Care Solutions, Inc., a start-up healthcare services business. From 1999 to 2001, he served as the Chief Financial Officer of American Pharmaceutical Services, or APS, a national provider of institutional pharmacy services. From 1997 to 1999, he served as Chief Financial Officer of Prism Rehab Systems, or PRS, a national provider of contract rehabilitation services to skilled nursing facilities. Both APS and PRS were divisions of Mariner Post-Acute Network, Inc. From 1995 to 1997, he served as Chief Financial Officer of Prism Health Group, a privately held therapy program management firm. Mr. Fichera is a certified public accountant and a member of the Massachusetts Society of Certified Public Accountants and the American Institute of CPAs. Mr. Fichera received his B.S. in Accounting from Bentley College.
     Stephen A. Maggio has served as Allion’s Secretary and Treasurer since July 2007, and Director of Finance since January 2005. From July 2007 to June 2008, he also served as our Interim Chief Financial Officer. Mr. Maggio served as a consultant to Allion from November 2004 to January 2005. From 2003 to November 2004, Mr. Maggio owned and operated a franchise business. Prior to that, Mr. Maggio served as Vice President, Chief Financial Officer for Dunhill Staffing Systems, Inc. from 2002 to 2003. From 2001 to 2002, he served as Chief Financial Officer of Temporaries Inc., and from 2000 to 2001, he served as Vice President of Finance for White Amber, Inc. From 1994 to 2000, he served as Vice President of Finance for Randstad North America (formerly Accustaff Inc. and Career Horizons, Inc.). Mr. Maggio received his B.S. in Accounting from Fordham University. He is a certified public accountant and a member of the New York State Society of CPAs and the American Institute of CPAs.
     Robert E. Fleckenstein, R.Ph. has served as Allion’s Vice President, Pharmacy Operations since December 2003. He has also served as Allion’s Corporate Compliance Officer since June 2005. Mr. Fleckenstein has held positions in pharmacy management for 20 years, with over 10 of those years in specialty pharmacy. In 2003, he served as Account Manager for US Oncology, Inc. From 2000 to 2002, Mr. Fleckenstein served as Vice President of Operations for CVS ProCare at its Pittsburgh distribution center. From 1997 to 2000, he served as Director of Pharmacy Services for Stadtlanders Drug Company. Prior to 1997, Mr. Fleckenstein held various management level positions in specialty and hospital pharmacy companies. Mr. Fleckenstein received his B.S. in

Pharmacy from the University of Pittsburgh and his MBA from the Katz Graduate School of Business at the University of Pittsburgh.
     Anthony D. Luna has served as Allion’s Vice President, HIV Sales since January 2007. From March 2006 to January 2007, Mr. Luna was Allion’s Vice President, Oris Health Inc. From November 2004 to March 2006, Mr. Luna was the Director of Sales, Western Region with our Company. Mr. Luna has held positions in the healthcare industry for more than 16 years, with over 12 of those years in specialty pharmacy. From 1996 until 2004, Mr. Luna served in roles of increasing responsibility, including Vice President of Sales and Marketing and Vice President of Corporate Programs for Modern Healthcare, Inc., a specialty pharmacy. Prior to 1996, Mr. Luna held various positions in patient advocacy and community outreach for various specialty pharmacy and other healthcare companies. Mr. Luna received his master’s degree in Psychology from Pepperdine University and his B.S. in Psychology from California State University Long Beach.
     Parallex LLC is our affiliate and beneficially owns 7,903,499 shares of Allion common stock, which represents approximately 27.5% of the outstanding shares of Allion common stock. See "—The Parallex Group” below for further information.
The H.I.G. Buying Group
     The members of the H.I.G. Buying Group are Merger Sub, Parent, H.I.G. Healthcare, LLC, H.I.G. Bayside Debt & LBO Fund II, L.P., H.I.G. Bayside Advisors II, LLC, H.I.G. GP-II, Inc., Anthony A. Tamer and Sami W. Mnaymneh. The business address for each member of the H.I.G. Buying Group, and each director and executive officer thereof, is 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131. The business telephone number for each member of the H.I.G. Buying Group, and each director and executive officer thereof, is (305) 379-2322.
Parent and Merger Sub
     Parent and Merger Sub are Delaware corporations, formed for the specific purpose of consummating the merger and the other transactions contemplated by the merger agreement. Parent is the sole stockholder of Merger Sub. The directors and executive officers of Parent and of Merger Sub are as follows: Brian D. Schwartz, President and Director, William J. Nolan, Secretary and Director, and Craig M. Kahler, Treasurer and Director.
     Brian D. Schwartz is an Executive Managing Director at H.I.G. Capital Management, Inc. Mr. Schwartz joined H.I.G. Capital Management, Inc. in 1994. From 1991 to 1992, he was a Manager in the Strategic Planning Group at PepsiCo, Inc, a global food and beverage company, and from 1989 to 1991 was at Dillon, Read & Co., a U.S. based investment bank. Mr. Schwartz earned his M.B.A. degree from Harvard Business School and a Bachelor of Science degree with Honors from the University of Pennsylvania.
     William J. Nolan is a Principal at H.I.G. Capital Management, Inc. Mr. Nolan joined H.I.G. Capital Management, Inc. in 2003. From 2001 to 2003, he was a management consultant at Bain & Company, a global management consulting firm, and from 1996 to 1999 was a consultant with Arthur Andersen Business Consulting. Mr. Nolan earned his M.B.A. degree from Harvard Business School with High Honors and a B.Cp.E degree, Summa Cum Laude, from Villanova University.
     Craig M. Kahler is a Senior Associate at H.I.G. Capital Management, Inc. Mr. Kahler joined H.I.G. Capital Management, Inc. in 2007. From 2003 to 2005, he was an Associate at Willis Stein and Partners, a Chicago based middle market private equity firm, and from 2001 to 2003 was an Analyst in the Investment Banking division of Credit Suisse First Boston (Credit Suisse), a global financial services company. Mr. Kahler earned his M.B.A. degree from the University of Chicago and a Bachelor of Arts (A.B.) degree, Magna Cum Laude, from Middlebury College. The address for Willis Stein and Partners is One North Wacker Drive, Suite 4800, Chicago, Illinois 60606.
Other Members of the H.I.G. Buying Group
     H.I.G. Healthcare, LLC is a limited company organized under the laws of the Cayman Islands which was formed for the specific purpose of consummating the merger and the other transactions contemplated by the merger agreement. H.I.G. Healthcare, LLC is the sole stockholder of Parent.

     H.I.G. Bayside Debt & LBO Fund II, L.P. is a limited partnership organized under the laws of the State of Delaware. Its principal business is as a private equity investment company. Bayside Debt & LBO Fund II, L.P. is the manager and sole member of H.I.G. Healthcare, LLC.
     H.I.G. Bayside Advisors II, LLC is a limited liability company organized under the laws of the State of Delaware. Its principal business is as a private equity management company. H.I.G. Bayside Advisors II, LLC is the general partner of H.I.G. Bayside Debt & LBO Fund II, L.P.
     H.I.G. GP-II, Inc. is a corporation organized under the laws of Delaware. Its principal business is to serve as an investment management company for several affiliates. The directors and executive officers of H.I.G. GP-II, Inc. are as follows: Anthony A. Tamer, Co-President and Director; Sami W. Mnaymneh, Co-President and Director; and Richard Siegel, Vice President and General Counsel. H.I.G. GP-II, Inc. is the manager of H.I.G. Bayside Advisors II, LLC.
     H.I.G. Capital, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Its principal business is to serve as a management company providing management services to members of the H.I.G. Buying Group and various of their affiliates. The managers and executive officers of H.I.G. Capital L.L.C. are Anthony A. Tamer, Co-President and Co-Managing Partner; Sami W. Mnaymneh, Co-President and Co-Managing Partner; and Richard H. Siegel, Vice President and General Counsel.
     Sami W. Mnaymneh is a co-founding partner of H.I.G. Capital Management, Inc. and has served as a Managing Partner of the firm since 1993. Prior to co-founding H.I.G. Capital Management, Inc., Mr. Mnaymneh was a Managing Director in the Mergers & Acquisitions department at the Blackstone Group, a New York based merchant bank, where he specialized in providing financial advisory services to Fortune 100 companies. Mr. Mnaymneh earned a B.A. degree, Summa Cum Laude, from Columbia University, and subsequently received a J.D. degree and an M.B.A. degree with Honors from Harvard Law School and Harvard Business School, respectively.
     Anthony A. Tamer is a co-founding partner of H.I.G. Capital Management, Inc. and has served as a Managing Partner of the firm since 1993. Prior to co-founding H.I.G. Capital Management, Inc., Mr. Tamer was partner at Bain & Company. His focus at Bain & Company was on developing business unit and operating strategies, improving clients’ competitive positions, implementing productivity improvement and cycle time reduction programs, and leading acquisition and divestiture activities for Fortune 500 clients. Mr. Tamer holds an M.B.A. degree from Harvard Business School, and a Masters degree in Electrical Engineering from Stanford University. His undergraduate degree is from Rutgers University.
     Richard H. Siegel is Vice President and General Counsel of H.I.G. Capital Management, Inc. Mr. Siegel joined H.I.G. Capital Management, Inc. in July 2005. Prior to joining H.I.G. Capital Management, Inc., he was with Sullivan & Cromwell LLP, an international law firm headquartered in New York, and served as a Judicial Clerk to Andrew G.T. Moore II, of the Delaware Supreme Court. Mr. Siegel earned his J.D. degree, Magna Cum Laude, from Georgetown University Law Center and a Bachelor of Science degree, Magna Cum Laude, from the University of Maryland. The address for Sullivan & Cromwell LLP is 125 Broad Street, New York, New York 10004.
     None of the persons or entities named above (1) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each individual named above is a U.S. citizen.
The Parallex Group
     Parallex was created in connection with Allion’s acquisition of Biomed America, Inc. for the sole purpose of holding Allion stock. Parallex has offices located at 27181 Barefoot Boulevard, Millsboro, Delaware 19966. Raymond A. Mirra, Jr. is the sole member and sole manager of Parallex, LLC.
     Raymond A. Mirra, Jr. is a private investor. For the last five years, he has been an executive of Advanced Research Corporation, a clinical research organization, with offices located at 4 Hook Road, Sharon Hill, Pennsylvania 19079. Mr. Mirra is a citizen of the United States and can be reached at 4 Hook Road, Sharon Hill, Pennsylvania 19079, or at telephone number (610) 586-1655.
     Neither Parallex nor Mr. Mirra has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and neither has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

PROPOSAL 2: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,
IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES
     We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against adoption of the merger agreement.
     The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of Proposal 2. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of Proposal 2.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.
OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING
     Other than as described in this Proxy Statement, our Board of Directors has no knowledge of any other matters that may come before the special meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any postponements or adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by any validly executed proxy cards received by them in accordance with their best judgment. The proxy holders will also have discretionary authority to vote upon matters incident to the conduct of the special meeting.
STOCKHOLDER PROPOSALS
     If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Subject to consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.
     If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.
     Our Fourth Amended and Restated Bylaws provide that no nominations or other business may be brought before an annual meeting by a stockholder except by a stockholder who (a) is entitled to vote at the annual meeting, (b) has delivered to the Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time the notice was delivered to the Secretary. For a stockholder nomination or proposal for other business to be properly brought before an annual meeting of stockholders, notice of such nomination or proposal must be received by our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice of a stockholder proposal must be received by our Secretary not earlier than 90 days and not later than the later of 45 days prior to the annual meeting or 10 days following the day on which we first publicly announce the date of the annual meeting.
     For each stockholder nomination or proposal for other business to be properly submitted pursuant to our Bylaws, the stockholder must provide us with: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.
     If the merger is not consummated, any stockholder who intends to present a proposal at the annual meeting in fiscal 2010, or include a proposal in the proxy statement for fiscal 2010, must deliver the proposal to our Secretary at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747:
•	not later than December 31, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act; or

•	not later than March 1, 2010, if the proposal is submitted other than pursuant to Rule 14a-8, in which case we are not required to include the proposal in our proxy materials.

HOUSEHOLDING
     We have adopted a process called “householding” for mailing proxy statements in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.
     If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact us at Allion Healthcare, Inc., c/o Secretary, 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, or at telephone number (631) 547-6520. Eligible stockholders of record receiving multiple copies of the proxy statement can request to receive a single copy of our proxy statement by contacting us in the same manner.
     If you hold your shares in street name, you may request additional copies of the proxy statement or you may request householding by contacting your broker, bank or nominee.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational filing requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by Allion with the SEC are also available on the SEC’s website at www.sec.gov.
     Because the merger is a “going private” transaction, Allion, the H.I.G Buying Group and the Parallex Group have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.
     The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.
     The following documents filed with the SEC are incorporated by reference in this Proxy Statement:
•	Allion’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Allion’s Definitive Proxy Statement for its 2009 Annual Meeting of Stockholders, filed with the SEC on April 30, 2009;

•	Allion’s Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	Allion’s Current Report on Form 8-K filed with the SEC on October 19, 2009.
     We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the special meeting.

     Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this Proxy Statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:
Allion Healthcare, Inc.
Attn: Steven A. Maggio
1660 Walt Whitman Road, Suite 105
Melville, New York 11747
(631) 547-6520
     The information concerning Allion contained or incorporated by reference in this Proxy Statement has been provided by Allion, the information regarding the H.I.G. Buying Group contained in this Proxy Statement has been provided by the H.I.G. Buying Group, and the information regarding the Parallex Group contained in this Proxy Statement has been provided by the Parallex Group.
     You should rely only on the information contained in or incorporated by reference into this Proxy Statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this Proxy Statement. This Proxy Statement is dated            , 2009. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to you shall not create any implication to the contrary.

APPENDIX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
BRICKELL BAY ACQUISITION CORP.,
BRICKELL BAY MERGER CORP.
and
ALLION HEALTHCARE, INC.
Dated as of October 18, 2009

Page
7.03 Termination by Merger Sub and Parent	47
7.04 Termination by the Company	48
7.05 Effect of Termination	48

ARTICLE 8 MISCELLANEOUS	49
8.01 Payment of Fees and Expenses	49
8.02 Guarantee	53
8.03 No Survival	53
8.04 Non-Reliance	53
8.05 Modification or Amendment	53
8.06 Entire Agreement; Assignment	53
8.07 Severability	54
8.08 Notices	54
8.09 Governing Law	55
8.10 Descriptive Headings	55
8.11 Counterparts	55
8.12 Certain Definitions	55
8.13 Specific Performance	58
8.14 Extension; Waiver	58
8.15 Third-Party Beneficiaries	58
8.17 Submission to Jurisdiction	59

DEFINED TERMS

Acquisition Proposal	39
Action	12
affiliate	55
Agent	5
Agreement	1
Authorized Committee	56
Benefit Plans	17
Break-Up Fee	50
Cash-Pay Option	4
Certificate of Merger	2
Certificates	6
Closing	2
Closing Date	2
Code	7
Commitment Letters	28
Common Stock	3
Company	1
Company Board	1
Company Disclosure Documents	24
Company Representatives	35
Company Terminating Breach	47
Confidentiality Agreement	35

Continuing Employee	41
Debt Commitment Letters	28
Debt Financing	42
DGCL	1
Disinterested Director	56
Dissenting Shares	5
Dissenting Stockholder	5
Effective Time	2
Employees	17
Environmental Laws	21
Equity Commitment Letter	28
ERISA	16
ERISA Affiliate	17
Exchange Act	12
Expenses	49
Expiration Date	46
Financial Advisor	25
GAAP	14
Governmental Authority	11
Governmental Programs	13
Gross Up Payment	56
Guarantor	56
HSR Act	12
Indemnified Parties	36
Intervening Event	56
Investor	28
IP Rights	19
Knowledge	56
Law	56
Laws	56
Lenders	28
Liens	10
Limited Guarantee	56
Material Adverse Effect	56
Material Contract	22
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Non-Breach Financing Failure	50
Note	8
Note Consideration	8
Notice Period	39
Option	4
Option Consideration	4
Order	57

v

Owned Assets	18
Parent	1
Parent Break-Up Fee	50
Parent Default Fee	50
Parent Group	57
Parent Representatives	35
Parent Terminating Breach	48
Permit	12
Permitted Liens	18
Person	57
Phantom Stock Unit	7
Phantom Stock Unit Consideration	7
Preferred Stock	9
Private Programs	13
Proxy Statement	24
Restricted Stock Award	57
SEC	14
SEC Reports	14
Securities Act	12
Special Committee	58
Stock Plans	4
Stockholder Approval	25
Stockholders Meeting	32
subsidiaries	58
Subsidiaries	9
subsidiary	58
Subsidiary	9
Superior Proposal	40
Surviving Corporation	2
Surviving Corporation Common Stock	3
Tax	20
Tax Return	20
Tax Returns	20
Taxes	20
Transactions	10
Transfer Taxes	42
Warrant Consideration	5
Warrants	4

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of October 18, 2009, by and among Brickell Bay Acquisition Corp., a Delaware corporation (“Parent”), Brickell Bay Merger Corp., a Delaware corporation (“Merger Sub”), and Allion Healthcare, Inc., a Delaware corporation (the “Company”).
RECITALS
          WHEREAS, the boards of directors of Parent, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders;
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously resolved to recommend that the stockholders of the Company approve the Merger;
          WHEREAS, the transactions described in this Agreement are subject to the approval of the stockholders of the Company and the satisfaction of certain other conditions set forth in this Agreement;
          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain beneficial owners (the “Rollover Holders”) of Common Stock are entering into Exchange Agreements (the “Exchange Agreements”), pursuant to which the Rollover Holders are agreeing, among other things, to contribute the portion of their Common Stock set forth therein (such shares, collectively, the “Rollover Shares”) to Parent immediately prior to the Effective Time of the Merger; and
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement substantially in the form attached as Exhibit A (the “Voting Agreement”).
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1
THE MERGER
     1.01 The Merger. At the Effective Time (as defined in Section 1.03), subject to the terms and conditions of this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The

Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.
     1.02 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, at 10:00 a.m., local time, on the date most promptly practicable following the satisfaction or waiver of the conditions set forth in Article 6 (which can be satisfied prior to Closing), but in no event later than the third (3rd) business day following such date or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.
     1.03 Effective Time. At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).
     1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws; provided that the name of the Surviving Corporation shall be “Allion Healthcare, Inc.”
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws.
     1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their

2

respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB
     2.01 Effect on Shares of Company Capital Stock.
          (a) Common Stock of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, the Company or Merger Sub, each share of common stock of the Company, par value $0.001 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 2.04), and (ii) those shares of Common Stock to be canceled pursuant to Section 2.01(c)) shall be converted into the right to receive Six Dollars and Sixty Cents ($6.60) in cash (the “Merger Consideration”), payable to the holder of such shares of Common Stock, without interest or dividends, less applicable withholding Taxes, in the manner provided in Section  2.05. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate or certificates representing shares of Common Stock shall cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration.
          (b) Rollover Shares. Immediately prior to the Effective Time, the Rollover Holders shall contribute the Rollover Shares to Parent pursuant to the Exchange Agreements. Subsequent to the receipt of the Rollover Shares from the Rollover Holders, such Rollover Shares shall automatically be canceled, by virtue of the Merger, in accordance with Section 2.01(c) below.
          (c) Cancellation of Certain Shares of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, the Company or Merger Sub, each share of Common Stock owned by the Company or any of its wholly owned Subsidiaries as treasury stock or otherwise or owned by Merger Sub or Parent (including, without limitation, the Rollover Shares) or any of their direct or indirect subsidiaries immediately prior to the Effective Time shall automatically be canceled, and no cash or other consideration shall be delivered or deliverable in exchange for such shares of Common Stock.
     2.02 Effect on Shares of Merger Sub Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented

3

issued and outstanding shares of Merger Sub Common Stock shall be deemed to represent the same number of shares of Surviving Corporation Common Stock.
     2.03 Effect on Restricted Stock, Options and Warrants.
          (a) Restricted Stock. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each outstanding Restricted Stock Award, the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested immediately prior to the Effective Time and the holder of the resultant shares of Common Stock thereof shall be entitled to receive the Merger Consideration pursuant to Section 2.01(a) for such shares.
          (b) Options. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each Option shall become fully vested and exercisable immediately prior to the Effective Time. Holders of the Options shall be given the opportunity to exercise their Options, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Merger Consideration for each share of Common Stock subject to such exercised Options pursuant to Section 2.01. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any Option, each Option outstanding immediately prior to the Effective Time that is not exercised pursuant to the preceding sentence and that has a per-share exercise price less than the Merger Consideration (each, a “Cash-Pay Option”), shall be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Cash-Pay Option multiplied by (ii) the excess of the Merger Consideration over the per-share exercise price of such Cash-Pay Option, with the aggregate amount of such payment rounded to the nearest cent (the “Option Consideration”), payable to the holder of such Cash-Pay Option, without dividends or interest, less applicable withholding Taxes, in the manner provided in this Section 2.03(b). All such Cash-Pay Options, when so converted, shall cease to be outstanding and shall automatically be canceled, and each holder of a Certificate representing a Cash-Pay Option shall cease to have any rights with respect to such Cash-Pay Options, except the right to receive the Option Consideration. Parent shall, or shall cause the Company to, pay to holders of Cash-Pay Options the Option Consideration as soon as reasonably practicable following the Effective Time. Each Option outstanding immediately prior to the Effective Time that has a per-share exercise price equal to or greater than the Merger Consideration shall be canceled, and each holder of a Certificate representing such canceled Option shall cease to have any rights with respect to such Option and shall not be entitled to receive any payment with respect thereto. For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase shares of Common Stock, whether or not then vested or fully exercisable, granted to any current or former employee, director, consultant or advisor of the Company or any Subsidiary or any other person, whether under any stock option plan or otherwise (including, without limitation, under the Company’s 1998 Stock Option Plan and Amended and Restated 2002 Stock Incentive Plan (collectively, the “Stock Plans”)).
          (c) Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any warrants to purchase shares of Common Stock (“Warrants”), each Warrant outstanding immediately prior to the Effective

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Time, whether or not then vested or exercisable in accordance with its terms, shall be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Warrant multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Warrant, with the aggregate amount of such payment rounded to the nearest cent (the “Warrant Consideration”), payable to the holder of such Warrant, without dividends or interest, less applicable withholding Taxes, in the manner provided in this Section 2.03(c). All such Warrants, when so converted, shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate or certificates representing Warrants shall cease to have any rights with respect to such Warrants, except the right to receive the Warrant Consideration. Parent shall, or shall cause the Company to, pay to holders of Warrants the Warrant Consideration as soon as reasonably practicable following the Effective Time.
          (d) Effectuation. The Board of Directors of the Company (or the appropriate committee thereof) shall take or cause to be taken all actions necessary to effectuate this Section 2.03 to the extent that such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements. The Company shall take such actions as are necessary or appropriate so that, as of the Effective Time, the Stock Plans shall be terminated.
     2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Common Stock (“Dissenting Shares”) in accordance with the DGCL, shall not be converted into the right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, the Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. The Company shall have the right to participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     2.05 Exchange of Common Stock.
          (a) Agent. Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging (other than the Rollover Shares) (i) certificates representing, immediately prior to the Effective Time, Common Stock for the aggregate Merger Consideration, or (ii) shares of uncertificated Common Stock

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outstanding immediately prior to the Effective Time (“Uncertificated Shares”) for the aggregate Merger Consideration.
          (b) Deposit of Consideration. At or prior to the Effective Time, Merger Sub shall supply or cause to be supplied for the account of the Agent, in trust for the benefit of the holders of the Common Stock and for exchange pursuant to this Section 2.05, the aggregate consideration payable to holders of the Common Stock pursuant to Section 2.01.
          (c) Notice of Merger. Promptly, but in no event later than five (5) business days, after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each holder of record of certificates or other instruments that immediately prior to the Effective Time represented shares of Common Stock (the “Certificates”) or Uncertificated Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal, in a form reasonably acceptable to Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of Uncertificated Shares to the Agent, and (iii) instructions for use in surrendering the Certificates or transferring Uncertificated Shares and receiving the Merger Consideration in respect thereof.
          (d) Exchange Procedures. Upon surrender to the Agent of a Certificate or transfer of Uncertificated Shares, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Uncertificated Shares (other than Dissenting Shares and Common Stock to be canceled pursuant to Section 2.01(c)) shall be entitled to receive, in exchange therefor, within ten (10) business days after such surrender or transfer, cash in an amount equal to the product of (i) the number of shares of Common Stock formerly represented by such Certificate or Uncertificated Shares and (ii) the Merger Consideration, which shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate or transfer of any Uncertificated Shares. If the consideration provided for herein is to be made to a person other than the person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, the surrendered Certificate or transferred Uncertificated Shares shall be properly endorsed, accompanied by appropriate stock powers or otherwise in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Certificate or the Uncertificated Shares, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.
          (e) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Agent will issue, in exchange for such affidavit, the Merger Consideration deliverable in respect of such Certificate pursuant to this Agreement.
          (f) Termination of Fund. At any time following the one (1) year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Agent to deliver to

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it any funds that had been made available to the Agent and not disbursed to holders of Common Stock (including, without limitation, all interest and other income received by the Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any consideration payable upon due surrender of the Certificates or transfer of the Uncertificated Shares held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Agent shall be liable to any holder of Common Stock, Options or Warrants, for any consideration delivered in respect of such Common Stock, Options or Warrants to a public official pursuant to any abandoned property, escheat or other similar Law.
          (g) Withholding Rights. Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock, Options or Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
          (h) Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company.
          (i) Adjustments. Notwithstanding anything in this Agreement to the contrary, the Merger Consideration, Option Consideration and Warrant Consideration shall each be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction with respect to the Common Stock occurring or having a record date or effective date between the date of this Agreement and the Effective Time.
     2.06 Phantom Stock Units.
          (a) At the Closing, Merger Sub shall pay or cause to be paid to each holder of a cash-settled phantom stock unit granted by the Company and outstanding immediately prior to the Closing (each, a “Phantom Stock Unit”), whether or not then vested in accordance with its terms, an amount in cash equal to the product of (i) the number of Phantom Stock Units held by such holder and (ii) the Merger Consideration (the “Phantom Stock Unit Consideration”), by wire transfer of immediately available funds to the account specified in writing by such holder at least three (3) business days prior to Closing. No interest will be paid or accrued on the Phantom Stock Unit Consideration.
          (b) Merger Sub shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Phantom Stock Units pursuant to this Agreement such amounts as may be required to be deducted or withheld with

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respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over, or caused to be paid over, to the appropriate taxing authority by Merger Sub, such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of Phantom Stock Units.
          (c) At the Closing, Merger Sub shall also pay or cause to be paid to each holder of a Phantom Stock Unit, an amount in cash equal to the Gross Up Payment, by wire transfer of immediately available funds to the account specified in writing by such holder at least three (3) business days prior to Closing. No interest will be paid or accrued on the Gross Up Payment payable on such Phantom Stock Units.
          (d) When the Phantom Stock Unit Consideration and the Gross Up Payment have been paid, each holder of a certificate or certificates representing Phantom Stock Units shall cease to have any rights with respect to such Phantom Stock Units, except for the provisions of such certificates as shall, by their terms, survive payment of the Phantom Stock Units, including provisions with respect to any additional payment subject to the excise tax imposed by Section 4999 of the Code.
          (e) Notwithstanding anything in this Agreement to the contrary, the Phantom Stock Unit Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction with respect to the Common Stock occurring or having a record date or effective date between the date of this Agreement and the Closing.
     2.07 Notes. At the Closing, Merger Sub shall pay or cause to be paid to each holder of a promissory note outstanding immediately prior to the Closing that is listed on Section 2.07 of the Company Disclosure Schedule (each, a “Note”), whether or not then due and payable in accordance with its terms, an amount in cash equal to the principal plus accrued interest on such Note (the “Note Consideration”), by wire transfer of immediately available funds to the account specified in writing by such Note holder at least three (3) business days prior to Closing. All such Notes, when so paid, shall no longer be outstanding and shall automatically be canceled, and each holder of a Note shall cease to have any rights with respect to such Note.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Form 10-K filed with the SEC for the fiscal year ended December 31, 2008 (the “Latest 10-K”) and SEC Reports (as defined in Section 3.07(a)) filed with the SEC after the filing of the Latest 10-K but prior to the date hereof (in each case, excluding any risk factors or cautionary, predictive or forward looking statements contained therein) or as set forth in the Company Disclosure Schedule (it being understood that any matter disclosed in such Latest 10-K, such SEC Reports filed after the filing of the Latest 10-K or in any section of the Company Disclosure Schedule shall be deemed disclosed in each representation and warranty where the relevance of such disclosure is reasonably apparent on its

8

face, without regard to whether a representation or warranty specifically references either the Company Disclosure Schedules, the Latest 10-K or the SEC Reports filed after the filing of the Latest 10-K), the Company represents and warrants to Parent and Merger Sub as follows:
     3.01 Organization and Qualification; Subsidiaries.
          (a) The Company and each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) is a corporation or limited liability company duly formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its formation. The Company and each Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
          (b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company and each other Person.
          (c) Except for the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.
     3.02 Certificate of Incorporation and Bylaws. The Company has furnished to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of the Company and each Subsidiary in full force and effect as of the date of this Agreement. Neither the Company nor any Subsidiary is in material violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).
     3.03 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 80,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of October 14, 2009, (i) 28,699,094 shares of Common Stock were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company, and (iv) 822,568 shares of Common Stock were reserved for issuance pursuant to the Stock Plans. All shares of Common Stock issuable upon exercise of Options have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Stock Plans, will be duly authorized, validly issued and fully paid and nonassessable.

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          (b) Section 3.03(b) of the Company Disclosure Schedule sets forth the name of each holder of an outstanding Option or Warrant, together with the number of shares of Common Stock issuable thereunder, the grant date, exercise price, expiration date and the vesting schedule. Section 3.03(b) of the Company Disclosure Schedule sets forth each right issued by the Company, the value of which is based on capital stock or another similar interest in the Company (e.g., phantom units), together with the number of shares of Common Stock on which such value is based, the grant date, and vesting schedule. Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, convertible securities, calls, preemptive rights, rights of first refusal or other rights, or agreements or commitments of any nature obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company.
          (c) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, the Company or any Subsidiary. Except as set forth on Section 3.03(c) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting of any shares of Common Stock or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board.
          (d) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(d) of the Company Disclosure Schedule, each such share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, rights of first offer, charges and other encumbrances of any nature whatsoever (collectively, “Liens”). There are no stockholders agreements, voting trusts or other agreements or understandings relating to voting of any equity securities of any Subsidiary or granting to any Person (other than the Company or a wholly-owned Subsidiary) the right to elect, or to designate or nominate for election, a director to the board of directors (or equivalent body) of any Subsidiary.
     3.04 Authority Relative to the Transactions.
          (a) The Company has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, to consummate the transactions contemplated hereby (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid

10

and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).
          (b) On or prior to the date of this Agreement, the Company Board has, at a meeting duly called and held in which all directors were present, unanimously determined that this Agreement and the Transactions are fair to and in the best interest of the Company and its stockholders, and adopted resolutions by a unanimous vote (i) approving this Agreement, (ii) declaring this Agreement and the Merger advisable, (iii) directing that this Agreement be submitted to the Company’s stockholders for their adoption, and (iv) recommending to the stockholders that they approve and adopt this Agreement and the Merger (the “Board Recommendation”), which resolutions, subject to Sections 5.02(c) and 5.09(b), have not been subsequently withdrawn or modified in a manner adverse to Parent.
          (c) The Special Committee has (i) unanimously determined that this Agreement and the Transactions are fair to and in the best interest of the Company and its stockholders, and (ii) unanimously recommended that the Company Board approve this Agreement and the Transactions, which determination and recommendation, subject to Sections 5.02(c) and 5.09(b), have not been subsequently withdrawn or modified in a manner adverse to Parent.
     3.05 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in Section 3.05(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or result in the creation or imposition of a Lien on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) of this Section 3.05(a), to the extent any such conflicts, violations, breaches, defaults or other occurrences would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) result in any termination, revocation, material modification, rescission or other material adverse impact on any material written consent, approval, license, permit, exemption, or registration of any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”); or (ii) require any

11

material consent, approval, authorization or permit of, or material filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, (ii) requirements under the rules of the Nasdaq Stock Market, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the business organization Laws of the jurisdictions where the Company is qualified to do business as a foreign corporation.
     3.06 Compliance with Laws; Permits.
          (a) The Company and each Subsidiary is, and since October 15, 2006 has been, in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected. The Company and the Subsidiaries have timely filed all reports, data and other information required to be filed with the Governmental Authorities with respect to the Company and each Subsidiary, except where the failure to make such timely filing would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there is no material suit, claim, action, proceeding, arbitration, or, to the Company’s Knowledge, investigation (each, an “Action”) pending before any court, tribunal, or judicial or arbitral body, or to the Company’s Knowledge, any other Governmental Authority or, to the Company’s Knowledge, threatened by any Governmental Authority, with respect to the Company or any Subsidiary or any properties or assets of the Company or of any Subsidiary, or, to the Company’s Knowledge, any current or former supervisory employee of the Company or any Subsidiary with respect to any acts or omissions as an employee of the Company or any Subsidiary.
          (c) Except as set forth on Section 3.06(c) of the Company Disclosure Schedule, the Company and each Subsidiary has all material permits, licenses, certifications, approvals and franchises (each, a “Permit”) necessary for the Company or such Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted. No suspension, cancellation or materially adverse modification of any material Permit is pending or, to the Company’s Knowledge, threatened. The Company and each Subsidiary is in material compliance with the terms of the Permits.
          (d) The Company and each Subsidiary is, and since October 15, 2006 has been, in material compliance with (i) all applicable statutes, rules and regulations of the Medicare and Medicaid programs; (ii) all applicable state Laws relating to health care fraud and abuse; (iii) all applicable federal or state Laws relating to billing or claims for reimbursement submitted to any third party payor; and (iv) all applicable federal and state Laws relating to privacy or confidentiality of health records or personal health information.
          (e) The Company has delivered or made available to Parent accurate and complete copies of the Company’s and any applicable Subsidiary’s material compliance program documents. Neither the Company nor any Subsidiary (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act, 42 U.S.C. §1320a-7a, or any regulations

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promulgated thereunder, (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (iii) is a party to an outstanding Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, or (iv) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.
          (f) The Company and the Subsidiaries, as applicable, (i) (A) are appropriately certified for participation in, have current and valid provider contracts with, and are in material compliance with the applicable conditions of participation for such the Medicare and Medicaid programs, the CHAMPUS/TRICARE Program (if applicable), and such other similar Federal, state or local governmental health care programs (collectively, the “Governmental Programs”) as necessary to carry on their respective businesses as they are now being conducted and (ii) currently participate in private, non-governmental health care programs (including private insurance health care programs) (the “Private Programs”) under which the Company and the Subsidiaries directly or indirectly receives payments for health care items and services. To the Company’s Knowledge, all billing practices of the Company and the Subsidiaries have been in material compliance with applicable Law, regulation and written policies of Governmental Programs and Private Programs. To the Company’s Knowledge, (A) neither the Company nor any Subsidiary has received any material payment or reimbursement in excess of amounts allowed by Law, and (B) neither the Company nor any Subsidiary is liable for recoupment of material amounts previously paid by a Governmental Program or a Private Program in which the Company or any Subsidiary participates or has participated in the past three (3) years that are not reflected in the Financial Statements, except for routine claims processing and adjudication in the ordinary course of business or where such overpayment is a result of an administrative error by a Governmental Program or a Private Program. Except as set forth in Section 3.06(e) of the Company Disclosure Schedule, no surveys of any of the Company, the Subsidiaries or their respective predecessors in interest that related to the respective businesses of such entities and that were conducted in connection with any Governmental Program, Private Program or license (excluding individual employee licenses), accreditation, permit or certificate during the past three (3) years, required material corrective action to be taken by the Company, Subsidiary, or their respective predecessors.
          (g) To the Company’s Knowledge, neither the Company nor any Subsidiary, nor any of their directors, members, employees, officers, managers or independent contractors who currently furnish services or supplies that may be reimbursed in whole or in part under any Governmental Program: (i) has been convicted of or charged with any violation of any Law related to any Governmental Program; or (ii) is excluded, suspended or debarred from participation in any Federal Health Care Program. The Company reviews (A) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (B) the “List of Parties Excluded From Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/) with regard to the exclusion status of its directors, members, employees, officers, managers or independent contractors.

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          (h) Notwithstanding anything in this Agreement to the contrary, this Section 3.06 contains the sole and exclusive representations and warranties of the Company and the Subsidiaries with respect to (i) compliance with health care Laws and health care Permits, (ii) the Company’s and the Subsidiaries’ participation in, billing of and reimbursement from Governmental Programs, to the extent related to its compliance with Laws with respect to such activities, and (iii) the Company’s and the Subsidiaries’ participation in, billing of and reimbursement from Private Programs, to the extent related to its compliance with such Private Programs’ regulations and policies.
     3.07 SEC Filings; Financial Statements; Undisclosed Liabilities, Internal Controls.
          (a) Since June 22, 2005, the Company has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all forms, reports, statements, schedules and other documents required to be filed or furnished by it pursuant to the U.S. securities Laws and the rules and regulations thereunder (collectively, the “SEC Reports”). Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, as amended or supplemented, including any amendments or restatements thereto, was prepared in all material respects in accordance with published rules and regulations of the SEC (including Regulation S-X) and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim statements are subject to normal and recurring year-end adjustments, none of which were, or are expected to be, material in amount. The per share exercise price of each Option is equal to the fair market value of a share of common stock on the date such Option was granted, and each such grant was properly accounted for in accordance with GAAP in the consolidated financial statements of the Company contained in the SEC Reports.
          (c) Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) liabilities reflected, reserved for or disclosed in the most recent consolidated balance sheet of the Company and the Subsidiaries,

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including the notes thereto, contained in the most recent SEC Report filed prior to the date of this Agreement, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice, (iii) liabilities incurred in connection with the Transactions, and (iv) liabilities that would not reasonably be expected to have a Material Adverse Effect.
          (d) The Company has established and maintains a system of internal control over financial reporting (as defined in and required by Rule 13a-15 under the Exchange Act). Except as disclosed in the Latest 10-K, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to such persons that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, known to such persons that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the Company has provided to Parent copies of any material written materials relating to the foregoing.
          (e) The Company maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated with the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
          (f) The records, systems, controls, data and information of the Company and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.
          (g) Neither the Company nor any Subsidiary has made any loans prohibited by the Sarbanes-Oxley Act to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. There are no outstanding loans or other extensions of credit, other than cash advances for reimbursable travel and other business expenses, made by the Company or any Subsidiary to any executive officer of the Company or any Subsidiary (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary.

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     3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since September 30, 2009, (a) the Company and each Subsidiary has conducted its business in the ordinary course of business consistent with past practice, and (b) there has not been any Material Adverse Effect. Except as set forth in Section 3.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since June 30, 2009, the Company has not taken any action that would be prohibited by Sections 5.01(b)(i), (d), (e), (g), (h), (k), or (l) if proposed to be taken after the date hereof.
     3.09 Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no Action pending before any court, tribunal, or judicial or arbitral body, or to the Company’s Knowledge, any other Governmental Authority or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary or any properties or assets of the Company or any Subsidiary, or, to the Company’s Knowledge, any current or former supervisory employee of the Company or any Subsidiary with respect to any acts or omissions as an employee of the Company or any Subsidiary, except for Actions that, if determined adversely to the Company or any Subsidiary, would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to or bound by any outstanding Order.
     3.10 Labor and Employment Matters. (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or any Subsidiary, (b) to the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary or any current union representation questions involving such employees, (c) there is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Company’s Knowledge, threatened by or with respect to any employees of the Company or any Subsidiary, (d) there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority, (e) no charges with respect to or relating to the Company or any Subsidiary are pending or, to the Company’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority, and (f) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any current or former employees of the Company or any Subsidiary, except, with respect to clauses (c) through (f) of this Section 3.10, to the extent any such matter would not, individually or in the aggregate, have a Material Adverse Effect.
     3.11 Employee Benefit Plans.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) other bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings, or practice and

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any other benefit or compensation plan, program, agreement or arrangement, in each case maintained, sponsored, or contributed or required to be contributed to, by the Company or any Subsidiary for the benefit of any of the current or former employees, independent contractors, directors or officers of the Company or any Subsidiary or any of their dependents (collectively, the “Employees”), or with respect to which the Company or any Subsidiary has any current or potential liability or obligation (collectively, the “Benefit Plans”). The Company has furnished or made available to Parent and Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if applicable) (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract or other funding arrangement relating to any Benefit Plan, and (v) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the Internal Revenue Service.
          (b) None of the Benefit Plans is, and none of the Company, any Subsidiary or any ERISA Affiliate has ever maintained or had an obligation to contribute to or has any current or potential liability or obligation under or with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code) or (v) any plan, program, agreement or arrangement that provides for post-retirement or post-termination health or life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law, any Benefit Plan that provides disability benefits, or any benefit for which the covered individual pays the entire cost of coverage). For purposes of this Agreement, the term “ERISA Affiliate” means any Person that, together with the Company or any Subsidiary would at any relevant time be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code. The Company and the Subsidiaries have complied and are in compliance in all material respects with the requirements of Section 4980B of the Code.
          (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service, (ii) is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service, or (iii) has a remedial amendment period that has not yet expired during which the Company may file for a favorable determination letter with respect to all provisions of such Benefit Plan. Nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan. With respect to each Benefit Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Benefit Plan, ERISA, the Code and other applicable Law.

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          (d) None of the Company, any Subsidiary or, to the Company’s Knowledge, any other Person has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility with respect to any Benefit Plan that could reasonably be expected to subject the Company or any Subsidiary or the Employees to any material tax, penalty or other liability imposed by the Code or ERISA. With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Governmental Authority and (ii) there is no action, suit, investigation, audit, proceeding, inquiry or claim pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits, with respect to any Benefit Plan.
          (e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Transactions will result in any payment or funding, accelerate the time of payment or vesting, or increase the amount, of compensation or benefits to any Person under the Benefit Plans.
     3.12 Real Property; Assets.
          (a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the Company or a Subsidiary has good and marketable title to all material assets owned by the Company and the Subsidiaries (the “Owned Assets”), free and clear of all Liens, other than (i) Liens for current Taxes not yet past due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’ and materialmen’s Liens for construction in progress for amounts not yet past due and payable, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or the Subsidiary consistent with past practice, for amounts not yet past due and payable, and (iv) easements, covenants, conditions, restrictions and similar matters of record not violated by the current use or occupancy of the Owned Assets or the operation of the business of the Company or the Subsidiaries (collectively, “Permitted Liens”). The buildings, structures, improvements, fixtures, machinery, equipment, personal properties, vehicles and other tangible assets owned by the Company and the Subsidiaries (other than assets that are not necessary for the operation of the business of the Company and the Subsidiaries) have been installed, maintained and operated in conformity with all applicable Laws, regulations and insurance policies (except as would not, individually or in the aggregate, have a Material Adverse Effect), are in good condition and repair (reasonable wear and tear excepted), are usable in the ordinary course of business, and to the Company’s Knowledge, there are no latent defects with respect thereto. The properties and assets owned, leased or used by the Company or any Subsidiary, both tangible and intangible, are sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.
          (b) Neither the Company nor any Subsidiary owns any real property.
          (c) Section 3.12(c) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”) pursuant to which the Company or any Subsidiary holds any leasehold or subleasehold estate or other right to use or occupy any land, buildings, structures, improvements,

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fixtures or other interest in real property (the “Leased Real Property”). The Company has furnished or made available to Parent and Merger Sub a true and complete copy of each written Lease (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) for Leased Real Property, and in the case of any oral Lease for Leased Real Property, a written summary of the material terms of such Lease. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule or as would not have a Material Adverse Effect, the Company or a Subsidiary has a good and valid leasehold interest in each Leased Real Property. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, (i) to the Company’s Knowledge, the Company or a Subsidiary has the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto, (ii) each Lease is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Company’s Knowledge, the other parties thereto, and none of the Company, any Subsidiary or, to the Company’s Knowledge, any other party thereto, is in default (with or without notice or lapse of time, or both) with respect to any Lease for Leased Real Property, (iii) neither the Company nor any Subsidiary has assigned its interest under any Lease or sublet any part of the premises covered thereby, and (iv) the other party to any Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary.
          (d) There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings with respect to the Owned Assets or Leased Real Property.
     3.13 Intellectual Property.
          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) Internet domain name registrations, (iv) and copyright registrations and applications, in each case that are owned by the Company or any Subsidiary.
          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule and except as would not have a Material Adverse Effect, the Company or a Subsidiary owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement, all other intellectual property (including all trade names) necessary to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the “IP Rights”).
          (c) To the Company’s Knowledge, (i) the businesses of the Company and the Subsidiaries do not infringe, misappropriate or otherwise violate any third party’s intellectual property rights, and there is no such claim pending or threatened against the Company or any Subsidiary, and (ii) no third party is infringing, misappropriating or otherwise violating the IP Rights, and there is no such claim pending or threatened against any Person by the Company or any Subsidiary.
          (d) The Company and the Subsidiaries take commercially reasonable measures to maintain and protect (i) all of their respective IP Rights, and (ii) the confidentiality of their respective trade secrets, patient and other personal data and to prevent unauthorized access to trade secrets, patient and other personal data.

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          (e) To the Company’s Knowledge, the Company has not experienced any incident in which personal information of consumers was or may have been stolen or improperly accessed, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation any breach of security or any notices or complaints from any Person regarding personal information.
     3.14 Taxes.
          (a) For purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and levies, including, without limitation, taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, real property, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all federal, state, local and foreign returns, schedules, attachments, estimates, information statements and reports relating to Taxes, and any amendments thereto, including any return of an affiliated, combined or unitary group that includes the Company or any Subsidiary.
          (b) The Company and the Subsidiaries have filed all Tax Returns required to be filed by them prior to the date hereof. All such Tax Returns are correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been timely paid. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes upon any property or assets of the Company or the Subsidiaries, except (i) liens for Taxes not yet due and payable and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.
          (c) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on the Company’s consolidated financial statements adequate to pay all material Taxes of the Company and the Subsidiaries not yet due and payable.
          (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, (i) no deficiencies for Taxes with respect to the Company or any Subsidiary has been claimed, proposed or assessed by a Tax authority or other Governmental Authority in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any Subsidiary is being conducted by any Tax authority or Governmental Authority and neither the Company nor any Subsidiary has received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).

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          (f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (g) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (h) During the three (3) year period ending on the Closing Date, neither the Company nor any Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (i) Neither the Company nor any Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).
          (j) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) election to defer cancellation of debt income under Section 108(i) of the Code.
     3.15 Environmental Matters.
          (a) As used in this Agreement, “Environmental Laws” shall mean all federal, state and local statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.
          (b) The Company and the Subsidiaries have complied in all material respects with, and are in compliance in all material respects with, all Environmental Laws applicable to their businesses as presently or previously conducted, including without limitation obtaining, maintaining, and complying with all environmental permits required for the occupation of the Company’s or the Subsidiaries’ properties or facilities. Neither the Company nor any Subsidiary has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws, including without limitation with respect to its past or current operations, properties or facilities. Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any predecessor or affiliate of the Company or the Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance), in each case, so as to have

21

given rise to or as would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.
          (c) Neither the Company nor any Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws.
          (d) Neither the Company nor any Subsidiary has designed, manufactured, distributed or sold products or items containing asbestos, silica, lead, mercury, or other similar hazardous materials, and neither the Company nor any Subsidiary has any liability (contingent or otherwise), with respect to the presence or alleged presence of asbestos, silica, lead, mercury, or other similar hazardous materials in any product or item or at or upon any property or facility.
          (e) The Company has furnished or made available to Parent and Merger Sub all environmental audits, reports and other material environmental documents, if any, relating to the Company and the Subsidiaries, or their past or current operations, properties or facilities that are in their possession or under their reasonable control.
     3.16 Material Contracts.
          (a) For all purposes of and under this Agreement, a “Material Contract” means any oral or written:
               (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and the Subsidiaries, taken as whole;
               (ii) employment or consulting contract (in each case, under which the Company or any Subsidiary has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or the Subsidiaries or member of the Company Board providing for an annual base salary in excess of $150,000;
               (iii) Benefit Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;
               (iv) contract that contains severance or termination pay liabilities of the Company or any Subsidiary related to termination of employment;
               (v) contract that provides for indemnification by the Company or the Subsidiaries of any officer, director or employee of the Company or the Subsidiaries;
               (vi) contract containing any covenant (A) limiting the right of the Company or any Subsidiary to engage in any line of business or to compete with any Person in any line of business or in any geographic location, or (B) prohibiting the Company or any Subsidiary from engaging in business with any Person or levying a fine, charge or other payment for doing so;

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               (vii) contract entered into after January 1, 2007 or that has not yet been consummated (A) relating to the disposition or acquisition by the Company or any Subsidiary after the date of this Agreement of a material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than the Subsidiaries;
               (viii) mortgages, indentures, guarantees for borrowed money, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset), other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
               (ix) contract pursuant to which the Company or any Subsidiary has continuing “earn-out” or other contingent payment obligations;
               (x) contract to which the Company or any Subsidiary is a party that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;
               (xi) contract to which the Company or any Subsidiary is a party that relates to product supply, manufacturing, distribution or development (except for any contracts in which either the annual aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the annual potential payments to or by the Company are not expected to exceed $250,000);
               (xii) contract pursuant to which the Company or any Subsidiary has any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any other Person, or any capital maintenance, keep-well or similar agreements or arrangements, in each case individually in excess of $250,000;
               (xiii) contract that involves any joint venture, partnership or similar arrangement of the Company or any Subsidiary;
               (xiv) material agreement with respect to intellectual property; or
               (xv) contract that contains “standstill” or similar provisions to which the Company or any Subsidiary is subject and restricted.
          (b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts (including any amendments thereto) to or by which the Company or any Subsidiary is a party or is bound. Complete and correct copies of each Material Contract (including any amendments thereto) in existence as of the date hereof have been delivered or made available by the Company to Parent and Merger Sub prior to the date hereof.
          (c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule and except as would not have a Material Adverse Effect, all of the Material Contracts are valid and binding on the Company (and/or each Subsidiary party thereto) and are in full force and

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effect, and neither the Company nor any Subsidiary party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any Subsidiary party thereto, or, to the Knowledge of the Company, any other party thereto; or (ii) give any Person the right to declare a default, accelerate the maturity or performance of any Material Contract, or cancel, terminate or modify any Material Contract.
     3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company or any Subsidiary. With respect to each such insurance policy, (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default under the policy, except for such breaches or defaults as would not have a Material Adverse Effect; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and there has been no threatened termination of, or material premium increase with respect to, any such policies.
     3.18 Affiliated Transactions. Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any agreement, commitment or transaction with or for the benefit of the Company’s affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     3.19 Information in Proxy Statement.
          (a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.19(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.
          (b) At the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholders Meeting (as defined in Section 5.02), the Proxy Statement, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made

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therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.19(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.
     3.20 Required Stockholder Vote. The adoption of this Agreement at the Stockholders Meeting by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.
     3.21 Opinion of Financial Advisor. The Company has received the written opinion of Raymond James & Associates, Inc. (the “Financial Advisor”), dated as of October 18, 2009, to the effect that, as of October 18, 2009, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, excluding those stockholders entering into the Voting Agreements or the Exchange Agreements and their affiliates, as well as Parent, Merger Sub and their affiliates, a copy of which opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Company.
     3.22 Brokers. Except for the engagement of the Financial Advisor, none of the Company, the Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and any broker, finder or investment banker, including the Financial Advisor, pursuant to which such firms would be entitled to any payment relating to the Transactions.
     3.23 Payors and Vendors.
          (a) Section 3.23(a) of the Company Disclosure Schedule sets forth a complete and correct list of the five (5) largest payors of the Company and the Subsidiaries (determined on a consolidated basis based on the amount of revenues received by the Company and the Subsidiaries) (the “Material Payors”) for (i) each of the two (2) most recent fiscal years and (ii) the six (6) months ended June 30, 2009, and sets forth opposite the name of each Material Payor the approximate percentage of consolidated net sales attributable to such Material Payor during such period. Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, since December 31, 2008, no Material Payor has (A) cancelled or otherwise terminated, its relationship with the Company or the Subsidiaries or (B) provided the Company or any Subsidiary an express written notice or express oral statement that any such Material Payor intends to cancel or materially modify in an adverse manner its relationship with the Company or the Subsidiaries.
          (b) Section 3.23(b) of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of the Company and the Subsidiaries (determined on a consolidated basis based on the amount paid by the Company and the Subsidiaries) (the “Material Vendors”) for (i)

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each of the two (2) most recent fiscal years and (ii) the six (6) months ended June 30, 2009 and sets forth opposite the name of each Material Vendor the approximate amount paid to such vendor during such period. Since December 31, 2008, no Material Vendor has (A) cancelled or otherwise terminated its relationship with the Company or the Subsidiaries or (B) provided the Company or any Subsidiary an express written notice or express oral statement that such Material Vendor intends to cancel or materially modify in an adverse manner its relationship with the Company or any Subsidiary.
     3.24 Anti-Takeover Provisions; No Rights Agreement.
          (a) The Company Board has taken all necessary action so that the restrictions of Section 203 of the DGCL and any applicable takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other Transactions.
          (b) The Company does not have any stockholder rights plan in effect.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant (which representations and warranties shall be deemed to include the disclosure specified in the Parent Disclosure Schedule, and it being understood that any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed disclosed in each representation and warranty where the relevance of such disclosure is reasonably apparent on its face, without regard to whether a representation or warranty specifically references the Parent Disclosure Schedules) to the Company as follows:
     4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.
     4.02 Charter Documents and Bylaws. Parent has delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. Parent has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

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     4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each of Merger Sub and Parent of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).
     4.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by each of Merger Sub and Parent of this Agreement do not, and the performance by each of Merger Sub and Parent of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected, (iv) except as set forth in Section 4.04(a) of the Parent Disclosure Schedule, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or to Merger Sub’s or Parent’s Knowledge, result in the creation or imposition of a Lien on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent any such conflicts, violations, breaches, defaults, or other occurrences would not have a Material Adverse Effect.
          (b) The execution and delivery by each of Merger Sub and Parent of this Agreement do not, and the performance by each of Merger Sub and Parent of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, and the rules and regulations thereunder and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the business organization Laws of the jurisdictions where Merger Sub and Parent are qualified to do business as foreign corporations.

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     4.05 Brokers. Except as set forth in Section 4.05 of the Parent Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.
     4.06 Litigation. There is no Action pending or, to Merger Sub’s or Parent’s Knowledge, threatened against Parent or any of its subsidiaries, except for Actions that, if determined adversely to Parent or any of its subsidiaries, would not reasonably be expected to have a Material Adverse Effect.
     4.07 Information to be Supplied. None of the information to be supplied by Parent or Merger Sub to the Company for inclusion in the Proxy Statement or the other Company Disclosure Documents, or any amendment or supplement thereto, will, at the time they are filed with the SEC and they are first mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.08 Stock Ownership. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company, as defined by Section 203 of the DGCL.
     4.09 Financing. Parent has delivered to the Company true, correct and complete copies of (a) commitment letters (the “Debt Commitment Letters”) from Fifth Third Bank and Falcon Strategic Partners III, LP (collectively, the “Lenders”), dated as of the date hereof, pursuant to which the Lenders have committed, subject to the terms and conditions contained therein, to provide debt financing in the aggregate amount set forth therein for the purpose of consummating the Transactions and (b) a commitment letter (the “Equity Commitment Letter”, and together with the Debt Commitment Letters, the “Commitment Letters”) from H.I.G. Bayside Debt & LBO Fund II, L.P. (the “Investor”), dated as of the date hereof, pursuant to which the Investor has committed, subject to the terms and conditions contained therein, to provide equity financing in the aggregate amount set forth therein for the purpose of consummating the Transactions. As of the date hereof, the Commitment Letters have not been amended or modified and the commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters, in the form so delivered to the Company on the date hereof, are, as of the date hereof, in full force and effect and each constitutes a legal, valid and binding obligation of the parties thereto. The aggregate proceeds contemplated by the Commitment Letters will be sufficient for Merger Sub to pay the aggregate Merger Consideration and other amounts payable by it at the Closing in connection with the Transactions. Except as specifically set forth in the applicable Commitment Letter, (a) there are no conditions precedent or other contingencies to the obligations of (i) the Investor to fund the equity financing contemplated by the Equity Commitment Letter and (ii) each Lender to fund the debt financing contemplated by the applicable Debt Commitment Letter and (b) there are no contingencies pursuant to any contract, agreement or understanding relating to the Transactions to which Parent or Merger Sub is a party that would permit either the Investor or the Lenders to reduce the total amount of the financing contemplated

28

by the Commitment Letters or impose any additional condition precedent or contingency to the availability of the financing contemplated by the Commitment Letters. Assuming the accuracy of the Company’s representations and warranties set forth in Article 3, as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letters. Parent is not aware of any fact, occurrence or condition that would reasonably be expected to make any of the assumptions, statements, representations or warranties therein inaccurate in any material respect or that would reasonably be expected to cause the commitments provided in the Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met. Assuming the accuracy of the Company’s representations and warranties set forth in Article 3, as of the date hereof, Parent has no Knowledge of any event that would be reasonably likely to cause it or Merger Sub to be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters. Parent and Merger Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters. The Limited Guarantee constitutes the legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).
     4.10 Solvency. Parent and Merger Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company.
ARTICLE 5
COVENANTS
     5.01 Interim Operations. Except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule or as agreed to in writing by Parent (which shall not be unreasonably withheld or delayed, other than with respect to subsections 5.01(c), 5.01(d), 5.01(g), and 5.01(h), in which case such consent shall be given in Parent’s sole discretion), the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):
          (a) the business and operations of the Company and the Subsidiaries shall be conducted in the ordinary course of business consistent with past practice;
          (b) the Company shall, and shall cause each Subsidiary to, (i) maintain its existence in good standing under applicable Law, and (ii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships of the Company and the Subsidiaries with payors, customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any Subsidiary has business relations;
          (c) the Company shall not (i) authorize for issuance, issue, deliver, propose, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options,

29

commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any Subsidiary, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights or phantom interests), except for issuances of Common Stock upon the exercise of Options or Warrants outstanding as of the date hereof, (ii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any Subsidiary (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any Subsidiary), (iii) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any Subsidiary, (iv) amend or otherwise change its certificate of incorporation or bylaws or permit any Subsidiary to amend its certificate of incorporation, bylaws or equivalent organizational documents or (v) adjust, split, combine or reclassify any shares of its capital stock, or permit any Subsidiary to adjust, split, combine or reclassify any shares of its capital stock, except in the case of (ii) for purchases, redemptions or other acquisitions of capital stock or other equity interest required by the terms of the applicable Stock Plan;
          (d) the Company shall not, and shall not permit any Subsidiary to (i) declare, set aside, establish a record date for, or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned Subsidiaries to the Company), (ii) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) authorize or make any monthly capital expenditures in excess of $100,000 in the aggregate (other than pursuant to commitments prior to the date hereof);
          (e) the Company shall not, and shall not permit any Subsidiary to, except as expressly contemplated by this Agreement (including, without limitation, Section 2.03 hereof) (i) increase or agree to increase in any manner the compensation or benefits of, or pay any bonus to, any current or former director, officer or employee except (A) for increases and bonuses expressly contemplated by or required under existing employment agreements or bonus plans, and (B) for increases in compensation to non-director and non-officer employees in the ordinary course of business consistent with past practice, (ii) become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement or arrangement or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof, excluding for this purpose any amendment or modification as may be necessary to comply with, or to avoid the imposition of penalties or excise taxes to the Company, any Subsidiary, or any Benefit Plan participant, under applicable Law, (iii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice, or (iv) terminate any officer or key employee of the Company or any Subsidiary other than for good reason or for reasonable cause or (v) except as may be required to comply with applicable Law, pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, securities exchangeable for, or options,

30

warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any Subsidiary);
          (f) the Company shall not, and shall not permit any Subsidiary to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (including through any sale-leaseback or similar transaction), any of its properties or assets other than (i) pursuant to existing contracts and commitments, (ii) properties or assets (or portions of properties or assets) not material to the operation of the business of the Company and/or any Subsidiary with a fair market value less than $50,000, (iii) inventory in the ordinary course of business consistent with past practice, (iv) licenses granted by the Company in the ordinary course of business to customers for such customers’ use of the Company’s products and services, and (v) Permitted Liens;
          (g) the Company shall not, and shall not permit any Subsidiary to, (i) incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another Person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (ii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any Person, other than loans between or among the Company and any wholly owned Subsidiary and cash advances to the Company’s or any Subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice or (iii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the Subsidiaries permitted under this Agreement;
          (h) the Company shall not, and shall not permit any Subsidiary to, adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than any transaction specifically contemplated by this Agreement or as permitted by Section 5.09);
          (i) the Company shall not, and shall not permit any Subsidiary to, (i) enter into, or materially amend, modify, supplement or terminate any Material Contract or Lease, (ii) enter into, or amend, modify, supplement or terminate any contract that if so entered into, modified, amended or terminated could be reasonably likely to (A) have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the Transactions, or (iii) waive, release, grant, assign, transfer or fail to enforce any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);
          (j) the Company shall, and shall cause the Subsidiaries to, (i) comply in all material respects with their obligations under the Material Contracts as such obligations become

31

due, (ii) maintain insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) use commercially reasonable efforts not to permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;
          (k) the Company shall not, and shall not permit any Subsidiary to, (i) pay, discharge, settle or satisfy any liabilities in excess of $100,000 (individually or in the aggregate), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice, as required by any applicable Law or as required by the terms of any contract of the Company or the Subsidiaries, (ii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404, (iii) compromise or settle any Action directly relating to or affecting the Company or the Subsidiaries having a value or in an amount in excess of $250,000, (iv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act (WARN), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, or (v) abandon or allow to lapse or expire any registration or application for material IP Rights;
          (l) the Company shall not, and shall not permit any Subsidiary to, (i) change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company or any Subsidiary as of the date hereof, except as may be required as a result of a change in applicable Law or in GAAP, (ii) revalue in any material manner any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any manner), except as required by GAAP or (iii) make or change any Tax election, make or change any method of accounting with respect to Taxes except as may be required as a result of applicable Law, settle or compromise any Tax liability in excess of $250,000 (individually or in the aggregate) or file any amended Tax Return that would increase the Tax liability of the Company or any Subsidiary after the Effective Time; and
          (m) the Company shall not, and shall not permit any Subsidiary to, agree or commit to do any of the foregoing.
     Notwithstanding anything to the contrary set forth herein, it is understood and agreed that none of Parent, Merger Sub or their affiliates have the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over its operations.
     5.02 Stockholders Meeting.
          (a) The Company, acting through the Company Board, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement, for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Stockholders Meeting if (i) there are an insufficient number of shares of Common Stock represented at the Stockholders

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Meeting to establish a quorum to conduct business or (ii) subject to Sections 5.02(c) and 5.09(b), the Company is required to postpone or adjourn the Stockholders Meeting by applicable Law (including any necessary supplements or amendments to the Proxy Statement), Order or a request from the SEC or its staff.
          (b) The Company shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Stockholders Meeting (the “Record Date”) that is as close as reasonably practicable to the date on which the Proxy Statement is mailed to the Company’s stockholders. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the Stockholders Meeting as originally called is for any reason adjourned or the date of the Stockholders Meeting is postponed or otherwise delayed, the Company agrees that it shall use its best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Stockholders Meeting as so adjourned, postponed or delayed, except as required by applicable Law.
          (c) The Company Board shall (i) make the Board Recommendation, (ii) include in the Proxy Statement the Board Recommendation, and (iii) not withdraw or modify the Board Recommendation; provided, however, notwithstanding anything to the contrary in this Agreement, prior to the Stockholders Meeting the Company Board may withdraw, change or modify the Board Recommendation only (x) in accordance with Section 5.09(b) or (y) in response to an Intervening Event (it being agreed and understood that the Company Board may only withdraw, change, or modify the Board Recommendation in response to an Intervening Event if the Company Board determines in good faith after consultation with its outside legal counsel that, in light of such Intervening Event, the withdrawal or modification of the Board Recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Law). Notwithstanding anything to the contrary contained herein, the Company Board shall not be entitled to exercise its right to withdraw, change or modify the Board Recommendation in response to an Intervening Event unless the Company promptly notifies Parent, in writing, at least three (3) business days before taking such action, of its intention to do so, together with a description of the Intervening Event, and, during such three (3) business day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in a manner such that such withdraw, change or modification of the Board Recommendation would no longer reasonably be required by the fiduciary duties of the Company Board under applicable Law.
          (d) As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly (but in any event within twenty (20) days after the date hereof) prepare and file with the SEC the Proxy Statement, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable (but in any event within ten (10) days after clearance by the SEC of the Proxy Statement or a determination by the SEC not to review the Proxy Statement) the Proxy Statement and all other proxy materials required in connection with such meeting and, if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented

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proxy material, and, if required in connection therewith, re-solicit proxies, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and give Merger Sub and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and (iv) subject to Section 5.02(c) and the right of the Company to terminate this Agreement as provided in Section 5.09(b), use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger. Parent and Merger Sub will use commercially reasonable efforts to deliver to the Company all readily available information reasonably requested by the Company for inclusion in the Proxy Statement. The Proxy Statement shall include all material disclosure relating to the Financial Advisor (including the amount of fees and other considerations the Financial Advisor will receive upon consummation of the Merger, and the conditions for the payment of such fees and other considerations), the opinion referred to in Section 3.21 and the basis for rendering such opinion. The Company may, if it has complied with the provisions of Section 5.09 and this Section 5.02, as applicable, and it receives a bona fide Acquisition Proposal (as defined below) that it reasonably expects would result in a Superior Proposal (as defined in Section 5.09(g)) or reasonably believes that an Intervening Event may have occurred, delay the mailing of the Proxy Statement or the holding of the Stockholders Meeting, in each case, for such time (but in no event more than ten (10) business days) as is necessary for the Company Board (or any committee thereof) to consider such Acquisition Proposal or Intervening Event and to determine the effect, if any, on the Board Recommendation.
     5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition Laws, if applicable, and use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay consummation of the Merger. Subject to the provisions of this Section 5.03, none of Parent, Merger Sub or the Company shall knowingly impede or delay the termination or expiration of any waiting period under the HSR Act or enter into any agreement not to consummate the Transactions with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign agency responsible for overseeing merger control or competition Laws, except with the prior written consent of the other parties hereto, which

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consent shall not be unreasonably withheld or delayed. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of the Company and Parent shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.
     5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each Subsidiary and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Parent Representatives”) reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the payors, vendors, and books and records of the Company and each Subsidiary and will cause the Company Representatives and the Subsidiaries to furnish or make available to Parent, Merger Sub and the Parent Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any Subsidiary as Parent, Merger Sub or the Parent Representatives may from time to time reasonably request, provided that such investigation shall not unreasonably disrupt the Company’s business. Notwithstanding the foregoing, the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) information that, if disclosed, would violate an attorney-client or other privilege or might constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which is prohibited by Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s counsel, might reasonably result in antitrust compliance questions for such party (or any of its affiliates). If any material is withheld by the Company pursuant to the preceding sentence, the Company shall inform Parent and Merger Sub as to the general nature of what is being withheld and the Company and Parent shall cooperate in good faith to design and implement alternative procedures to enable Parent to evaluate any such information without waiving an applicable privilege or causing a violation or default under any contract or applicable Law or giving any third party a right to terminate or accelerate the rights under any contract. Unless otherwise required by Law, each of Parent and Merger Sub will, and will cause the Parent Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of April 13, 2009 (the “Confidentiality Agreement”), between H.I.G. Capital Management, Inc. and Raymond James & Associates, Inc., as advisor to, and on behalf of, the Company, shall apply to all information furnished to any Parent Representative by the Company, any Subsidiary or any Company Representative hereunder or thereunder.

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     5.05 Notification of Certain Matters. Each of the parties hereto shall, with respect to such party, promptly notify the others in writing of (a) any Material Adverse Effect, (b) any material claims, actions, proceedings or governmental investigations commenced or, to its Knowledge, threatened, involving or affecting the Company or any Subsidiary or any of their property or assets, (c) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (d) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.
     5.07 Indemnification; Directors’ and Officers’ Insurance. All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company and the Subsidiaries (collectively, the “Indemnified Parties”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or any Subsidiary as in effect on the date of this Agreement (copies of which have been furnished or made available to Parent and Merger Sub prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect without amendment, repeal or other modification for a period of six (6) years following the Closing Date, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under applicable Law. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Subsidiaries for acts or omissions occurring at or prior to the Effective Time than are presently set forth in the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement, and such provisions shall not be amended, repealed, or otherwise modified in any manner that would reasonably be expected to adversely affect the rights thereunder of any Indemnified Party.

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          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, as a condition to such consolidation, merger, transfer or conveyance, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.07.
          (c) The Company may purchase, prior to the Effective Time, and if the Company does not so purchase, Parent shall or shall cause the Surviving Corporation to purchase promptly after the Effective Time, a six (6)-year “tail” prepaid policy on the Company’s directors’ and officers’ liability insurance policy covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof. Following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect and to continue to honor its obligations thereunder. If the Company, Parent and the Surviving Corporation for any reason fail to obtain such “tail” policy as of or promptly after, as applicable, the Effective Time, then for six (6) years after the Effective Time, the Surviving Corporation shall maintain the Company’s current officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Party currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 5.07(c), the Surviving Corporation shall not be obligated to pay premiums in excess of three hundred percent (300%) of the current annual premium paid by the Company for such existing insurance, which amount is set forth in Section 5.07(c) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to three hundred percent (300%) of the current annual premium paid by the Company for such existing insurance.
          (d) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.
     5.08 Further Assurances; Commercially Reasonable Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.
     5.09 No Solicitation. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, the Subsidiaries

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and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)), (ii) enter into, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) grant a waiver under Section 203 of the DGCL or enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) resolve to do any of the foregoing; provided, however, that nothing contained in this Section 5.09 shall prohibit the Company Board (or any Authorized Committee), prior to approval and adoption of this Agreement by the stockholders of the Company at the Stockholders Meeting, from furnishing information to (provided that the Company shall promptly make available to Parent and Merger Sub any information not previously delivered or made available to Parent and Merger Sub concerning the Company or the Subsidiaries that is made available to any Person given such access), or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal not made in breach of this Section 5.09 if (A) the Company Board (or any Authorized Committee) determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Company Board (or any Authorized Committee) determines in good faith after consultation with its independent outside legal counsel and financial advisor that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)), and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms not less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes necessary to allow the Company to comply with this Agreement including entering into a confidentiality agreement with a standstill provision that allows the Company’s interaction with such Person in accordance with this Section 5.09). The Company agrees that in the event any Company Representative takes any action that, if taken by the Company, would constitute a breach of this Section 5.09(a), then the Company shall be deemed to be in breach of this Section 5.09(a).
          (b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board (or any Authorized Committee) is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.09(a), the Company Board (or any Authorized Committee) may, prior to the approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, withdraw, change or modify the Board Recommendation and terminate this Agreement if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Company Board (or any Authorized Committee) shall have determined in good faith after consultation with outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, and (C)

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the Notice Period provided in Section 5.09(c) shall have expired. If the Company terminates this Agreement pursuant to this Section 5.09(b), the Company must pay Parent the Break-Up Fee pursuant to Section 8.01(c) at the time of such termination.
          (c) The Company (i) will promptly notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information or for access to the properties, books or records of the Company or the Subsidiaries, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent reasonably informed of the status and details (including prompt notification of any proposed amendments) of any such request, Acquisition Proposal or inquiry. The Company shall promptly (and in any event, within 24 hours) inform Parent of any change in the price, structure or form of consideration or other terms and conditions of such Acquisition Proposal. Promptly (and in any event, within 24 hours) upon determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall notify Parent that the Company Board has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Company agrees, during the three (3) business day period following Parent’s receipt of a notice of a Superior Proposal (or any material amendment or modification thereto (it being agreed and understood that any change in price shall constitute a material amendment or modification) in which case the Company shall be required to deliver a new written notice to Parent and to comply with this Section 5.09(c) with respect to such new written notice) (the “Notice Period”), to negotiate in good faith with Parent to allow Parent to match or better such Superior Proposal.
          (d) Nothing contained in this Agreement shall prevent the Company Board (or any Authorized Committee) from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided that any such disclosure relating to a Acquisition Proposal (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or similar communication) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board reaffirms the Board Recommendation in such disclosure.
          (e) The Company shall immediately cease, and shall cause its affiliates, the Subsidiaries and the Company Representatives to cease, any and all existing activities, discussions and negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal.
          (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company or any Subsidiary, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any Subsidiary, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of

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equity securities of the Company or any Subsidiary, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any Subsidiary, (v) any combination of the foregoing or (vi) an agreement, proposal or plan to do any of the foregoing, other than the Transactions contemplated by this Agreement.
          (g) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide, written Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to “fifty percent (50%)”) that (i) the Company Board (or the Special Committee) has determined in good faith, after consultation with an independent financial advisor and outside counsel, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), and (ii) is reasonably capable of being consummated (taking into account all financial, regulatory, legal, stockholder litigation, breakup fee and expense reimbursement provisions and all other relevant aspects of such proposal).
     5.10 Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not release, terminate, amend or modify any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates), unless the Company Board (or any Authorized Committee) determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law. During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction. To the extent Parent believes that there has been a breach of any such existing confidentiality agreement by the counterparty thereto, upon Parent’s request, the Company shall use such commercially reasonable efforts to enforce such existing confidentiality agreement.
     5.11 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use commercially reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports.
     5.12 Termination of Registration. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Stock under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.
     5.13 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions,

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and the Company will obtain the prior written consent of Parent prior to settling or satisfying any such stockholder litigation. The Company will not voluntarily cooperate with any third party who has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger. Any such participation by Parent shall be at Parent’s sole cost and expense.
     5.14 Special Meeting. Subject to Section 5.02, the Company shall take no action to call a special meeting of stockholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.
     5.15 Employee Benefit Matters.
          (a) Until twelve (12) months following the Effective Time, the Surviving Corporation will, with respect to each employee of the Company or any Subsidiary who continues to be employed by the Surviving Corporation and its subsidiaries (each, a “Continuing Employee”) maintain the base salary and non-equity based incentive bonus opportunity of each such Continuing Employee and will maintain 401(k), health and welfare benefits and severance policies that, in the aggregate, are no less favorable than such benefits and policies under the Benefit Plans as in effect on the date hereof (other than modifications to any benefit or compensation plans, programs, agreements or arrangements in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation or benefits). Nothing in this Section 5.15(a) shall be deemed to prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable Law or require the Surviving Corporation or its subsidiaries to provide equity based compensation or benefits or issue equity of the Surviving Corporation or Parent or any of their affiliates on or after the Effective Time, and nothing in this Agreement shall limit the ability of the Surviving Corporation or any of its affiliates to terminate the employment of any employee (including any Continuing Employee) at any time and for any or no reason. To the extent not paid prior to the Effective Time and solely to the extent reflected as a liability in working capital, the Surviving Corporation shall pay to Continuing Employees their bonuses, if any, in accordance with the Company’s 2009 bonus plan as in effect on the date hereof (which plan is consistent with bonus plans of the Company for prior years), with such bonuses, if any, to be paid by the Surviving Corporation in accordance with the terms of such plan.
          (b) Following the Closing, the Parent shall make commercially reasonable efforts to provide that each Continuing Employee shall be given credit for all service credited by the Company or the Subsidiaries as of the Effective Time under analogous Benefit Plans for purposes of eligibility and vesting, but not for purposes of benefit accrual, under any health and welfare, vacation or 401(k) plan in which the Continuing Employees are eligible to participate following the Effective Time, provided that such service shall be credited for benefit accrual purposes under any such vacation plan.
          (c) This Section 5.15 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.15, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.15. Nothing contained in this Section 5.15 shall create any third

41

party beneficiary rights in any Person, including any employee or former employee or Continuing Employee (including any dependent thereof) of the Company, any Subsidiary or the Surviving Corporation, or shall create any right to employment or continued employment for any specified period of any nature or kind whatsoever. Nothing in this Section 5.15 is intended to amend any Benefit Plan or interfere with Parent’s or the Surviving Corporation’s or any of their affiliates’ right from and after the Effective Time to amend or terminate any Benefit Plans or any other benefit or compensation plan, program, agreement or arrangement at any time adopted, maintained, sponsored, or contributed to by any of them.
     5.16 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Surviving Corporation.
     5.17 Financing Assistance. Prior to the Closing, the Company shall (and the Company shall cause each Subsidiary to) provide, and shall use its commercially reasonable efforts to cause the Company Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing referred to in the Debt Commitment Letters (the “Debt Financing”), including (a) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing; provided that any such memoranda and similar documents need not be issued by the Company or the Subsidiaries; provided, further, that, any such memoranda shall contain disclosure and financial statements with respect to the Company and the Subsidiaries reflecting the Company and the Subsidiaries as the obligor, (b) executing and delivering customary guarantee, pledge and security documents and related officer certificates or other documents as may be reasonably requested by Parent (including certificates of the chief financial officer of the Company and each Subsidiary with respect to solvency and other customary matters for use in their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral, (c) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the Subsidiaries as may be reasonably requested by Parent or its financing sources, including information related to the Company and the Subsidiaries required by regulatory authorities including under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act, (d) permitting the prospective lenders involved in the Debt Financing to evaluate and appraise the Company’s and the Subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided that, the foregoing notwithstanding, no obligations of the Company or the Subsidiaries or the Company Representatives under any such agreement, certificate, document or instrument shall be effective until the Closing, and (e) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies. The provisions of this Section shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any Subsidiary. Neither the Company nor any Subsidiary shall be required to pay any commitment fee or similar fee or incur any liability with respect to the financing contemplated by the Commitment Letters prior to the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or any Subsidiary in connection with the cooperation required by this Section. The Company hereby consents to the use of its

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and the Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any Subsidiary or the reputation or goodwill of the Company or any Subsidiary.
     5.18 Maintenance of Commitments. Not in limitation of its obligations under Section 5.08, Parent shall use its reasonable best efforts to arrange the financing contemplated by the Commitment Letters as promptly as practicable on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (a) maintain in effect the Commitment Letters and negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less favorable to Parent or otherwise acceptable to Parent, (b) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements and in the Commitment Letters and (c) consummate the financing contemplated by the Commitment Letters at or prior to the Closing. If all conditions to the Commitment Letters (other than the availability of funding contemplated by the Equity Commitment Letter) have been satisfied, Parent shall use its reasonable best efforts to cause the Persons providing such financing under the Commitment Letters to fund such financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such Lenders providing such financing to fund such financing). If any portion of such financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms substantially similar to those contained in the applicable Commitment Letter, or on terms substantially similar to those then prevailing in the applicable capital markets (so long as such terms are not materially less favorable, in the aggregate, to Parent and Merger Sub as the terms set forth in the applicable Commitment Letter), as promptly as practicable following the occurrence of such event (the commitment letter evidencing such debt or equity commitments shall also be referred to herein as a “Debt Commitment Letter” or “Equity Commitment Letter”, as applicable). Notwithstanding the foregoing, Parent shall deliver to the Company a copy of any proposed amendment, modification, waiver or supplement to a Commitment Letter to the Company at least three (3) business days prior to the proposed execution of the same. Parent shall not enter into any amendment, modification, waiver or supplement to a Commitment Letter without the prior written consent of the Company if such amendment, modification, waiver or supplement (i) imposes additional conditions precedent or other contingencies to the funding obligations thereunder, (ii) reduces the amount of the financing committed thereunder to an amount that, when combined with the amounts committed pursuant to the other Commitment Letters, would be insufficient to consummate the Transactions or (iii) would reasonably be expected to materially delay or prevent the Closing Date or to make the funding of such financing materially less likely to occur. Parent shall keep the Company reasonably apprised of material developments relating to the financings contemplated by the Commitment Letters. Parent will pay when due all fees due and payable under the Commitment Letters as and when they become payable.
     5.19 Takeover Statutes. Parent, the Company and their respective boards of directors (or with respect to the Company, the Special Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the Transactions and (b) if any Takeover Statute becomes applicable to this Agreement or the Transactions, take all reasonable action necessary to ensure that the

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Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the Transactions.
     5.20 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the Transactions, including any dispositions of shares of Common Stock (including derivative securities with respect to such shares of Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
     6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:
          (a) Company Stockholder Approval. The Company shall have obtained the Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.
          (b) No Orders and Injunctions. Following the date hereof, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and has the legal effect of preventing or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.
          (c) Material Consents. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities set forth in Section 6.01(c) to the Company Disclosure Schedule shall have been made, obtained, or effected, as the case may be.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition Laws applicable to the consummation of the Merger shall have expired or terminated.
     6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b), 3.04 and 3.24 of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties that expressly speak only as of a

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particular date, which shall have been true and correct as of such particular date, provided that any such representation and warranty shall be true and correct in all respects where it is by its terms already qualified with respect to materiality or a Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.08(b) shall be true and correct in all respects (without disregarding the Material Adverse Effect qualification therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date; and (iii) other than the representations and warranties set forth in Sections 3.01(a), 3.01(b), 3.03(a), 3.03(b), 3.04, 3.08(b) and 3.24, the representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualification contained therein).
          (b) Covenants and Agreements. The Company shall have performed, in all material respects, all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.
          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect to the Company.
          (d) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.
          (e) Dissenters Rights. Holders of not more than ten percent (10%) of the outstanding shares of Common Stock shall have dissented and preserved their rights to seek appraisal of their shares.
          (f) Payoff Letters. The Company shall have delivered to Parent payoff letters with respect to the indebtedness for borrowed money of the Company and the Subsidiaries outstanding as of the Closing set forth in Section 6.02(f) of the Company Disclosure Schedule, and releases of all Liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters.
          (g) FIRPTA Affidavit. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company.
     6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties that

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expressly speak only as of a particular date, which shall have been true and correct in all respects as of such particular date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualification contained therein).
          (b) Covenants and Agreements. Each of Merger Sub and Parent shall have performed, in all material respects, all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.
          (c) Officers’ Certificate. At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.
ARTICLE 7
TERMINATION
     7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the receipt of Stockholder Approval, by the mutual written consent of the Company, acting under the direction of the Company Board (or any Authorized Committee), and Parent and Merger Sub, acting under the direction of their respective boards of directors.
     7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after receipt of Stockholder Approval, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board (or any Authorized Committee), if:
          (a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under the proviso contained in Section 6.01(b);
          (b) the Merger shall not have been consummated on or before February 18, 2010 (the “Expiration Date”) (provided, however, that the Expiration Date shall be automatically extended to April 1, 2010 in the event that on or prior to February 18, 2010, each of the following shall have occurred: (i) it shall have been determined by Parent, the Company or the SEC pursuant to the Exchange Act, that the Merger is subject to Rule 13e-3 under the Exchange Act; (ii) a Schedule 13e-3 shall have been filed with the SEC in connection with the Merger; and (iii) the SEC shall have notified Parent, Merger Sub and/or the Company that the SEC has elected to review the Proxy Statement); provided, however, that the right to terminate this

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Agreement under this Section 7.02(b) shall not be available to any party whose willful breach of a representation, warranty, covenant, or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date; or
          (c) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof.
     7.03 Termination by Merger Sub and Parent. This Agreement may be terminated by Parent and Merger Sub, acting under the direction of the board of directors of Parent and the board of directors of Merger Sub, and the Merger and other Transactions may be abandoned, if:
          (a) at any time prior to the Effective Time, before or after receipt of Stockholder Approval, the Company shall have breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Company Terminating Breach”) and such Company Terminating Breach (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) has not been cured within thirty (30) days (provided that in no event shall such thirty (30) day period extend beyond the Expiration Date) after written notice thereof is received by the Company; provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Parent Terminating Breach (as defined in Section 7.04(a)) at the time of the Company Terminating Breach;
          (b) at any time prior to receipt of Stockholder Approval, (i) the Company withdraws (or modifies in a manner adverse to Parent), or publicly proposes to withdraw, the Board Recommendation (a “Company Adverse Recommendation Change”), (ii) the Company Board (or the Special Committee) recommends, adopts, approves or declares advisable or proposes publicly to recommend, adopt, approve or declare advisable any Acquisition Proposal, (iii) after any Acquisition Proposal or any material modification thereto is first published, sent or given to the stockholders of the Company, the Company Board shall have failed to publicly confirm the Board Recommendation within ten (10) business days of a written request by Parent that it do so (which request may be made by Parent one time following each such Acquisition Proposal or any material modification thereto), or (iv) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Acquisition Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;
          (c) at any time prior to the Effective Time, before or after receipt of Stockholder Approval, a Material Adverse Effect shall have occurred and be continuing with respect to the Company that has not been cured by the Company within thirty (30) days following receipt by the Company of written notice of the occurrence of such event from Parent (provided that in no event shall such thirty (30) day period extend beyond the Expiration Date);

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          (d) at any time prior to receipt of Stockholder Approval, the Company (solely for purposes of this Section 7.03(d), acting through one or more Persons set forth in Section 7.03(d) of the Company Disclosure Schedule) intentionally breaches its obligations under Section 5.09 in a manner that materially and adversely threatens Parent’s ability to consummate the Merger; or
          (e) on or after the 60th day following the date hereof, before or after receipt of Stockholder Approval, upon the payment of the Parent Default Fee to the Company by wire transfer of same day funds to the account designated by the Company.
     7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board (or the Special Committee), and the Merger and other Transactions may be abandoned, if:
          (a) at any time prior to the Effective Time, before or after receipt of Stockholder Approval, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Parent Terminating Breach”) and such Parent Terminating Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) has not been cured within thirty (30) days (provided that in no event shall such thirty (30) day period extend beyond the Expiration Date) after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Company Terminating Breach at the time of the Parent Terminating Breach;
          (b) at any time prior to receipt of Stockholder Approval, the Company exercises its right to terminate pursuant to and in accordance with Section 5.09(b); or
          (c) on or after the 60th day following the date hereof, (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.01 and Section 6.02 have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Company is then able to satisfy such conditions) and (ii) Parent and Merger Sub shall have breached their obligation to cause the Merger to be consummated within ten (10) business days after the date the Closing is required to take place pursuant to Section 1.02.
     7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and the other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, and Article 8; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement, subject to Section 8.01(i) and Section 8.13 with respect to any such liabilities of the Parent Group and subject to Section 8.01(j) with respect to any such liabilities of the Company.

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ARTICLE 8
MISCELLANEOUS
     8.01 Payment of Fees and Expenses.
          (a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation and financing of the Merger and the other Transactions. “Expenses” as used in this Agreement shall include all reasonable, documented out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the Closing, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.
          (b) The Company shall pay H.I.G. Capital LLC (as agent for Parent and Merger Sub) the Break-Up Fee (as defined in Section 8.01(c)) if:
               (i) this Agreement is terminated pursuant to (A) Section 7.02(b) and prior to such termination a bona fide Acquisition Proposal has been announced, disclosed or otherwise communicated to any member of the Company Board or any officer of the Company, (B) Section 7.02(c) and prior to the Stockholder Meeting, an Acquisition Proposal has been publicly announced or shall have otherwise become publicly known and in each case has not been withdrawn, or (C) Section 7.03(a) and prior to the breach giving rise to such right of termination, a bona fide Acquisition Proposal has been announced, disclosed or otherwise communicated to any member of the Company Board or any officer of the Company, and
               (ii) within nine (9) months of such termination, the Company enters into a definitive agreement to consummate, or consummates, a transaction constituting an Acquisition Proposal. For purposes of this Section 8.01, all references (whether in words or numerals) to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to refer to “fifty percent (50%)”.
Payment of the Break-Up Fee pursuant to this Section 8.01(b) shall be made by wire transfer of immediately available funds upon the earlier of the execution of a definitive agreement with respect to, or consummation of any transaction contemplated by, an Acquisition Proposal.
          (c) If this Agreement is terminated by Parent and Merger Sub pursuant to Section 7.03(b) or 7.03(d) or by the Company pursuant to Section 7.04(b), then, on the date of any such termination of this Agreement by the Company under Section 7.04(b) or within two (2) business days following termination of this Agreement by Parent and Merger Sub under Section 7.03(b) or 7.03(d), the Company shall pay H.I.G. Capital LLC (as agent for Parent and Merger Sub) the

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Break-Up Fee by wire transfer of immediately available funds. “Break-Up Fee” means an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000).
          (d) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.02(c), the Company shall pay to Parent an amount equal to Parent’s and Merger Sub’s Expenses, up to a maximum amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (it being agreed and understood that if the Break-Up Fee becomes payable pursuant to Section 8.01(b), any Expenses paid pursuant to this Section 8.01(d)(i) shall be credited towards the payment of the Break-Up Fee), or (ii) by Parent pursuant to Section 7.03(a) in the case of a willful breach by the Company, the Company shall pay to Parent an amount equal to Parent’s and Merger Sub’s Expenses up to a maximum amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (it being agreed and understood that if the Break-Up Fee becomes payable pursuant to Section 8.01(b), any expenses paid pursuant to this Section 8.01(d)(ii) shall not be credited towards the payment of the Break-Up Fee), in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) business days following the receipt of invoices or other documentation of Parent and Merger Sub’s Expenses.
          (e) If this Agreement is terminated by the Company pursuant to Section 7.04(c), (i) because Parent and Merger Sub fail to cause the Merger to be consummated because of a failure to receive the proceeds of one or more of the Debt Financings (other than as a result of Parent’s failure to satisfy the conditions set forth in the Debt Commitment Letters due to a failure by Investor to fund its equity commitment pursuant to the Equity Commitment Letter) that, together with the amount of equity financing committed pursuant to the Equity Commitment Letter, are sufficient to fund the Transactions or because of their refusal to accept alternative debt financing, and (ii) Parent and Merger Sub are not otherwise in material and willful breach of this Agreement (including their respective obligations pursuant to Section 5.18) (a “Non-Breach Financing Failure”) then Parent shall pay to the Company the Parent Break-Up Fee by wire transfer of immediately available funds within two (2) business days following such termination of this Agreement. “Parent Break-Up Fee” means an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000).
          (f) If this Agreement is terminated by (i) Parent and Merger Sub pursuant to Section 7.03(e) or (ii) the Company pursuant to Section 7.04(c) in circumstances not involving a Non-Breach Financing Failure, then Parent shall pay to the Company an amount equal to Ten Million Dollars ($10,000,000) (the “Parent Default Fee”) by wire transfer of immediately available funds within two (2) business days following termination of this Agreement.
          (g) The Company hereby acknowledges that the agreements contained in this Section 8.01 are an integral part of the Transactions and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay to Parent the full amount provided for in Sections 8.01(b), 8.01(c) or 8.01(d) promptly following such payment becoming due, the Company shall (i) pay to Parent interest on such unpaid amount at the prime rate established by the Wall Street Journal Table of Money Rates on the date such payment was required to be made, during the period from and including the date payment of such amount was due up to but excluding the actual date of payment and (ii) reimburse Parent for any out-of-pocket expenses (including the reasonable fees of counsel) incurred by Parent in

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connection with Parent’s enforcement of its rights to such amounts under this Section 8.01. Notwithstanding anything in this Agreement to the contrary, in the event the Break-Up Fee becomes payable, then the Break-Up Fee shall be Parent and Merger Sub’s sole and exclusive remedy under this Agreement (except in the case of the events described in Section 8.01(d)). If Parent or Merger Sub terminates this Agreement pursuant to Section 7.03(a) in the case of a willful breach by the Company, then Parent or Merger Sub’s sole and exclusive remedy under this Agreement shall be to receive any Expenses of Parent and Merger Sub payable pursuant to Section 8.01(d) and any subsequent Break-Up Fee payable pursuant to Section 8.01(b). The damages resulting from termination of this Agreement under circumstances where a Break-Up Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.01 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.
          (h) Parent hereby acknowledges that the agreements contained in this Section 8.01 are an integral part of the Transactions and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails to pay to the Company the full amount provided for in Sections 8.01(e) or 8.01(f) promptly following such payment becoming due, Parent shall (i) pay to the Company interest on such unpaid amount at the prime rate established by the Wall Street Journal Table of Money Rates on the date such payment was required to be made, during the period from and including the date payment of such amount was due up to but excluding the actual date of payment and (ii) reimburse the Company for any out-of-pocket expenses (including the reasonable fees of counsel) incurred by the Company in connection with the Company’s enforcement of its rights to such amounts under this Section 8.01. Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Break-Up Fee or Parent Default Fee is payable, then the Parent Break-Up Fee or Parent Default Fee, as applicable, shall be the Company’s sole and exclusive remedy under this Agreement. If the Company terminates this Agreement pursuant to Section 7.04(a) in the case of a willful breach by Parent or Merger Sub, then the Company may seek Company Damages (as defined in Section 8.01(i)) against Parent or Merger Sub; provided, that the maximum aggregate liability (inclusive of the Parent Break-Up Fee or Parent Default Fee) of Parent and Merger Sub, collectively, shall not exceed the Parent Liability Cap. The damages resulting from termination of this Agreement under circumstances where a Parent Break-Up Fee or Parent Default Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.01 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.
          (i) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Parent Group (including any amounts payable pursuant to Sections 8.01(e) or 8.01(f)) for any direct or indirect loss or damage suffered in connection with, or arising out under, this Agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of this Agreement, any agreement or document contemplated hereby, the failure of the Merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder and including (notwithstanding Section 8.15) the benefit of the bargain lost

51

by the Company’s stockholders (taking into consideration relevant matters, including any lost premium, other combination opportunities and the time value of money) (such damages, collectively, “Company Damages”) or otherwise shall be limited to Ten Million Dollars ($10,000,000) plus any amounts that may be payable under the second sentence of Section 8.01(h) (the “Parent Liability Cap”). In no event shall the Company or its affiliates seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any member of the Parent Group other than, with respect to the Limited Guarantee, the Guarantor, in connection with this Agreement or the Transactions. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any member of the Parent Group (other than Parent and Merger Sub to the extent provided in this Agreement and other than the Guarantor to the extent provided in the Limited Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other member of the Parent Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other member of the Parent Group (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee and subject to the Parent Liability Cap and the other limitations described therein. Recourse against the Guarantor under the Limited Guarantee or against Parent and Merger Sub to the extent provided in this Agreement shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and any other member of the Parent Group in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the Transactions. The Company acknowledges that both Parent and Merger Sub are newly-formed companies and do not have any material assets except in connection with this Agreement as expressly set forth herein. The terms of this Section 8.01(i) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement. The provisions of this Section 8.01(i) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.
          (j) Notwithstanding anything herein to the contrary and subject to Section 8.13, the maximum aggregate liability of the Company and its affiliates (including any amounts payable pursuant to Sections 8.01(b), 8.01(c), or 8.01(d)) for any direct or indirect loss or damage suffered in connection with, or arising out under, this Agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of this Agreement, any agreement or document contemplated hereby, the failure of the Merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder (such damages, collectively, “Parent Damages”) or otherwise shall be limited to the Break-Up Fee and any Expenses of Parent and Merger Sub payable pursuant to Section 8.01(d) plus any amounts that may be payable under the second sentence of Section 8.01(g) (the “Company Liability Cap”). In no event shall any member of the Parent Group seek or permit to be sought on behalf of any member of the Parent Group any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from the Company or any of its affiliates in connection with this Agreement or the Transactions in excess of the Company Liability Cap; provided that nothing shall limit the rights of Parent and Merger Sub under Section 8.13. Parent and Merger Sub each acknowledges and agrees that it has no right of

52

recovery against, and no personal liability shall attach to, in each case with respect to Parent Damages, any affiliate of the Company, whether by or through attempted piercing of the corporate veil, by virtue of any statute, regulation or applicable Law, or otherwise. The terms of this Section 8.01(j) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement other than Section 8.13. The provisions of this Section 8.01(j) are intended to be for the benefit of, and shall be enforceable by, each affiliate of the Company.
          (k) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Break-Up Fee on more than one occasion nor shall Parent and Merger Sub be required to pay the Parent Break-Up Fee or the Parent Default Fee on more than one occasion and in no event pay both the Parent Break-Up Fee and Parent Default Fee, whether the Break-Up Fee, the Parent Break-Up Fee or the Parent Default Fee may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.
     8.02 Guarantee. Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Merger Sub’s obligations hereunder and, following the Effective Time, the Surviving Corporation’s obligations under Sections 5.07 and 5.15. Parent will cause Merger Sub to perform its obligations under this Agreement.
     8.03 No Survival. Subject to Section 7.05, the representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Sections 5.07 and 5.15 and Article 8 shall survive the Effective Time.
     8.04 Non-Reliance. Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for those representations and warranties set forth in Article 3, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3.
     8.05 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.
     8.06 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party

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(except that each of Parent and Merger Sub may assign its rights, interests and obligations (a) to any of their respective affiliates or direct or indirect subsidiaries (b) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, or (c) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder; in each case without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     8.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:
If to Parent or Merger Sub:
c/o H.I.G. Capital LLC
1001 Brickell Bay Drive
27th Floor
Miami, FL 33131
Attention: Brian Schwartz
Facsimile No.: (305) 379-2013
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Michael H. Weed
Facsimile No.: (312) 862-2200
If to the Company:
Allion Healthcare, Inc.

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1660 Walt Whitman Road
Suite 105
Melville, NY 11747
Attention: Michael P. Moran
Facsimile No.: (631) 249-5863
with a copy to:
Alston & Bird LLP
One Atlantic Center
1201 Peachtree Street
Atlanta, GA 30309
Attention: Steven L. Pottle
Facsimile No.: (404) 881-7777
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.
     8.09 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     8.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.
     8.12 Certain Definitions. As used in this Agreement:
          (a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;
          (b) the term “Authorized Committee” means the Special Committee or any other committee of the Company Board given power by the Company Board for any purpose hereunder;

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          (c) the term “Disinterested Director” means any director of the Company who does not have any relationship, interest, understanding or arrangement (in each case, direct or indirect) that would cause such director to have a material interest in the Merger in addition to or different from that of the Company’s public stockholders;
          (d) the term “Gross Up Payment” means the amount necessary to cover the excise tax, if any, imposed by Section 4999 of the Code on the Phantom Stock Unit Consideration paid to a holder of a Phantom Stock Unit, plus any income and excise taxes associated with the Gross-Up Payment;
          (e) the term “Guarantor” means H.I.G. Bayside Debt & LBO Fund II, L.P.;
          (f) the term “Intervening Event” means any material event, development, state of affairs or change in circumstances, in each case that arises after the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event;
          (g) the term “Knowledge” when used in this Agreement with respect to the Company means the actual knowledge of Michael P. Moran, Russell J. Fichera, Stephen A. Maggio and Robert E. Fleckenstein after reasonable investigation;
          (h) the term “Knowledge” when used in this Agreement with respect to Parent means the actual knowledge of any of the officers of Parent or Merger Sub after reasonable investigation;
          (i) the term “Law” or “Laws” means any foreign or domestic (federal, state or local) law, statute, ordinance, regulation, rule, code, permit, license, injunction, judgment, decree or order, including, but not limited to, any laws relating to healthcare regulatory matters, including: (i) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; and (v) any related federal or state statutes or regulations governing claims or payments;
          (j) the term “Limited Guarantee” means the limited guarantee of the Guarantor dated as of the date hereof, in favor of the Company with respect to certain obligations of the Parent under this Agreement;
          (k) the term “Material Adverse Effect,” as used in this Agreement with respect to the Company, means any event, change, circumstance, effect or state of facts that is, or could reasonably be expected to be, materially adverse to (i) the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (ii) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (A) general economic or political conditions (including those affecting the securities markets), (B) the industries in which

56

the Company and the Subsidiaries operate generally, (C) any changes in applicable Laws, regulations or GAAP (D) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of the Company) occurring after the date hereof, (E) changes in the trading price of the shares of Common Stock between the date of this Agreement and the Effective Time (it being understood that any fact or development regarding the Company giving rise to or contributing to such change in the trading price of the shares of Common Stock may be the cause of a Material Adverse Effect), (F) the direct effects of compliance with this Agreement on the operating performance of the Company, (G) the announcement of this Agreement or any of the Transactions, the fulfillment of the parties’ obligations hereunder or the consummation of the Transactions, (H) failure by the Company to meet internal or third-party projections, forecasts, budgets or published revenue or earnings projections for any period (it being understood that any fact or development giving rise to or contributing to such failure may be the cause of a Material Adverse Effect), or (I) any claim, action or proceeding by the Company’s stockholders arising out of or related to this Agreement or any of the Transactions, or (J) changes or proposed changes in reimbursement rates, coverage limitations, the method of calculation of reimbursement rates or industry pricing benchmarks applicable to the Company’s or any Subsidiary’s products or services, except, in each of clauses (A), (B), (C) and (D), to the extent, and only to the extent, such circumstance, change, development, event or state of facts has a disproportionately adverse effect on the Company and the Subsidiaries taken as a whole, as compared to other Persons engaged in a similar business;
          (l) the term “Material Adverse Effect,” as used in this Agreement with respect to Parent and Merger Sub, means any event, circumstance, change, effect or state of facts that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the ability of Parent or Merger Sub to consummate the Transactions;
          (m) the term “Order” means executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent;
          (n) the term “Parent Group” means, collectively, Parent, Merger Sub, the Guarantor or any of Parent’s, Merger Sub’s or the Guarantor’s respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing;
          (o) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);
          (p) the term “Restricted Stock Award” means each share of Common Stock outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other restriction or condition granted to any current or former employee, director, consultant or advisor of the Company or any Subsidiary or any other person under the Stock Plans or any other agreement with the Company.

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          (q) the term “Special Committee” means a committee of the Company Board, each of the members of which (i) is a Disinterested Director within the meaning of the DGCL and (ii) is not otherwise affiliated with Parent or Merger Subsidiary and not a member of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Company Board with respect to this Agreement and the Transactions, including the Merger, and shall include any successor committee to the existing Special Committee or any reconstitution thereof; and
          (r) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     8.13 Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof. The terms of this Section 8.13 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.
     8.14 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.05, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     8.15 Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any person other than the parties hereto any legal or equitable rights or remedies, except for the provisions of Section 5.07 and, only after the Effective Time, the provisions of Article 2.
     8.16 Certain Interpretations. In this Agreement, unless otherwise specified, the following rules of interpretation apply:
          (a) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

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          (b) References to “$” and “dollars” are to the currency of the United States.
          (c) Words importing the singular include the plural and vice versa.
          (d) Words importing one gender include the other gender.
          (e) References to months are to calendar months.
          (f) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
          (g) References to “made available” shall mean that such documents or information referenced shall have been contained, prior to the date hereof, in the Company’s SEC Reports or the Company’s electronic data room for Project Alpha Bravo maintained by Merrill Corporation to which Parent and its counsel had access.
     8.17 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
* * * * *

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          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

ALLION HEALTHCARE, INC.
By:	/s/ Michael P. Moran
Name:	Michael P. Moran
Title:	Chairman, President and Chief Executive Officer

BRICKELL BAY MERGER CORP.
By:	/s/ Brian D. Schwartz
Name:	Brian D. Schwartz
Title:	President

BRICKELL BAY ACQUISITION CORP.
By:	/s/ Brian D. Schwartz
Name:	Brian D. Schwartz
Title:	President

APPENDIX B
October 18, 2009
The Board of Directors
Allion Healthcare Inc.
1660 Walt Whitman Road
Melville, New York 11747
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by certain holders (the “Shareholders”) of the outstanding common stock, par value $0.001 per share (the “Common Stock”) of Allion Healthcare Inc. (“Allion” or the “Company”) in connection with the proposed merger (the “Merger” ) of the Company with a subsidiary (“Merger Sub”) of Brickell Bay Acquisition Corp. (“Parent”) under the terms of an Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company dated October 18, 2009 (the “Agreement”). For the purposes of this letter and our related analyses, the term Shareholder excludes holders of the Common Stock who are entering into Voting Agreements and/or Exchange Agreements (as defined in the Agreement) and their affiliates, as well as Parent, Merger Sub, and their affiliates. Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders in exchange for each outstanding share of Common Stock is $6.60 in cash.
In connection with our review of the proposed Merger and the preparation of our opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in the October 18, 2009 draft Agreement;

2.	reviewed the Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2008 and the quarterly reports filed on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

3.	reviewed certain other publicly available information on the Company;

4.	reviewed other Company financial and operating information provided by the Company;

5.	reviewed the historical stock price and trading activity for the shares of Allion common stock;

6.	discussed Allion’s operations, historical financial results, and future prospects with certain management team members of Allion;

7.	discussed with senior management of the Company certain information related to the aforementioned;

8.	compared financial and stock market information for the Company with similar information for certain other companies with publicly traded equity securities;

9.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses we deemed to be similar to those of the Company; and

10.	considered such other quantitative and qualitative factors that we deemed to be relevant to our evaluation.
With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Allion, or any other party on its behalf, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent
Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC
2525 West End Avenue, Suite 925, Nashville, TN 37203
615-321-8088 • 800-658-6188 Toll Free • 615-321-4588 Fax

appraisal for any of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and estimates provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft we have reviewed, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.
In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of such analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only the cash consideration for Allion common stock as is described above. We have not considered, and this opinion does not address, any compensation or other such payments that may be made in connection with, or as a result of, the Merger to Allion directors, officers, employees, or others in connection with the Merger. The delivery of this opinion has been approved by our Fairness Opinion Committee.
Raymond James & Associates Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James will receive a customary fee from Allion upon the delivery of this opinion. Raymond James also has been engaged to render financial advisory services to Allion in connection with the proposed Merger and will receive a separate customary fee for such services; such fee is contingent upon consummation of the Merger and is larger than the fee for the delivery of this opinion. In addition, Allion has agreed to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, we may trade in the securities of Allion for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of October 18, 2009 and any material change in such circumstances and conditions would require a re-evaluation of this opinion, which we are under no obligation to undertake.
It is understood that this letter is for the information of the Allion Board of Directors in evaluating the proposed Merger and does not constitute a recommendation to the Allion Board of Directors or any holder of Common Stock regarding how to vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.
Based upon and subject to the foregoing, it is our opinion that, as of October 18, 2009, the consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX C
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is entered into as of October ___, 2009, by and between Brickell Bay Acquisition Corp., a Delaware corporation (“Parent”), and [___] (“Stockholder”), in its capacity as a stockholder of Allion Healthcare, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. Parent, Brickell Bay Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as the same from time to time may be modified, supplemented or restated, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company as the Surviving Corporation of the merger. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.
     B. Stockholder is the record holder and full beneficial owner of the number, type, class and series of shares of the Company’s Common Stock set forth on Exhibit A hereto (such shares of Common Stock, together with all other shares of the Company’s Common Stock acquired by Stockholder after the date hereof and during the term of this Agreement (including as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) being collectively referred to herein as the “Subject Shares”).
     C. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into the Merger Agreement.
     D. Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained in this Agreement and (ii) Stockholder’s performance of the obligations set forth herein.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:
          (a) Stockholder is the beneficial owner (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, and exercises voting power over, the Subject Shares, free and clear of all Liens. Stockholder does not own of record or beneficially any shares of capital stock of the Company other than the Subject Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law).
          (b) Stockholder has all requisite contractual power, capacity and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has received a copy of the Merger Agreement, has reviewed this Agreement, the Merger Agreement and the other agreements and documents contemplated hereby and thereby with representatives of the Company and with Stockholder’s business and legal advisors. Stockholder acknowledges that this Agreement provides for the Subject Shares to be voted in favor of the Merger and the other transactions contemplated by the Merger Agreement. Stockholder understands and acknowledges that its execution and delivery of this Agreement is a material inducement to Parent’s willingness to enter into, and to cause Merger Sub to enter into, the Merger Agreement.
          (c) Neither the execution, delivery or performance of this Agreement, nor compliance by Stockholder with any of the provisions hereof, with or without the giving of notice or the lapse of time, or both, shall result in (a) a breach of, or a default under, any term or provision of any agreement to which Stockholder is a party or by which Stockholder’s assets (including any of the Subject Shares) are bound, (b) a violation by Stockholder of any applicable Law, or (c) an imposition of any Lien on the Subject Shares.
     2. Restrictions on Subject Shares. Until the Expiration Date (as defined below), subject to the terms and conditions contained herein and in the Merger Agreement:
          (a) Stockholder shall not, except as contemplated by the terms of the Merger Agreement, directly or indirectly (i) sell, sell short, transfer (with or without consideration), exchange, pledge or otherwise encumber, assign or otherwise dispose of, or enter into any contract, agreement, option or other arrangement or understanding with respect to the sale, transfer (with or without consideration), pledge, exchange, assignment or other disposition of, the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) to any person other than Parent or its designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto), or (iii) take any other action that would in any way restrict, limit, hinder or interfere with the performance by the Company of its obligations under the Merger Agreement or the Transactions, or in any way restrict, limit, hinder or interfere with the Transactions. From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares or any certificate or uncertificated interest representing any of Stockholder’s Subject Shares.
          (b) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.
     As used herein, the term “Expiration Date” means the earlier of (i) the Effective Time and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.
     3. Agreement to Vote Subject Shares. Prior to the Expiration Date, Stockholder, in its capacity as a stockholder of the Company, agrees as follows:
          (a) At any meeting (whether annual or special and whether or not adjourned or postponed) of the stockholders of the Company, however called, Stockholder shall appear at the meeting or otherwise cause the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) to be counted as present at such meeting for purposes of establishing a quorum and vote (or cause to be voted) such shares (i) in favor of the Merger Agreement and all the Transactions, (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (other than the Merger Agreement and the Transactions or, from the date hereof until the time of the Stockholder’s Meeting to approve the Merger and the Transactions, a Superior Proposal subject to and in accordance with Section 5.09 of the Merger Agreement) or any other action or agreement that would

2

result in a breach of any covenant, representation or warranty or any other obligation of the Company or Stockholder under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby or which would reasonably be expected to result in any of the conditions of the Company’s or Stockholder’s under any such agreement not being fulfilled, and (iii) against any amendment of the Company’s governing documents, or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or the Transactions.
          (b) Stockholder further agrees that, until the termination of this Agreement, Stockholder will not, and will not permit any entity under Stockholder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (ii) initiate a stockholders’ vote with respect to an Opposing Proposal or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 3(a) above.
          (c) Other than as set forth or permitted under the Merger Agreement, Stockholder shall not enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of any of the provisions and agreements contained in Section 3(a) or Section 3(b).
     4. Irrevocable Proxy. In order to secure Stockholder’s obligations under this Agreement, Stockholder hereby appoints Parent (the “Proxy”) as its true and lawful proxy and attorney-in-fact, with full power of substitution, to (x) vote the Subject Shares for the matters expressly provided for in this Agreement and (y) execute and deliver all written consents, conveyances and other instruments or documents appropriate or necessary to effect the matters expressly provided for in this Agreement. The Proxy may exercise the irrevocable proxy granted to it hereunder at any time Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by Stockholder pursuant to this Agreement are coupled with an interest and are given to secure the performance of Stockholder’s obligations. Such proxies and powers shall be irrevocable and shall survive death, incompetency, disability or bankruptcy of Stockholder. Upon the execution of this Agreement, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Subject Shares on the matters referred to in Section 3(a) and Stockholder agrees to not grant any subsequent proxies or enter into any agreement or understanding with any Person to vote or give voting instructions with respect to the Subject Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Date. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and Stockholder’s granting of the proxy contained in this Section 4. Stockholder hereby affirms that the proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement.
     5. Consent and Waiver; Termination of Existing Agreements. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other transactions expressly provided for in the Merger Agreement (whether such rights exist under any of the Company’s charter documents, or any contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company’s board of directors’ actions in approving and recommending the Merger, the

3

Merger Agreement and the Certificate of Merger, and the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive the consideration set forth in Article II of the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of the Subject Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Subject Shares or Stockholder’s status as a stockholder of the Company, in any case other than as set forth in the Merger Agreement.
     6. Appraisal Rights. Stockholder agrees not to exercise, and to the extent permitted by law, hereby waives any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.
     7. Stockholder Capacity. Notwithstanding anything to the contrary herein, Stockholder is only executing this Agreement in Stockholder’s capacity as the record and beneficial owner of the Subject Shares. If Stockholder is a director of the Company, nothing in this Agreement shall prevent Stockholder from taking any action solely in Stockholder’s capacity as a director of the Company in the exercise of Stockholder’s fiduciary duties with respect to an Acquisition Proposal in compliance with the provisions of the Merger Agreement.
     8. Miscellaneous.
          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)	if to Parent, to:

Brickell Bay Acquisition Corp. c/o H.I.G. Capital, L.L.C. 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131 Attention: Brian Schwartz
Facsimile No. (305) 379-2013

with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: Michael H. Weed Facsimile No.: (312) 861-2200

(ii)	if to Stockholder, to the address set forth on the signature page hereof.
          (b) Specific Performance; Injunctive Relief. Stockholder acknowledges and agrees that irreparable damage may occur in the event that any of Stockholder’s obligations under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore,

4

Stockholder acknowledges and agrees that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in Stockholder’s favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
          (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.
          (d) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party hereto without the prior written consent of the other party hereto, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Subject Shares are sold, transferred or assigned).
          (e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          (f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.
          (h) Rules of Construction. The parties hereto agree that the language used in this Agreement will be deemed to be the language chosen by them to express their mutual intent and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
          (i) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of

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Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.
          (j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.
          (k) Jurisdiction and Venue. Each of the parties hereto (i) submits to the jurisdiction of the state courts of the State of Delaware for all purposes in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard or determined in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

BRICKELL BAY ACQUISITION CORP.

By:

Name:

Its:

Signature Page to Voting Agreement

[NAME]

(Print Address)

(Print Address)

(Print Facsimile Number)
Signature Page to Voting Agreement

EXHIBIT A
Shares held of record and beneficially owned:
     [___] shares of Company Common Stock

APPENDIX D
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copies
FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY ALLION HEALTHCARE, INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON, 2009 AT 10:00 A.M., EASTERN TIME AT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLION HEALTHCARE, INC. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, and appoints Michael P. Moran and Russell J. Fichera, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Allion Healthcare, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Special Meeting of Stockholders, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. To attend the Special Meeting of Stockholders and vote in person, please see “Questions and Answers About the Special Meeting and the Merger – Who is entitled to attend the special meeting?” “Questions and Answers About the Special Meeting and the Merger – How do I vote?” and “The Special Meeting – Voting” in the Proxy Statement.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSAL 1 AND PROPOSAL 2. 1.TO ADOPT THE AGREEMENT FOR AGAINST ABSTAIN AND PLAN OF MERGER, DATED OCTOBER 18, 2009, BY AND AMONG BRICKELL BAY ACQUISITION CORP., BRICKELL BAY MERGER CORP. AND ALLION HEALTHCARE, INC. 2. TO GRANT DISCRETIONARY FOR AGAINST ABSTAIN AUTHORITY TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT Label Area 4” x 1 1/2” Please mark your votes like this This Proxy, when properly executed, will be voted as specified by the undersigned stockholder. If no specification is made, this Proxy will be voted FOR adoption of the merger agreement in Proposal 1 and FOR adjournment of the Special Meeting, if necessary, to solicit additional proxies in Proposal 2. If any other matters properly come before the meeting that are not specifically set forth on the Proxy and in the Proxy Statement, it is intended that the proxies will vote in accordance with their best judgment. To change your address please mark this box and indicate new address below. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature: Signature (if held jointly): Date:, 2009. Please sign your name exactly as it appears hereon. If acting as an attorney, executor, trustee, or in other representative capacity, sign name and title.